Exhibit 10.1

EXECUTION VERSION

ASSET-BASED REVOLVING CREDIT AGREEMENT

dated as of April 24, 2013,

among

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

MOMENTIVE PERFORMANCE MATERIALS USA INC.,

as U.S. Borrower,

MOMENTIVE PERFORMANCE MATERIALS GMBH,

as Germany Silicone Borrower,

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH,

as Germany Quartz Borrower,

and

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC,

as Canadian Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE AG, DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA and UBS SECURITIES LLC,

as Documentation Agents

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Collateral Access Agreement
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Retention of Title Reserve
Schedule 1.01(a)	Acceptable Appraisers
Schedule 1.01(b)	Wholly Owned Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Existing Letters of Credit
Schedule 1.01(e)	Subsidiary Loan Parties
Schedule 1.01(f)	Unrestricted Subsidiaries
Schedule 1.01(g)	Immaterial Subsidiaries
Schedule 1.01(h)	Primary Concentration Accounts
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 4.02(b)	Local Counsel
Schedule 5.10	Post-Closing Matters
Schedule 5.12(a)	Certain Accounts
Schedule 5.12(c)	Controlled Accounts (Europe)
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

ASSET-BASED REVOLVING CREDIT AGREEMENT dated as of April 24, 2013 (this “Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC., a Delaware corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH, a company organized under the laws of Germany (the “Germany Silicone Borrower”), MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH, a company organized under the laws of Germany (the “Germany Quartz Borrower”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia, Canada (the “Canadian Borrower”; the Canadian Borrower, the Germany Silicone Borrower, the Germany Quartz Borrower and the U.S. Borrower each a “Borrower” and collectively the “Borrowers”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders and JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE AG, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, and UBS SECURITIES LLC, as Documentation Agents.

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of Loans and Letters of Credit, at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $270.0 million.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“1.5 Lien Notes” shall mean Intermediate Holdings’ 10.0% Senior Secured Notes due 2020, issued pursuant to the 1.5 Lien Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the 1.5 Lien Notes and the related registration rights agreement with substantially identical terms as the 1.5 Lien Notes.

“1.5 Lien Notes Indenture” shall mean the Indenture dated as of May 25, 2012 under which the 1.5 Lien Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” shall mean (a) the ABL Intercreditor Agreement dated as of the date hereof by and among the Borrowers, the Loan Parties, the Collateral Agent and JPMCB, as First Lien Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time or (b) any replacement thereof that contains terms not materially less favorable to the Lenders than the intercreditor agreement referred to in clause (a).

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1.0%, (b) the U.S. Prime Rate in effect for such day as announced from time to time and (c) the LIBO Rate for a one-month Interest Period for a deposit in U.S. Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in such rate due to a change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective as of the opening of business on the day of such change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan to the U.S. Borrower.

“ABR Revolving Loan” shall mean any Revolving Facility Loan denominated in U.S. Dollars and bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01(a) or (b) any other experienced and reputable appraiser reasonably acceptable to Intermediate Holdings and the Administrative Agent.

“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts receivable, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Control Agreement” shall have the meaning assigned to such term in Section 5.12(a).

“Account Debtor” shall mean, with respect to any Account, each person obligated on such Account.

“Additional Collection Account” shall mean any Collection Account of a Domestic Loan Party or a Canadian Loan Party other than a Primary Concentration Account.

“Additional M&E Borrowing Base” shall mean, with respect to any Loan Parties (other than Domestic Loan Parties, the German Borrowers or the Canadian Loan Parties) owning any Equipment in any Eligible Machinery and Equipment Jurisdiction at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a U.S. Dollar Equivalent amount) equal to:

(a) the lesser of (A) 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such Loan Parties and (B) such amount which would not cause the amount of the Eligible Machinery and Equipment under the Global Borrowing Base to exceed $50.0 million (or, after the consummation of the Specific Refinancing Transaction, $25.0 million);

minus

(b) any applicable Reserve then in effect to the extent applicable to such Loan Parties or such Eligible Machinery and Equipment.

Notwithstanding anything to the contrary, with respect to Equipment owned by any Loan Parties (other than Domestic Loan Parties and the Germany Silicone Borrower) in any Eligible Machinery and Equipment Jurisdiction, to the extent such Equipment has not been appraised on or prior to the Closing Date, such Equipment will be deemed Eligible Machinery and Equipment and will be included in an aggregate amount of up to $5.0 million in the Additional M&E Borrowing Base, the Canadian Borrowing Base or the Germany Quartz Borrowing Base, as applicable, until the first Updated Appraisal after the Closing Date that includes such Equipment (it being understood and agreed that the net book value of such Equipment as of the Closing Date is at least $10.0 million). The specified percentages set forth in this definition will not be reduced without the consent of Intermediate Holdings and any applicable Borrower.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.0%) equal to (a)(i) for any Eurocurrency Borrowing denominated in euro, the EURO LIBO Rate in effect for such Interest Period and (ii) for any Eurocurrency Borrowing denominated in U.S. Dollars or a Foreign Currency (other than euro and Canadian Dollars), the LIBO Rate for such Borrowing for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of the term “Pricing Grid.”

“Administrative Agent” shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall also include J.P.Morgan Europe Limited or any other Affiliate or branch of JPMCB or any other person designated by JPMCB, in each case acting in its capacity as “Security Trustee”, “Trustee”, “Collateral Agent” or “Agent” under any Security Document under the laws of the United States of America, England and Wales, France, Germany, Italy, the Netherlands or any other jurisdiction. Notwithstanding the foregoing, for purposes of Section 9.21, the term “Administrative Agent” shall mean JPMCB and any successor agent appointed pursuant to Section 8.09.

“Administrative Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter dated as of October 9, 2012 (as amended, restated, supplemented or otherwise modified from time to time) by and between Intermediate Holdings, the U.S. Borrower, the Germany Silicone Borrower, J.P. Morgan Securities LLC and JPMCB.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent” shall mean either the Administrative Agent and/or the Collateral Agent, as the context may require.

“Aggregate Revolving Facility Commitment” shall mean, at any time, the aggregate of the Tranche A Revolving Facility Commitment of all Tranche A Lenders and the Tranche B Revolving Facility Commitment of all Tranche B Lenders. The Aggregate Revolving Facility Commitments as of the Closing Date is $270.0 million.

“Aggregate Revolving Facility Exposure” shall mean, at any time, the sum of the Tranche A Revolving Facility Exposure of all Lenders and the Tranche B Revolving Facility Exposure of all Lenders at such time.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers for such Loans and customary consent fees for an amendment paid generally to consenting Lenders.

“AML Legislation” shall have the meaning assigned to such term in Section 9.22.

“Ancillary Agreement” shall mean any Secured Cash Management Agreement, any Secured Hedge Agreement or the Overdraft Line.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.27(a).

“Applicable Agent” shall mean (i) the Applicable Senior Collateral Agent (or other analogous term) under the ABL Intercreditor Agreement or (ii) if at any time there is no ABL Intercreditor Agreement then in effect, the Administrative Agent.

“Applicable Commitment Fee” shall mean for any day, 0.50% per annum; provided, that on and after the date of delivery of the financial statements and certificates required by Section 5.04 for the first full fiscal quarter of Intermediate Holdings after the Closing Date, the Applicable Commitment Fee will be (a) 0.375% per annum for each fiscal quarter of Intermediate Holdings during which the Average Utilization is greater than 50.0% and (b) 0.50% per annum for each fiscal quarter of Intermediate Holdings during which the Average Utilization is equal to or less than 50.0%. Changes in the Applicable Commitment Fee resulting from changes in Average Utilization shall become effective on the date of delivery of the relevant quarterly financial statements required by Section 5.04, beginning with the date of delivery pursuant to Section 5.04 of financial statements covering the first full fiscal quarter of Intermediate Holdings after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this sentence.

“Applicable Margin” shall mean for any day 2.25% per annum in the case of any Eurocurrency Loan or Euro Swingline Loan, 1.25% per annum in the case of any ABR Loan, 2.25% per annum in the case of any CDOR Rate Loan and 1.25% in the case of any Canadian Prime Rate Loan; provided, that on and after the first Adjustment Date occurring after delivery of the first Borrowing Base Certificate required by Section 5.04(i), the Applicable Margin with respect to such Revolving Facility Loans will be determined based on Average Availability for such period pursuant to the Pricing Grid.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage, immovable hypothec or lease of Real Property) to any person of any asset or assets of Intermediate Holdings or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and Intermediate Holdings (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attorney” shall have the meaning assigned to such term in Section 8.18.

“Audit Trigger Event” shall occur at any time that Excess Availability is less than the greater of (a) 15.0% of the lesser of (i) the Aggregate Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $33.75 million.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the Termination Date.

“Availability Trigger Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 12.5% of the lesser of (A) the Aggregate Revolving Facility Commitments at such time and (B) the Global Borrowing Base at such time and (ii) $27.0 million or (b) an Event of Default shall have occurred. Once occurred, an Availability Trigger Event shall be deemed to be continuing until such time as, in the case of clause (a) above, the Excess Availability is equal to or greater than the greater of (i) 12.5% of the lesser of (A) the Aggregate Revolving Facility Commitments at such time and (B) the Global Borrowing Base at such time or (ii) $27.0 million for fifteen (15) consecutive days and, in the case of clause (b) above, such Event of Default is no longer continuing; provided that, if any Cash Flow Obligations exist at any time on or after the date that is 91 days prior to the maturity date of such Cash Flow Obligations, and the aggregate principal amount of such Cash Flow Obligations maturing on such maturity date exceeds 50% of the commitments in respect of such Cash Flow Obligations maturing on such maturity date, 12.5% herein shall be 15.0% and $27.0 million herein shall be $33.75 million until such time such Cash Flow Obligations maturing on such date have been Refinanced or repaid in full.

“Available Unused Commitment” shall mean, with respect to a Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitments of such Lender at such time exceeds (b) the Aggregate Revolving Facility Exposure of such Lender at such time.

“Average Availability” shall mean, for a one-month period, an amount, expressed as a percentage, equal to (a) the daily average Excess Availability for such period divided by (b) the lesser of (i) the daily average Global Borrowing Base for such period and (ii) the daily average Aggregate Revolving Facility Commitments for such period.

“Average Utilization” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average Aggregate Revolving Facility Exposure for such period divided by (b) the daily average Aggregate Revolving Facility Commitments for such period.

“Basel III” shall mean:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III”: A global regulatory framework for more resilient banks and banking systems”, “Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” and “Borrowers” shall have the respective meanings assigned to such terms in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans or CDOR Rate Loans, as applicable, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean the Canadian Borrowing Base, the Germany Silicone Borrowing Base, the Germany Quartz Borrowing Base, the Additional M&E Borrowing Base or the U.S. Borrowing Base, as the case may be.

“Borrowing Base Acquisition Adjustment Principles” shall mean, in connection with the consummation of any acquisition of a business, equipment or other assets, Intermediate Holdings may submit a calculation of the applicable Borrowing Bases on a Pro Forma Basis with adjustments to reflect such acquisition and such Borrowing Bases, and availability hereunder shall be increased accordingly so long as, in the event that resulting Excess Availability would increase by more than $25.0 million in the aggregate for all assets acquired in such acquisition, the Administrative Agent shall have completed its review of such acquired assets, including a Collateral Audit, a German Payable Audit and/or receipt of new (or, if agreed to by the Administrative Agent, recently completed) appraisals or updates of appraisals from one or more Acceptable Appraisers as the Administrative Agent shall require in its Reasonable Credit Judgment with respect to any such acquired assets prior to the inclusion of such acquired assets in excess of $25.0 million in the Global Borrowing Base; it being understood that (i) Net Orderly Liquidation Value with respect to any assets so acquired shall be based on new appraisals or updates of appraisals from one or more Acceptable Appraisers, if required by the Administrative Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets, (ii) subject to the limitations set forth in Section 2.01(a), the Borrowers shall, for the avoidance of doubt, be allowed to utilize any increase in any Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets, and (iii) if such additional assets are of a different type of collateral than the existing assets included in any Borrowing Base, such additional assets may be subject to different advance rates or eligibility criteria or may require the imposition of additional Reserves with respect thereto as the Administrative Agent shall in its Reasonable Credit Judgment require; provided that, such advance rates applicable to a different type of collateral shall not be higher than the then highest advance rates set forth in the definition of the term “Borrowing Base” or any component definition thereof without the consent of the Special Majority Lenders. Any adjustments made to any such acquired assets shall be subject to the same adjustments and Reserves as set forth in the definitions of Eligible Receivables, Eligible Inventory and Eligible Machinery and Equipment.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of Intermediate Holdings, substantially in the form of Exhibit E (or another form reasonably acceptable to the Administrative Agent and the Borrowers) setting forth the calculation of the Global Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrowers have received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent and accompanied by supporting documentation and supplemental reporting reasonably requested by the Administrative Agent. All calculations of the Global Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by Intermediate Holdings and certified to the Administrative Agent.

“Borrowing Base Jurisdiction” shall mean Canada, England and Wales, Germany, the Netherlands and the United States of America.

“Borrowing Minimum” shall mean (a) in the case of Borrowings denominated in U.S. Dollars, $5.0 million, except in the case of Swingline Loans in U.S. Dollars, where it shall mean $1.0 million and (b) in the case of Borrowings denominated in a Foreign Currency, 5.0 million units of such Foreign Currency, except in the case of Swingline Loans to (i) a German Borrower, where it shall mean €1.0 million or (ii) the Canadian Borrower, where it shall mean CDN$1.0 million.

“Borrowing Multiple” shall mean, in the case of any Borrowing, 500,000 units of the currency in which such Borrowing is denominated.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) payment system is not open for the settlement of payments in euro, (c) when used in connection with any Loan to any German Borrower or Letter of Credit in respect of which any such German Borrower is an applicant, in each case denominated in a currency other than U.S. Dollars, the term “Business Day” shall also include any day on which banks are open for dealings in deposits in such currency in London and Frankfurt, and (d) when used in connection with any Loan to the

Canadian Borrower or Letter of Credit in respect of which the Canadian Borrower is an applicant, in each case denominated in Canadian Dollars, the term “Business Day” shall also (i) exclude any day on which banks are not open for dealings in deposits in Toronto, Ontario, but (ii) include any day on which banks are open for dealing in deposits in Toronto, Ontario.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent (determined on the basis of the applicable Spot Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the Revolving L/C Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate U.S. Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the Revolving L/C Exposure and (iii) the Swingline Exposure, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Canadian Benefit Plans” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Canadian Borrowing Base” shall mean, with respect to the Canadian Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a U.S. Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of (A) 90.0% multiplied by (B) the difference of (x) the amount in U.S. Dollars of all Eligible Receivables of such Canadian Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such Canadian Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 90.0% of Net Orderly Liquidation Value of such Eligible Inventory of such Canadian Loan Parties constituting each class of Eligible Inventory at such time; and

(iii) in the case of Eligible Machinery and Equipment, the lesser of (A) 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such Canadian Loan Parties and (B) such amount which would not cause the amount of the Eligible Machinery and Equipment under the Global Borrowing Base to exceed $50.0 million (or, after the consummation of the Specific Refinancing Transaction, $25.0 million);

minus

(b) any applicable Reserve then in effect to the extent applicable to such Canadian Loan Parties or such Eligible Receivables, Eligible Inventory or Eligible Machinery and Equipment.

Notwithstanding anything to the contrary, with respect to Equipment owned by any Loan Parties (other than Domestic Loan Parties and the Germany Silicone Borrower) in any Eligible Machinery and Equipment Jurisdiction, to the extent such Equipment has not been appraised on or prior to the Closing Date, such Equipment will be deemed Eligible Machinery and Equipment and will be included in an aggregate amount of up to $5.0 million in the Additional M&E Borrowing Base, the Canadian Borrowing Base or the Germany Quartz Borrowing Base, as applicable, until the first Updated Appraisal after the Closing Date that includes such Equipment (it being understood and agreed that the net book value of such Equipment as of the Closing Date is at least $10.0 million).

The specified percentages set forth in this definition will not be reduced without the consent of Intermediate Holdings and the Canadian Borrower.

“Canadian Dollars” and “CDN$”, shall mean the lawful currency of Canada.

“Canadian Loan Parties” shall mean the Canadian Borrower and any Subsidiary of Intermediate Holdings organized under the laws of Canada, or a province or territory thereof, that is or hereafter becomes a party to the Guarantee Agreement.

“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Canadian Loan Party in respect of its employees or former employees in Canada; provided that the term “Canadian Pension Plans” shall not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” shall mean, for any period, the rate per annum determined by the Administrative Agent to be the higher of (i) the rate of interest per annum most recently announced or established by JPMCB, Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMCB, Toronto Branch and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%). Any change in such rate due to a change in the “prime rate” or CDOR Rate shall be effective as of the opening of business on the day of such change in the “prime rate” or the CDOR Rate, as the case may be.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean a Loan denominated in Canadian dollars made by the Lenders to the Canadian Borrower which bears interest at a rate based on the Canadian Prime Rate.

“Canadian Revolving Facility Exposure” shall mean, at any time, that portion of the Aggregate Revolving Facility Exposure comprising (a) aggregate Revolving Facility Loans borrowed by the Canadian Borrower, (b) Swingline Exposure to the Canadian Borrower and (c) Revolving L/C Exposure to the Canadian Borrower.

“Canadian Sublimit” shall have the meaning assigned to such term in Section 2.01(a).

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for Intermediate Holdings and its Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of any Parent Entity after the Closing Date,

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Intermediate Holdings and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Intermediate Holdings, or any Subsidiary thereof) and for which neither Intermediate Holdings nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase of property, plant or equipment made within fifteen (15) months of the sale of any asset (other than Inventory) to the extent purchased with the proceeds of such sale (or, if not made within such period of fifteen (15) months, to the extent committed to be made during such period and actually made within a three-year period from such sale).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real (immovable) or personal (movable) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the Closing Date shall not be included in Capital Lease Obligations after the Closing Date due to any changes in GAAP or interpretations thereunder or otherwise.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Tranche A Lenders, as collateral for Revolving L/C Exposure or obligations of the Tranche A Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Flow Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of April 24, 2013, among Holdings, Intermediate Holdings, the U.S. Borrower, the Germany Silicone Borrower and the Canadian Borrower as borrowers, General Electric Capital Corporation, as the lender and JPMCB, as the administrative agent, as amended restated, supplemented or otherwise modified from time to time.

“Cash Flow Loan Documents” shall mean the Cash Flow Credit Agreement and the other “Loan Documents” under and as defined in the Cash Flow Credit Agreement.

“Cash Flow Obligations” shall mean “Obligations” under and as defined in the Cash Flow Credit Agreement.

“Cash Interest Expense” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of all fees (including fees with respect to Swap Agreements) paid by, or on behalf of, Intermediate Holdings or any Subsidiary in connection with the incurrence of Indebtedness, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts included in Interest Expenses and (d) cash interest income of Intermediate Holdings and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to Intermediate Holdings, any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, Documentation Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CDOR Rate” shall mean for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CDOR Rate Borrowing” shall mean a Borrowing comprised of CDOR Rate Loans.

“CDOR Rate Loan” shall mean a Loan denominated in Canadian Dollars made by the Lenders to the Canadian Borrower which bears interest at a rate based on the CDOR Rate.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall be deemed to occur if:

(a) at any time, (i) Intermediate Holdings shall fail to own, directly or indirectly, beneficially and of record, 100.0% of the issued and outstanding Equity Interests of any Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Intermediate Holdings shall at any time be occupied by persons who were neither (x) nominated by the Board of Directors of Intermediate Holdings or a Permitted Holder, (y) appointed by directors so nominated nor (z) appointed by a Permitted Holder or (iii) a “Change in Control” (or similar event) shall occur under (x) any of the Notes, (y) any Material Indebtedness secured by a Second-Priority Lien or (z) any Permitted Refinancing Indebtedness in respect of any of the foregoing or in respect of Indebtedness created hereunder or under the other Loan Documents (in each case to the extent constituting Material Indebtedness);

(b) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Intermediate Holdings; or

(c) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35.0% or more on a fully diluted basis of the voting interest in Intermediate Holding’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Equity Interests of Intermediate Holdings.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(a)(i), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any equivalent European regulation, all interpretations and applications thereof and any compliance by a Lender or Issuing Bank with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender or Issuing Bank with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” but a Lender shall only request payments from the Borrowers under Section 2.15 herein as a result thereof to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Tranche A Revolving Facility Loans, Tranche B Revolving Facility Loans, Swingline Loans or Other Revolving Facility Loans, if any; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a Tranche A Revolving Facility Commitment, Tranche B Revolving Facility Commitment, Swingline Commitment or an Other Revolving Facility Commitment, if any. Other Revolving Facility Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” shall mean April 24, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” or “Security Assets” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor (other than a Loan Party) in possession of Inventory or Equipment, substantially in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent.

“Collateral Agent” shall mean the party acting as collateral agent (or equivalent capacity) for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral Agent’s Liens” shall mean the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to any Collateral Agreement or any other Loan Documents.

“Collateral Agreements” shall mean (i) the Foreign Collateral Agreements and (ii) the U.S. Collateral Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that (in each case subject to

Section 5.10(f)):

(a) on the Closing Date, the Administrative Agent shall have received (i) from each Domestic Loan Party a counterpart of the U.S. Collateral Agreement, duly executed and delivered on behalf of such person, (ii) from each Foreign Loan Party, a counterpart of the applicable Foreign Collateral Agreement, duly executed and delivered on behalf of such person, (iii) from each Loan Party, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such person and (iv) from each Domestic Loan Party, a counterpart of the First-Tier Subsidiary Pledge Agreement, duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Administrative Agent shall have received a pledge of all the issued and outstanding Equity Interests of (A) Intermediate Holdings, (B) each Borrower and (C) each Wholly Owned Subsidiary owned on the Closing Date directly by Holdings, Intermediate Holdings, any Borrower or any Subsidiary Loan Party and listed on Schedule 1.01(b) (it being understood that no more than 65% of the outstanding voting Equity Interests of any “first tier” Foreign Subsidiary owned by a Domestic Loan Party or any “first tier” Qualified CFC Holding Company owned by a Domestic Loan Party shall be pledged to secure the Obligations of the Domestic Loan Parties) and (ii) in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, the Applicable Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Intermediate Holdings and each Subsidiary (other than (a) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings and its Subsidiaries, (b) to the extent that a pledge of such promissory note or instrument would violate applicable law and (c) the Japanese Intercompany Note) that is owing to any Loan Party, if evidenced by a promissory note or an instrument, shall have been pledged pursuant to the applicable Collateral Agreement (or other applicable Security Document), and (ii) the Applicable Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Wholly Owned Subsidiary which is also a Domestic Subsidiary (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) after the Closing Date, the Administrative Agent shall have received a supplement to (i) the Guarantee Agreement, (ii) the U.S. Collateral Agreement and (iii) First-Tier Subsidiary Pledge Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary;

(e) in the case of any person that becomes a Designated Foreign Subsidiary after the Closing Date, the Administrative Agent shall have received, as promptly as practicable following such event (i) a counterpart of the applicable Foreign Collateral Agreement and (ii) a supplement to the Guarantee Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such person;

(f) after the Closing Date, (i) all the outstanding Equity Interests (a) issued or owned by any person that becomes a Loan Party or a Designated Foreign Subsidiary after the Closing Date and (b) all the Equity Interests that are acquired by a Loan Party after the Closing Date (including the Equity Interests of any Special Purpose Receivables Subsidiary established after the Closing Date), shall have been pledged pursuant to the applicable Security Document; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary or any “first tier” Qualified CFC Holding Company directly owned by any Domestic Loan Party be pledged to secure the Obligations of the Domestic Loan Parties and (ii) the Applicable Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements and other similar statements or forms used in other relevant jurisdictions, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording on the Closing Date or, with respect to Collateral acquired after the Closing Date, concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) the Administrative Agent shall have received evidence of the insurance required by the terms hereof;

(i) with respect to Mortgaged Properties, such documents, instruments and other items set forth on paragraphs 1 and 2 of Schedule 5.10 to the extent required by Section 5.10(g);

(j) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(k) after the Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the Accounts, Inventory, accounts payable, books and records and the accounting systems, policies and procedures of Intermediate Holdings and its Subsidiaries by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and Intermediate Holdings, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collection Account” shall mean a deposit account or a securities account used for the collection of proceeds of Accounts of a Loan Party organized in a Borrowing Base Jurisdiction.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and any Incremental Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” shall mean the Commodities Exchange Act (7 U.S.C. §1 st. seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Intermediate Holdings and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (including all fees and expenses relating thereto) including any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs or acquisition integration costs, (ii) fees, expenses or charges related to any offering of Equity Interests of Intermediate Holdings or any Parent Entity, any Investment, acquisition or incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred or so refinanced, amended or modified, as the case may be, hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded,

(b) any net after-tax gain or loss from abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of abandoned, closed or discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of Intermediate Holdings) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (i),

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(g) any increase in amortization or depreciation or any non-cash charges or other increase or reduction in Consolidated Net Income, in each case resulting from purchase accounting shall be excluded,

(h) any non-cash impairment charges or non-cash charges resulting from the amortization of intangibles, in each case arising pursuant to the application of GAAP, shall be excluded,

(i) any non-cash expenses realized or resulting from grants and sales of stock, stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights of such person or any of its subsidiaries shall be excluded,

(j) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (2) amounts estimated in good faith to be received from insurance (determined after consultation with the Administrative Agent) in respect of lost revenues or earnings relating to liability or casualty events or business interruption shall be included (with a deduction (x) for amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for amounts so added back to the extent not so received within 365 days),

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(l) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(m) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52 shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Intermediate Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Intermediate Holdings as of such date and calculated on a Pro Forma Basis for any asset acquisition or disposition by Intermediate Holdings or a Subsidiary.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” shall have meanings correlative thereto.

“Controlled Account” shall have the meaning assigned to such term in Section 5.12(a).

“Corresponding Debt” shall have the meaning assigned to such term in Section 8.17(b).

“Credit Event” shall have the meaning assigned to such term in Section 4.01(a).

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Custodian” shall have the meaning assigned to such term in Section 8.18.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, the Council of the European Union Regulation 1346/2000/EC on insolvency proceedings, the German insolvency code (Insolvenzordnung), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case (other than for the laws of Canada or any province or territory thereto), shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.21, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Intermediate Holdings, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder, (c) has failed, within three Business Days after written request by the Administrative Agent or Intermediate Holdings, acting in good faith, to confirm in writing to the Administrative Agent and Intermediate Holdings that it will comply with its prospective funding obligations and is financially able to meet such obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Intermediate Holdings) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, provisional liquidator, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity in the applicable jurisdiction or (iii) in the good faith determination of the Administrative Agent, has taken any action in furtherance of , or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to Intermediate Holdings, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Foreign Subsidiary” shall mean each Wholly Owned Subsidiary which is a Foreign Subsidiary and is organized or incorporated in a Borrowing Base Jurisdiction.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Intermediate Holdings or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of Unrestricted Cash received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Secured Cash Management Agreement” shall have the meaning assigned to such term in the U.S. Collateral Agreement, the Obligations under which are of equal priority with the Loans in the payment waterfall under the Security Documents.

“Designated Secured Hedge Agreement” shall have the meaning assigned to such term in the U.S. Collateral Agreement, the Obligations under which are of equal priority with the Loans in the payment waterfall under the Security Documents.

“Dilution Factors” shall mean, without duplication, for any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits recorded to reduce accounts receivable by the applicable Loan Parties in a manner consistent with current accounting practices of such Loan Parties.

“Dilution Ratio” shall mean, on any date, (a) the ratio (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the Test Period divided by (ii) total gross invoiced amount of Eligible Receivables for the Test Period minus (b) 5.0%; provided, that if, on any date, the Dilution Ratio is less than 0%, the Dilution Reserve on such date shall deemed to be zero.

“Dilution Reserve” shall mean, on any date, the applicable Dilution Ratio multiplied by the Eligible Receivables of the applicable Borrowing Base on such date.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect at the time of issuance of such Equity Interests (without regard to the proviso to clause (a) of the definition of “Maturity Date” or any similar qualification to the maturity date of any Other Revolving Facility Loan); provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Intermediate Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Intermediate Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agent” shall mean, collectively, JPMorgan Chase Bank. N.A., Citigroup Global Markets Inc., Credit Suisse AG, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and UBS Securities LLC.

“Domestic Loan Party” shall mean any Loan Party that is not a Foreign Loan Party.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary or a Qualified CFC Holding Company.

“Dominion Account” shall have the meaning assigned to such term in Section 5.12(b).

“EBITDA” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Intermediate Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of Intermediate Holdings and the Subsidiaries for such period, including state, franchise and similar taxes,

(ii) Interest Expense of Intermediate Holdings and the Subsidiaries for such period (net of interest income of Intermediate Holdings and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of Intermediate Holdings and the Subsidiaries for such period,

(iv) business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, Intermediate Holdings shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,

(v) any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliates (or any accruals related to such fees and related expenses) during such period in compliance with Section 6.07(b)(xiv), and

(vii) non-operating expenses.

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Intermediate Holdings and the Subsidiaries for such period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Eligibility Adjustment Principles” shall mean, if any Account, Inventory or Equipment at any time ceases to be Eligible Receivable, Eligible Inventory or Eligible Machinery and Equipment, as applicable, then such Account, Inventory or Equipment shall promptly be excluded from the calculation of any Borrowing Base; provided, however, that if any Account, Inventory or Equipment ceases to be Eligible Receivable, Eligible Inventory or Eligible Machinery and Equipment, as applicable, because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account, Inventory or Equipment from the applicable Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to Intermediate Holdings of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Inventory and Eligible Machinery and Equipment and to establish new criteria in each case in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts, Inventory or Equipment that would require the adjustment of any (or imposition of any new) exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Inventory and Eligible Machinery and Equipment.

Any determination by the Administrative Agent in respect of any Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost and market value,” factors considered in the calculation of Net Orderly Liquidation Value, Net Orderly Liquidation Value In-Place, any Dilution Factors and the calculation of the Dilution Reserve all have the effect of reducing the applicable Borrowing Bases, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in any Borrowing Base for the same facts or circumstances.

“Eligible Inventory” shall mean all Inventory of the applicable Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that Inventory shall not be “Eligible Inventory” if any of the following shall be true with respect to such Inventory:

(a) such Inventory is not raw materials, work in process or finished goods; provided, that there shall be no duplication with regard to any raw materials that have been moved into work in process or finished good category but not removed from raw materials on record; or

(b) such Inventory is not in good, useable and saleable condition; or

(c) such Inventory is slow-moving, obsolete, defective or unmerchantable; or

(d) with respect to Inventory constituting finished goods, such Inventory is not of a type held for sale by the applicable Loan Party in the ordinary course of business; or

(e) such Inventory is held on consignment; or

(f) such Inventory for which the standard cost is higher than its recent purchase price (but only with respect to such purchase price variance); or

(g) such Inventory with respect to which such Loan Party’s selling price of such Inventory to third parties is less than such Loan Party’s actual costs to manufacture such Inventory (but only with respect to such difference); or

(h) such Inventory is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or

(i) such Inventory is not covered by casualty insurance required by this Agreement; or

(j) a customer has taken possession of such Inventory; or

(k) such Inventory does not meet in all material respects all applicable standards imposed by any relevant Governmental Authority; or

(l) such Inventory does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(m) such Inventory is located in a public warehouse or tolling facilities, in possession of a bailee or in a facility leased by such Loan Party; provided that such Inventory will be Eligible Inventory if the Collateral Agent has received a Collateral Access Agreement or such other documentation reasonably satisfactory to the Administrative Agent with respect to the location of such Inventory (and, if no such Collateral Access Agreement or such other documentation has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but the Administrative Agent may impose Reserves consisting of amounts owed related to rent, tolling or other processing services and payable by such Loan Party with respect to such Inventory or facility); or

(n) such Inventory is located outside of a Borrowing Base Jurisdiction (other than Inventory which is in transit between Borrowing Base Jurisdictions and, if reasonably requested by the Administrative Agent, subject to the possession by the Administrative Agent of applicable bills of lading or other documents in form and substance reasonably acceptable to the Administrative Agent with respect to such Inventory in transit); or

(o) such Inventory constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels, mandrels, tooling item or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business; or

(p) such Inventory is subject to the intellectual property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the Administrative Agent determines, in its Reasonable Credit Judgment, that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party; or

(q) such Inventory is commingled with the Inventory of a third party; provided, that any Inventory constituting methanol and actually purchased by the Germany Silicone Borrower shall be Eligible Inventory (for the avoidance of doubt, any accounting adjustment made by the Germany Silicone Borrower to reflect commingled Inventory not owned by the Germany Silicone Borrower shall not be Eligible Inventory); or

(r) such Inventory is reserved against by such Loan Party related to shrink; or

(s) such Inventory is sold from Intermediate Holdings or any Subsidiary to Intermediate Holdings or any other Subsidiary, but only to the extent of the profit recorded in relation to such sale.

“Eligible Machinery and Equipment” shall mean all Equipment of any applicable Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that Equipment shall not be “Eligible Machinery and Equipment” if any of the following shall be true with respect to such Equipment:

(a) such Loan Party does not have good, valid and marketable title to such Equipment; or

(b) such Equipment is located outside an Eligible Machinery and Equipment Jurisdiction; or

(c) such Equipment is located in a public warehouse or tolling facilities, in possession of a bailee or in a facility leased by such Loan Party; provided that such Equipment will be Eligible Machinery and Equipment if the Collateral Agent has received a Collateral Access Agreement or such other documentation reasonably satisfactory to the Administrative Agent with respect to the location of such Equipment (and, if no such Collateral Access Agreement or such other documentation has been received with respect to such location, such Equipment will nevertheless be Eligible Machinery and Equipment but the Administrative Agent may impose Rent Reserves with respect to such location); or

(d) such Equipment is obsolete, unmerchantable or is not in good working condition; or

(e) such Equipment is damaged or defective and is not repairable; or

(f) such Equipment is located at an outside repair facility (unless payables in respect thereof are reserved); or

(g) such Equipment does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(h) such Equipment does not meet in all material respects all applicable standards imposed by any relevant Governmental Authority; or

(i) such Equipment is not covered by casualty insurance required by this Agreement; or

(j) such Equipment is owned by a Loan Party organized in England and Wales and events set forth in Section 7.01(h), (i) or (j) with respect to such Loan Party have occurred; provided that 60 days in Section 7.01(h) or (j) shall be 14 days for the purpose of this definition; or

(k) such Equipment is owned by a Loan Party organized in England and Wales and such Loan Party is an employer (for the purposes of Section 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

“Eligible Machinery and Equipment Jurisdiction” shall mean Canada, England and Wales, Germany and the Netherlands.

“Eligible Receivables” shall mean the gross outstanding balance of each Account of the applicable Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true with respect to such Account:

(a) such Account arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party (it being understood that Momentive Specialty Chemicals Holdings LLC and its subsidiaries shall not be deemed to be a direct or indirect parent or Subsidiary of a Loan Party to the extent the sale to which such Account related was undertaken on arm’s length commercial terms); or

(b) (i) such Account remains unpaid for more than 60 days after the original due date shown on the invoice, (ii) such Account remains unpaid for more than 120 days after the original invoice date or (iii) such Account has been written off the books of the applicable Loan Party or has otherwise been designated as uncollectible; provided, that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances; or

(c) 50.0% or more of the outstanding Accounts owing from the Account Debtor have become, in accordance with the provisions of clause (b) above, ineligible; or

(d) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(e) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any applicable Loan Party (but only to the extent that such Affiliate has contractual rights of offset and to the extent of such applicable offset) unless such Account Debtor has executed a no-offset letter in a form reasonably satisfactory to the Collateral Agent; or

(f) excluding Accounts subject to clause (e) hereof, such Account is subject to any deduction, offset, counterclaim, deposit, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustments or other conditions other than volume sales discounts given in the ordinary course of business of the applicable Loan Party; provided, however, that such Account shall be ineligible pursuant to this clause (f) only to the extent of such deduction, offset, counterclaim, deposit, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustment, or other condition; or

(g) the Account Debtor on such Account has then currently (i) commenced a voluntary case under any Debtor Relief Law or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (ii) made an assignment, composition or arrangement for the benefit of its creditors generally, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, or (iv) has failed, suspended business, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs, unless (A) such Account Debtor (x) is a debtor-in-possession in a case then pending under U.S. Bankruptcy Code or under any other Debtor Relief Law, (y) has received “debtor in possession” financing reasonably satisfactory to the Administrative Agent and (z) otherwise satisfies each of the requirements set forth in the definition of “Eligible Receivables” or (B) such Accounts are fully covered by credit insurance, letters of credit or other sufficient third party credit support reasonably acceptable to the Administrative Agent, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability; or

(h) such Account arises from a sale made or services rendered to an Account Debtor that is headquartered or organized in a jurisdiction that is not an Eligible Receivables Jurisdiction which (along with other similar Accounts) exceeds $25.0 million after the application of the applicable advance rate (which $25.0 million shall be allocated, first, to the U.S. Borrowing Base and, second, to all other Borrowing Bases on a pro rata basis) in the aggregate for all such Account Debtors (but only in the amount of such excess), unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent in its Reasonable Credit Judgment; or

(i) (A) such Account arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (B) such Account is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(j) such Account is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this clause (j) shall only apply with respect to, and to the extent of, such partial payment); or

(k) with respect to such Account an invoice has not been sent to the applicable Account Debtor; or

(l) to the extent constituting the obligation of an Account Debtor in respect of commissions, interest, service or similar charges or fees; or

(m) the Account Debtor is the United States of America, any State or any political subdivision or department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended, or complies with any similar applicable state or local law as the Administrative Agent may require; or

(n) the goods giving rise to such Account have not been delivered to (or delivered but title has not passed) or accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or such Account otherwise does not represent a final sale by the applicable Borrower or the applicable Subsidiary in the ordinary course of business; or

(o) such Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(p) the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States of America or any state or local government of the United States of America); or

(q) such Account is owing by an Account Debtor to the extent that the total Accounts of such Account Debtor to the applicable Loan Parties represent more than 15.0% (or in the case of an Account Debtor with a rating of Baa3 (or higher) according to Moody’s and BBB- (or higher) according to S&P, 20.0%) of the Eligible Receivables included in the Global Borrowing Base at such time, but only to the extent of such excess; or

(r) such Account is not in material compliance with all applicable laws and regulations; or

(s) as to which the contract or agreement underlying such Account is governed by (or, if no law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than any Eligible Receivables Jurisdiction (unless such Account is otherwise an Eligible Receivable pursuant to (and up to the $25.0 million threshold specified in) clause (h) above); or

(t) if such Account is owed in any currency other than U.S. Dollars and a Loan Party has recorded a foreign exchange revaluation accrual with respect to such Accounts, then an amount equal to such foreign exchange revaluation accrual.

“Eligible Receivables Jurisdiction” shall mean any of Austria, Belgium, Canada, Denmark, England and Wales, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United States of America.

“EMU Legislation” shall mean the legislative measures of the European Union relating to Economic and Monetary Union.

“English Loan Parties” shall mean any Subsidiary of Intermediate Holdings incorporated or organized under the laws of England and Wales that is or hereafter becomes a party to the Guarantee Agreement.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders-in-council, orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equipment” shall mean all machinery, apparatus, equipment, fittings, furniture, motor vehicles, and other fixed assets owned by any Loan Party and used or held for sale by such Loan Party in the ordinary course of its business, whether now owned or hereafter acquired by a Loan Party and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefore.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding convertible debt securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Intermediate Holdings or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or, prior to the effectiveness of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA as in effect prior to the effectiveness of the Pension Act); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by Intermediate Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical status “ (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“euro” shall mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EURO LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in euro, for any Interest Period, the offered rate for deposits in euros in the European interbank market for the relevant Interest Period that is determined by the Banking Federation of the European Union, and displayed on the appropriate page of the Telerate Screen, at or about 11:00 am (Brussels time) on the relevant quotation date for the delivery of euros on the first day of the relevant Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURO LIBO Rate”

shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in euro are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Euro Swingline Loan” shall mean a Swingline Loan denominated in euro and made to a German Borrower or the Canadian Borrower pursuant to Section 2.04.

“Euro Swingline Rate” shall mean, with respect to any Euro Swingline Loan, for any day, a rate per annum equal to such rate as the Swingline Lender shall determine adequately reflects the costs to the Swingline Lender of making or maintaining such Euro Swingline Loan on such day.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Availability” shall mean, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Facility Commitments at such time minus the Aggregate Revolving Facility Exposure at such time and (b) the Global Borrowing Base at such time minus the Aggregate Revolving Facility Exposure at such time. If the Aggregate Revolving Facility Exposure is equal to or greater than the Aggregate Revolving Facility Commitments or the Global Borrowing Base (or the Aggregate Revolving Facility Commitments have been terminated), Excess Availability is zero.

“Excluded Accounts” shall have the meaning assigned to such term in Section 5.12(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(f).

“Excluded Swap Obligation” shall mean (as such definition may be modified from time to time as agreed by Intermediate Holdings and the Administrative Agent), with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) any income Taxes imposed on (or measured by) its net income (or franchise Taxes imposed in lieu of net income Taxes) by the United States of America, the Federal Republic of Germany or Canada (or any political subdivision, state or locality of any of them) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in (or being resident in) such jurisdiction for Tax purposes (provided that no such person shall be deemed to be located or engaged in a trade or business in any jurisdiction solely as a result of otherwise being a party under this Agreement or any other Loan Document), (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, and any Taxes imposed by the Federal Republic of Germany on a Lender on the basis of sec. 50a para. 7 German Income Tax Act by way of deduction at the source of the relevant income if such withholding Tax assessment is caused by the Lender’s failure to comply with its Tax obligations in Germany (such Lender being obliged to declare in good faith and on the basis of reasonable inquiries if it has complied with its Tax obligations), (c) in the case of a Lender, any withholding Tax that (x) is in effect and would apply to amounts payable under the Loan Documents to a Lender at the time such Lender becomes a party to such Loan to such Borrower (other than pursuant to an assignment request by the Borrower under Section 2.19), or designates a new lending office (or, in the case of Taxes that would be payable on the basis of the Loans being secured by German real estate (for the avoidance of doubt, including such Taxes imposed on the basis of Section 50a para 7 German Income Tax Act), notwithstanding that no Loans will be secured by German real estate as of the Closing Date, and whether or not any Loans are secured by German real estate at the time such Lender becomes a party to such Loan, any such Tax that is in effect and would apply to amounts payable hereunder to such Lender at the later of (i) the time such Lender becomes a party to such Loan to such Borrower (or designates a new lending office) or (ii) the time such Loan is secured by such German real estate), except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new lending office (for the absence of doubt, other than the lending office at the time such Lender becomes a party to such Loan) was entitled, at the time of such assignment or designation of a new lending office, respectively, to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(f) or (g) and (d) any U.S. federal withholding Tax imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.27(a).

“Existing Credit Facility Agreement” shall mean that amended and restated credit agreement, dated as of February 10, 2011, by and among Holdings, Intermediate Holdings, the U.S. Borrower, the Germany Silicone Borrower, lenders party thereto, JPMCB, as administrative agent and any other persons party thereto from time to time (as amended and modified from time to time heretofore).

“Existing Letters of Credit” shall mean those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.01(d).

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.20(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(e).

“Extension” shall have the meaning assigned to such term in Section 2.20(e).

“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person and in the case of a Foreign Loan Party, shall also mean each person performing similar duties as the foregoing (including any director of a Foreign Loan Party).

“Financial Performance Covenant” shall mean the covenant of Intermediate Holdings and its Subsidiaries set forth in Section 6.10.

“First Lien Notes” shall mean Intermediate Holdings’s 8.875% First-Priority Senior Secured Notes due 2020, issued by MPM Escrow LLC and MPM Finance Escrow Corp. pursuant to the First Lien Notes Indenture and assumed by Intermediate Holdings pursuant to a supplemental indenture dated as of November 16, 2012 and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the First Lien Notes Indenture and the related registration rights agreement with substantially identical terms as the First Lien Notes.

“First Lien Notes Indenture” shall mean the Indenture dated as of October 25, 2012 under which the First Lien Notes were issued, among MPM Escrow LLC and MPM Finance Escrow Corp., MPM Topco LLC and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“First-Tier Subsidiary Pledge Agreement” shall mean the First Tier Subsidiary Pledge Agreement, dated as of the date hereof, among the Domestic Loan Parties and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a)(i) EBITDA for the most recent period of four consecutive fiscal quarters of Intermediate Holdings for which financial statements are available minus (ii) non-financed Capital Expenditures of Intermediate Holdings and its Subsidiaries during such period (for the avoidance of doubt, any Capital Expenditures financed by proceeds of the Loans shall be considered non-financed Capital Expenditures) minus (iii) cash taxes paid during such period to (b) the sum of (i) scheduled principal payments required to be made during such period in respect of Indebtedness for borrowed money or Indebtedness consisting of Capital Lease Obligations plus (ii) the Cash Interest Expense for such period plus (iii) Restricted Payments pursuant to Sections 6.06(h) or (i), in each case to the extent paid by Intermediate Holdings in cash during such period, all determined for Intermediate Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP; provided, that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Foreign Collateral Agreement” shall mean one or more security agreements, charges, hypothecs, mortgages or pledges with respect to the Collateral (other than Pledged Collateral or Collateral that is subject to a Mortgage) of a Foreign Subsidiary Loan Party, including but not limited to the German Collateral Documents, each in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Currency” shall mean (a) in the case of Letters of Credit, any currency reasonably acceptable to the Administrative Agent and the Issuing Bank and (b) otherwise, euro, Canadian Dollars, Sterling and Swiss francs.

“Foreign Currency Letter of Credit” shall mean any Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” shall mean any Lender (a)(i) that is not disregarded for U.S. federal income tax purposes and (ii) that is organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia or (b)(i) that is disregarded for U.S. federal income tax purposes and (ii) whose owner for U.S. federal income tax purposes is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to any German Borrower or the Canadian Borrower.

“Foreign Loan Party” shall mean any Loan Party that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Official” shall mean an officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof. Foreign Official also includes officers, employees, representatives, or agents of any entity owned or controlled directly or indirectly by a government, including through ownership by a sovereign wealth fund.

“Foreign Pension Plan” shall mean any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to the laws of the United States of America and that is established, maintained or contributed to by Intermediate Holdings or any of its Subsidiaries or in respect of which Intermediate Holdings or any of its Subsidiaries has any liability, obligation or contingent liability.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean any Subsidiary Loan Party that is a Foreign Subsidiary.

“Fund” shall mean Apollo Management VI, L.P.

“Fund Affiliates” shall mean (i) each Affiliate of the Fund (together with the Fund, the “Apollo Sponsors”), (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P. and (iii) any person that forms a group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) with any Apollo Sponsor, provided, in the case of this clause (iii), that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of Intermediate Holdings.

“Fund Termination Fee” shall have the meaning specified in Section 6.07(b)(xiv).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02(b); provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02 to a Foreign Subsidiary (and not as a consolidated Subsidiary of Intermediate Holdings) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“German Borrower” shall mean Germany Silicone Borrower or Germany Quartz Borrower, as the case may be.

“German Collateral Document” shall mean, individually and collectively as the context may require, each pledge agreement, security agreement, guarantee or other agreement that is entered into by any German Loan Party or any person who is the holder of Equity Interests in any German Loan Party in favor of the Collateral Agent and/or the Secured Parties, and any other pledge agreement, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Germany, securing the Obligations, in each case in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“German Loan Parties” shall mean, the German Borrowers and each other Subsidiary of Intermediate Holdings organized under the laws of Germany, that is or hereafter becomes a party to the Guarantee Agreement.

“German Payable Audit” shall mean an audit performed by the Administrative Agent with respect to accounts payable of any German Borrower and any related Retention of Title Reserves.

“German Review Trigger Event” shall occur at any time that Excess Availability is less than the greater of (a) 25.0% of the lesser of (i) the Aggregate Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $54.0 million. Once occurred, a German Review Trigger Event shall be deemed to be continuing until such time as the Excess Availability is equal to or greater than the greater of (a) 25.0% of the lesser of (i) the Aggregate Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $54.0 million for fifteen (15) consecutive days.

“German Revolving Facility Exposure” shall mean, at any time, with respect to any German Borrower, that portion of the Aggregate Revolving Facility Exposure comprising (a) aggregate Revolving Facility Loans borrowed by such German Borrower, (b) Swingline Exposure to such German Borrower and (c) Revolving L/C Exposure to such German Borrower.

“German Sublimit” shall have the meaning assigned to such term in Section 2.01(a).

“Germany Quartz Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Germany Quartz Borrowing Base” shall mean, with respect to the Germany Quartz Borrower at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a U.S. Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of (A) 90.0% multiplied by (B) the difference of (x) the face amount in U.S. Dollars of all Eligible Receivables of the Germany Quartz Borrower minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of the Germany Quartz Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 90.0% of Net Orderly Liquidation Value of such Eligible Inventory of the Germany Quartz Borrower constituting each class of Eligible Inventory at such time; and

(iii) in the case of Eligible Machinery and Equipment, the lesser of (A) 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of the Germany Quartz Borrower and (B) such amount which would not cause the amount of the Eligible Machinery and Equipment under the Global Borrowing Base to exceed $50.0 million (or, after the consummation of the Specific Refinancing Transaction, $25.0 million);

minus

(b) any applicable Reserve then in effect to the extent applicable to the Germany Quartz Borrower or such Eligible Receivables, Eligible Inventory or Eligible Machinery and Equipment.

Notwithstanding anything to the contrary, with respect to Equipment owned by any Loan Parties (other than Domestic Loan Parties and the Germany Silicone Borrower) in any Eligible Machinery and Equipment Jurisdiction, to the extent such Equipment has not been appraised on or prior to the Closing Date, such Equipment will be deemed Eligible Machinery and Equipment and will be included in an aggregate amount of up to $5.0 million in the Additional M&E Borrowing Base, the Canadian Borrowing Base or the Germany Quartz Borrowing Base, as applicable, until the first Updated Appraisal after the Closing Date that includes such Equipment (it being understood and agreed that the net book value of such Equipment as of the Closing Date is at least $10.0 million).

The specified percentages set forth in this definition will not be reduced without the consent of Intermediate Holdings and the Germany Quartz Borrower. Under no circumstance shall the aggregate sum of the Germany Silicone Borrowing Base and the Germany Quartz Borrowing Base constitute more than the greater of (i) 50.0% of the Aggregate Revolving Facility Commitments and (ii) 50.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).

“Germany Silicone Availability” shall mean the sum of the Germany Silicone Borrowing Base, the Canadian Borrowing Base, the U.S. Borrowing Base and the Additional M&E Borrowing Base.

“Germany Silicone Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Germany Silicone Borrowing Base” shall mean, with respect to the Germany Silicone Borrower at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a U.S. Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of (A) 90.0% multiplied by (B) the difference of (x) the face amount in U.S. Dollars of all Eligible Receivables of the Germany Silicone Borrower minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of the Germany Silicone Borrower (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 90.0% of Net Orderly Liquidation Value of such Eligible Inventory of the Germany Silicone Borrower constituting each class of Eligible Inventory at such time; and

(iii) in the case of Eligible Machinery and Equipment, the lesser of (A) 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of the Germany Silicone Borrower and (B) such amount which would not cause the amount of the Eligible Machinery and Equipment under the Global Borrowing Base to exceed $50.0 million (or, after the consummation of the Specific Refinancing Transaction, $25.0 million);

minus

(b) any applicable Reserve then in effect to the extent applicable to the Germany Silicone Borrower or such Eligible Receivables, Eligible Inventory or Eligible Machinery & Equipment.

The specified percentages set forth in this definition will not be reduced without the consent of Intermediate Holdings and the Germany Silicone Borrower. Under no circumstance shall the aggregate sum of the Germany Silicone Borrowing Base and the Germany Quartz Borrowing Base constitute more than the greater of (i) 50.0% of the Aggregate Revolving Facility Commitments and (ii) 50.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).

“Global Borrowing Base” shall mean the sum of the Canadian Borrowing Base, the Germany Silicone Borrowing Base, the Germany Quartz Borrowing Base, the Additional M&E Borrowing Base and the U.S. Borrowing Base.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent as amended, supplemented or otherwise modified from time to time.

“Guarantor” shall mean any Loan Party party to the Guarantee Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedge Agreement (or on the Closing Date), is an Agent, Documentation Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings Date” shall have the meaning assigned to such term in Section 9.18(b).

“Holdings PIK Note” shall mean the pay-in-kind note or notes issued by Holdings to General Electric Company and certain of its subsidiaries on December 4, 2006.

“Immaterial Subsidiary” shall mean any Subsidiary (other than (i) any Loan Party or (ii) Japan Acquisition Co.) (a) identified on Schedule 1.01(g) or (b) that is designated by Intermediate Holdings as an Immaterial Subsidiary hereunder after the Closing Date by prior written notice to the Administrative Agent; provided, that a Subsidiary shall only be permitted to be an Immaterial Subsidiary so long as (x) as of the last day of the fiscal quarter of Intermediate Holdings most recently ended, (A) such Immaterial Subsidiary did not have assets with a value in excess of 5.0% of the Consolidated Total Assets and revenues representing in excess of 5.0% of total revenues of Intermediate Holdings and the Subsidiaries on a consolidated basis as of such date and (B) when taken together with all other Immaterial Subsidiaries as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 10.0% of the Consolidated Total Assets and revenues representing in excess of 10.0% of total revenues of Intermediate Holdings and the Subsidiaries on a consolidated basis as of such date and (y) Intermediate Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Intermediate Holdings, certifying to the best of such officer’s knowledge, compliance with the requirements of clause (x). Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice to the Administrative Agent.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Intermediate Holdings or any Parent Entity and the accretion of original issue discount or liquidation preference.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (i) the greater of (a) $80.0 million and (b) the excess (if any) of the Global Borrowing Base at such time over the amount of the then-effective Aggregate Revolving Facility Commitments at such time over (ii) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.20 (other than Incremental Commitments in respect of Extended Revolving Facility Commitments).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among any Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Facility Loans to any Borrower.

“Incremental Lender” shall mean a Lender with an Incremental Commitment or an outstanding Incremental Revolving Facility Loan.

“Incremental Revolving Facility Loans” shall mean Tranche A Revolving Facility Loans and Tranche B Revolving Facility Loans or other Loans made by one or more Lenders to any Borrower pursuant to Section 2.01(d). Incremental Revolving Facility Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Facility Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany current liabilities arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (iv) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean any of the persons identified in writing to the Administrative Agent by Intermediate Holdings on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by Intermediate Holdings from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than Intermediate Holdings, a Borrower or a Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Intermediate Holdings and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan) the last Business Day of each March, June, September and December and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing or CDOR Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such Interest Periods or any shorter period, if consented to by the Administrative Agent), as the Borrower may elect, or the date any Eurocurrency Borrowing or CDOR Rate Borrowing is converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable, in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b)(i) as to any Swingline Borrowing made by a Borrower, the period commencing on the date of such Borrowing and ending on the day that is one (1) day or seven (7) days thereafter or (ii) as to any Settlement of Euro Swingline Loans, the period commencing on the date of such Settlement and ending on the day that is seven (7) days thereafter. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean JPMCB and each other Tranche A Lender designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“ITA” shall mean the Income Tax Act (Canada), as amended.

“Japan Acquisition Co.” shall mean Momentive Performance Materials Japan LLC (formerly known as Momentive Performance Materials Japan GK), a company organized under the laws of Japan.

“Japanese Intercompany Notes” shall mean, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit. The amount of any L/C Disbursement made by an Issuing Bank in a Foreign Currency and not reimbursed by the applicable Borrower, shall be determined as set forth in paragraph (e) or (n) of Section 2.05, as applicable.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean a Tranche A Lender and a Tranche B Lender, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.20.

“Lending Office” shall mean as to any Lender such Lender’s U.S. Lending Office or Foreign Lending Office.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Foreign Currency Letter of Credit and each Existing Letter of Credit. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Facility” shall mean any facility or arrangement established by Intermediate Holdings or any Subsidiary pursuant to which letters of credit will be issued by financial institutions for the account of Intermediate Holdings or any Subsidiary, which, for the avoidance of doubt, such facility or arrangement may include, without limitation, any revolving credit facility, any cash-collateralized letter of credit facility, any “synthetic” letter of credit facility, or any similar or other arrangement or combination thereof.

“Letter of Credit Sublimit” shall mean $125.0 million.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars and euros), for any Interest Period, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1.0%) of the offered rates for deposits in U.S. Dollars (or, as applicable, such other currency) with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which U.S. Dollar (or such other currency) deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period (and with respect to Eurocurrency Borrowings in Sterling on the first day of such Interest Period); provided, however, that (a) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (b) if Reuters Screen LIBOR01 shall at any time no longer exist and if the Administrative Agent has failed to designate an alternative page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered U.S. Dollar deposits of $5,000,000 (or deposits in any other applicable currency in the U.S. Dollar Equivalent Amount thereof) and for a maturity comparable to such Interest Period at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in immediately available funds in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, assignment by way of security, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Document Obligations” shall mean (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of

Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of each Borrower to any of the Secured Parties under hereunder and each of the other Loan Documents, including obligations to pay fees, expenses and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each Borrower or each other Loan Party hereunder or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any Promissory Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02 and 7.01 hereof, the Administrative Agent Fee Letter.

“Loan Parties” shall mean Holdings (other than with respect to Section 5.12), Intermediate Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans, Other Revolving Facility Loans (if any) and the Swingline Loans.

“Local Time” shall mean New York City time; provided, however, that, with respect to any notice given to or by, or any payment made to or by, a German Borrower or the Canadian Borrower in respect of Loans or Letters of Credit denominated in a currency other than U.S. Dollars, “Local Time” shall mean London time.

“Management Group” shall mean the group consisting of the directors, executive officers and other key management personnel of any Parent Entity, Intermediate Holdings and its Subsidiaries, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity or Intermediate Holdings or the Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of any Parent Entity, Intermediate Holdings or a Subsidiary, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other key management personnel of any Parent Entity or Intermediate Holdings and its Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of any Parent Entity or Intermediate Holdings or a Subsidiary, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of Intermediate Holdings and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit hereunder), in each case of any one or more of Intermediate Holdings or any Subsidiary, in an aggregate principal amount exceeding $50.0 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean (a) with respect to the Commitments in effect on the Closing Date, April 24, 2018; provided, that if, (i) on the date that is 91 days prior to the maturity date of the Senior Subordinated Notes (the “Early Maturity Test Date”), the aggregate principal amount of Senior Subordinated Notes outstanding exceeds $50.0 million, the Maturity Date for such Commitments will be the Early Maturity Test Date and (ii) anytime on and from the Early Maturity Test Date, the sum of (1) Excess Availability plus (2) the aggregate amount of Unrestricted Cash and Permitted Investments of Intermediate Holdings and the Subsidiaries is less than the aggregate principal amount of the Senior Subordinated Notes outstanding at such time (“Early Maturity Test Threshold”), then the Maturity Date for such Commitments will be on such date that is three (3) Business Days after the Early Maturity Test Threshold is triggered (if such Early Maturity Test Threshold is still triggered on such date) and (b) with respect to any other Class of Loans or Commitments, the maturity date specified therefor in the applicable Incremental Assumption Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105.0% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (b) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean the Real Properties owned in fee or freehold by the Loan Parties that are set forth on Schedule 1.01(c) and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, immovable hypothecs, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and Intermediate Holdings, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Intermediate Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, on any date, the applicable Net Orderly Liquidation Value Percentage multiplied by the Eligible Inventory of the applicable Borrowing Base on such date.

“Net Orderly Liquidation Value In-Place” shall mean, at any time, with respect to any applicable Eligible Machinery and Equipment, the net orderly liquidation value in-place of such Equipment, as determined by reference to the most recent third-party appraisal of such Equipment received by the Administrative Agent in accordance with the terms hereof.

“Net Orderly Liquidation Value Percentage” shall mean, the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the lower of cost and market of such Inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such Inventory received by the Administrative Agent in accordance with the terms hereof. The Net Orderly Liquidation Value Percentage applicable as of the Closing Date shall be 76.1%.

“New Collection Account” shall have the meaning assigned to such term in Section 5.12(b)(iv).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Notes” shall mean, collectively, the First Lien Notes, the Springing Lien Notes, the 1.5 Lien Notes and the Senior Subordinated Notes.

“Notes Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Notes-Priority Lien” shall mean any Lien that (i) is senior to the Liens securing the Obligations in respect of the Notes Priority Collateral and (ii) is subordinated to the Liens securing the Obligations in respect of the ABL Priority Collateral, in each case pursuant to, and otherwise subject to the terms of, the ABL Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Obligations” shall mean (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under (i) each Secured Hedge Agreement and (ii) each Secured Cash Management Agreement; provided that holders of Obligations in respect of the Designated Secured Hedge Agreements and the Designated Secured Cash Management Agreements shall not be entitled to a claim in excess of $30.0 million that will be equal in priority with the Loans in the payment waterfall pursuant to Section 4.02 of the U.S. Collateral Agreement, and (c) the due and punctual payment and performance of all obligations in respect of the Overdraft Line; provided that in no event shall the holders of the obligations referred to in this clause (c) have the right to receive proceeds in respect of a claim in excess of $25.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of

Indebtedness incurred by Intermediate Holdings and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by Intermediate Holdings and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents. Notwithstanding the foregoing, “Obligations”, with respect to any Guarantor, shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” shall mean, collectively, the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Offering Memorandum” shall mean the Offering Memorandum, dated October 11, 2012, in respect of the First Lien Notes.

“Other Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or registration or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (for the avoidance of doubt, excluding taxes on amounts payable to Lenders hereunder that would be imposed on Lenders as a result of the provision of German Real Property as Collateral).

“Overadvance” shall have the meaning assigned to such term in Section 2.01(b).

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Parallel Debt” shall have the meaning assigned to such term in Section 8.17(a).

“Parent Entity” shall mean any direct or indirect parent of Intermediate Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(b)(i)(B).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Conditions” shall mean that (a) prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, no Default or Event of Default shall have occurred and be continuing and (b) on a Pro Forma Basis after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined (i) Pro Forma Availability on the date of such action and as of the last day of each of the two consecutive succeeding months ending after such date (as projected by Intermediate Holdings in good faith) shall be equal to or greater than the greater of (x) 20.0% of the lesser of (A) the Aggregate Revolving Facility Commitments then in effect and (B) the Global Borrowing Base then in effect and (y) $38.2 million (the “Non-Fixed Charge Threshold”) or (ii) if Pro Forma Availability on the date of such action and as of the last day of each of the two consecutive succeeding months ending after such date (as projected by Intermediate Holdings in good faith) is less than the Non-Fixed Charge Threshold, (1) such Pro Forma Availability shall be equal to or greater than the greater of (x) 15.0% of the lesser of (A) the Aggregate Revolving Facility Commitments then in effect and (B) the Global Borrowing Base then in effect and (y) $33.75 million, and (2) the Fixed Charge Coverage Ratio for the Test Period most recently ended, determined on a Pro Forma Basis, shall be no less than 1.0 to 1.0.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Perfected Security Interest” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (a) such Lien is governed by the law of the jurisdiction in which such Collateral is located or to which such Collateral is subject, (b) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien (which Permitted Lien is junior in priority to the Collateral Agent’s Lien on such Collateral, is arising by operation of law as described in Section 6.02(d), (e), (k) or (r) or is subject to a Reserve) and (c) all applicable perfection requirements required by the Loan Documents have been completed.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) except for acquisitions and/or investments made after the Closing Date with an aggregate fair market value (as determined by Intermediate Holdings in good faith) of less than $50.0 million (cumulatively for all such acquisitions and/or investments made after the Closing Date when the Payment Conditions are not satisfied), the Payment Conditions are satisfied after giving effect to such Permitted Business Acquisition on a Pro Forma Basis; (d) any acquired or newly formed

Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (e) any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party by merger or amalgamation, shall be merged or amalgamated into a Borrower or a Subsidiary Loan Party or, if required by Section 5.10, become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10), and (f) any such acquisitions and investments in assets that are not owned by the Borrowers or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall only be permitted if the Payment Conditions are satisfied after giving effect to such Permitted Business Acquisition on a Pro Forma Basis; provided that, if such acquisition is of a public company, the board of directors of such target company shall not have advised the shareholders of such target company to vote against the acquisition at the time of such vote.

“Permitted Cure Securities” shall mean any equity securities of Intermediate Holdings other than Disqualified Stock upon which all dividends or distributions (if any) shall, prior to 91 days after the latest Maturity Date then in effect, be payable solely in additional shares of such equity security.

“Permitted Holder” shall mean any of (i) the Fund and the Fund Affiliates, (ii) the Management Group and any family member of or family trust established by a member of the Management Group and (iii) any person that has no material assets other than the capital stock of Intermediate Holdings or a Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Intermediate Holdings, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of Intermediate Holdings (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, Canada, any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) either (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 or (B) are money market funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities laws) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (b) above) in an aggregate face amount not in excess of 0.50% of the Consolidated Total Assets, as of the end of Intermediate Holding’s most recently completed fiscal year for which financial statements have been delivered pursuant to Section 5.04; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions by Intermediate Holdings or a Subsidiary pursuant to which Intermediate Holdings or such Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of Intermediate Holdings or such Subsidiary, and any assets related thereto including all contracts and all guarantees or other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that (a) recourse to Intermediate Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Intermediate Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), and (b) the aggregate Receivables Net Investment outstanding at any time shall not exceed $30.0 million.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not shorter than the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect (or, other than with respect to the Senior Subordinated Notes, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be (or, in the case of a Refinancing of the Senior Subordinated Notes, may but shall not be obligated to be) subordinated in right of payment to such Loan Document Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Article VI; (ii) other than with respect to any Permitted Refinancing Indebtedness of the Senior Subordinated Notes, other guarantees and security may be added to the extent then permitted under Article VI and (iii) any Permitted Refinancing Indebtedness of the Senior Subordinated Notes may have guarantees or security so long as, in the case of security, such security is subject to Second-Priority Liens and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 6.02.

“person” shall mean any natural person, consortium, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Intermediate Holdings, any Subsidiary or any ERISA Affiliate, or (iii) in respect of which Intermediate Holdings, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreements.

“PPSA” shall mean the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Pricing Grid” shall mean the table set forth below:

Average Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans and Euro Swingline Loans	Applicable Margin for Canadian Prime Rate Loans	Applicable Margin for CDOR Loans
Equal to or greater than 66.6%	0.75%	1.75%	0.75%	1.75%
Less than 66.6% but equal to or greater than 33.3%	1.00%	2.00%	1.00%	2.00%
Less than 33.3%	1.25%	2.25%	1.25%	2.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in Average Availability shall become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which the Borrowing Base Certificate is delivered to the Lenders pursuant to Section 5.04(i) (provided, that in no event shall the Applicable Margin be adjusted more than once in any calendar month) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Borrowing Base Certificate referred to above is not delivered within the time periods specified in Section 5.04(i), then, at the option of the Administrative Agent or the Required Lenders, until the date that is three (3) Business Days after the date on which such Borrowing Base Certificate is delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such Borrowing Base Certificate was to have been delivered but was not delivered.

“Primary Concentration Account” shall mean a Collection Account that is used by a Domestic Loan Party or a Canadian Loan Party as a primary concentration account for proceeds of Accounts of such Loan Party. Primary Concentration Accounts as of the Closing Date are listed on Schedule 1.01(h).

“Priority Payables Reserve” shall mean reserves for amounts (a) secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Obligations, including without limitation, (i) any amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and (ii) with respect to the Canadian Borrowing Base, all amounts due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation (in either case other than amounts included in the Wage Earner Protection Act), including, all amounts on account of any unfunded liability, solvency deficiency, or wind-up deficiency with respect to a Canadian Pension Plan, each to the extent that such amounts rank or are capable of ranking, in the Reasonable Credit Judgment of the Administrative Agent, in priority to the Liens granted to the Administrative Agent to secure the Obligations or (b) of any other claims (not referred to in (a)) preferred by law which rank or are capable of ranking senior to the Obligations in the Reasonable Credit Judgment of the Administrative Agent.

“Proceeds of Crime Act” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereto.

“Pro Forma Availability” shall mean, as of any date of determination, an amount equal to the Excess Availability as of such date projected by the management of Intermediate Holdings in good faith, after giving effect on a Pro Forma Basis to the relevant transaction (with such calculation to include the amount of the Global Borrowing Base as of such date as projected by the management of Intermediate Holdings in good faith after giving effect on a Pro Forma Basis to the relevant transactions and the amount of the Aggregate Revolving Facility Commitments as of such date as projected by the management of Intermediate Holdings in good faith); provided that, for purposes of such calculation, the Global Borrowing Base shall be deemed to include any assets acquired pursuant to any relevant transaction.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of Intermediate Holdings or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Intermediate Holdings determines are reasonable as set forth in a certificate of a Financial Officer of Intermediate Holdings (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made other than pursuant to Section 6.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend or other transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made other than pursuant to Section 6.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend or other transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (a) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (b) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Intermediate Holdings and may include for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, (1) adjustments appropriate to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event and (2) all adjustments of the type used in connection with the calculation of “Combined Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial Data” portion of the “Offering Circular Summary” in the Offering Memorandum. Intermediate Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Intermediate Holdings setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

“Prohibited Person” shall mean any Person with whom citizens or permanent residents of the United States, Persons (other than individuals) organized under the laws of the United States or any jurisdiction thereof and all branches and Subsidiaries thereof, Persons physically located within the United States or Persons otherwise subject to the jurisdiction of the United States are restricted from doing business under regulations of OFAC (including any Persons subject to country-specific or activity-specific sanctions administered by OFAC and any Persons named on any OFAC List) or pursuant to any other law, rules, regulations or other official acts of the United States. As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/. Prohibited Person also includes persons on the UN sanction list and the EU consolidated list available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm and http://www.hm-treasury.gov.uk/fin_sanctions_index.htm.

“Projections” shall mean any projections of Intermediate Holdings and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Intermediate Holdings or any of the Subsidiaries prior to the Closing Date.

“Promissory Note” shall have the meaning assigned to such term in Section 2.09(e).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.20(e).

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(c).

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified CFC Holding Company” shall mean a person (a) that is a Wholly Owned Subsidiary of a Domestic Loan Party and (b) who has no material assets other than Equity Interests in Foreign Subsidiaries that are CFCs or other Qualified CFC Holding Companies.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings, Intermediate Holdings or any Parent Entity which generates cash proceeds of at least $50.0 million.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria or the implementation of Eligibility Adjustment Principles, shall require that, (x) such establishment, increase, adjustment, imposition or implementation after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Inventory”, “Eligible Machinery and Equipment” and “Eligible Receivables”, as applicable, (and vice versa) or (ii) any reserves deducted or other factors considered in computing book value, “lower of cost and market value” or Net Orderly Liquidation Value or Net Orderly Liquidation Value In-Place, the Dilution Factors or the computation of the Dilution Reserve and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria or implementation of Eligibility Adjustment Principles be a reasonable quantification of the incremental dilution of any Borrowing Base attributable to such contributing factors.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Intermediate Holdings or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to the latest 60 days rent payments, made by any Loan Party for each location at which Inventory or Equipment of such Loan Party is located that is not subject to a Collateral Access Agreement or other documentation reasonably satisfactory to the Administrative Agent.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50.0% of the sum of (u) all Loans (other than Swingline Loans) outstanding, (v) Revolving L/C Exposures, (w)

Swingline Exposures, and (x) the total Available Unused Commitments of all Lenders at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Tranche A Lenders” shall mean, at any time, Tranche A Lenders having (a) Tranche A Revolving Facility Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) the excess of Tranche A Revolving Facility Commitments over the Tranche A Revolving Facility Exposure, that taken together, represent more than 50.0% of the sum of (u) all Tranche A Revolving Facility Loans (other than Swingline Loans) outstanding, (v) Revolving L/C Exposures, (w) Swingline Exposures, and (x) the total excess of Tranche A Revolving Facility Commitment over the Tranche A Revolving Facility Exposure of all Tranche A Lenders at such time. The Tranche A Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures, Tranche A Revolving Facility Commitment and Tranche A Revolving Facility Exposure of any Defaulting Lender shall be disregarded in determining Required Tranche A Lenders at any time.

“Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Reserves” shall mean, without duplication, such reserves against any Borrowing Base that the Administrative Agent has, in the exercise of its Reasonable Credit Judgment, established on the Closing Date or from time to time thereafter upon at least five (5) Business Days’ notice to Intermediate Holdings, including (i) Rent Reserves, (ii) Priority Payables Reserves, (iii) reserves for VAT, (iv) Retention of Title Reserves, (v) reserves for fees payable to an insolvency administrator pursuant to Sec. 171 of the German Insolvency Code (or relevant successor provision), (vi) reserves for the prescribed part of an English Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the United Kingdom’s Insolvency Act 1986, as amended, (vii) reserves with respect to liabilities of an English Loan Party which constitute preferential debts pursuant to Section 386 of the United Kingdom’s Insolvency Act 1986, as amended, (viii) reserves for customer deposits, Secured Cash Management Agreements, Secured Hedge Agreements, payroll, licenses and permits and (ix) reserves for extended or extendible retention of title over Accounts. With respect to any Secured Cash Management Agreement and any Secured Hedge Agreement, Reserves will only be taken to the extent Obligations thereunder are in respect of a Designated Secured Cash Management Agreement or a Designated Secured Hedge Agreement and such aggregate Obligations in respect of Designated Secured Cash Management Agreements and Designated Secured Hedge Agreements shall not exceed $30.0 million at any one time. It is understood and agreed that as of the Closing Date, other than as agreed on or prior to the Closing Date between the Administrative Agent and Intermediate Holdings and set forth in the initial Borrowing Base Certificate, the Administrative Agent does not know of any other circumstance or condition with respect to the Accounts, Inventory, Equipment or any Borrowing Base that would require the imposition of a Reserve which has not been imposed as of the Closing Date.

For the avoidance of doubt, it is understood and agreed that Accounts and Inventory of the Loan Parties that are or may be subject to retention of title claims or extended retention of title claims and that are otherwise Eligible Receivables or Eligible Inventory shall not be deemed ineligible as a result thereof; provided, that the Administrative Agent may establish Retention of Title Reserves against the Borrowing Base in the exercise of its Reasonable Credit Judgment as a result of such claims as set forth in Exhibit F.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (and in respect of a Foreign Loan Party, any director of such Foreign Loan Party acting in such capacity) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“Retention of Title Reserve” shall mean reserves in respect of Inventory (a) for which any contract, supplemental document, purchase order or invoice relating to such Inventory expressly includes retention of title rights in favor of the vendor or supplier thereof or (b) where the relevant laws permit, a vendor or supplier to unilaterally impose retention of title rights; provided that Inventory of any Loan Party which may be subject to any rights of retention of title shall not be subject to a Retention of Title Reserve in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory. The Retention of Title Reserve shall be calculated as provided in Exhibit F.

“Revolving Facility Commitment” shall mean, at any time, any Tranche A Revolving Facility Commitment or the Tranche B Revolving Facility Commitment, as the case may be.

“Revolving Facility Exposure” shall mean, with respect to any Lender at any time, the sum of the Tranche A Revolving Facility Exposure and the Tranche B Revolving Facility Exposure of such Lender at such time.

“Revolving Facility Loan” shall mean any Tranche A Revolving Facility Loan or Tranche B Revolving Facility Loan, as the case may be.

“Revolving Facility Percentage” shall mean, at any time, with respect to any Lender, the percentage of the Revolving Facility Commitments of all Lenders of a Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of any Class have terminated or expired, the Revolving Facility Percentage of such Class shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04. Notwithstanding the foregoing, in the case of Section 2.21, when a Defaulting Lender shall exist, Revolving Facility Percentage shall be determined without regard to any Defaulting Lender’s Revolving Facility Commitment.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit at such time and (b) the U.S. Dollar Equivalent of the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving L/C Exposure of all Lenders, collectively, at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean, collectively, (i) the Intercreditor Agreement dated as of November 16, 2012, as supplemented as of the date hereof, by and among the Domestic Loan Parties, the Collateral Agent, JPMCB, as First Lien Collateral Agent, The Bank of NY Mellon Trust Company, N.A., as collateral agent under the 1.5 Lien Notes, and The Bank of NY Mellon Trust Company, N.A., as collateral agent under the Springing Lien Notes, as amended, restated, supplemented or otherwise modified from time to time, (ii) the Intercreditor Agreement dated as of May 25, 2012, as supplemented as of the date hereof, by and among the Domestic Loan Parties, the Collateral Agent, JPMCB, as First Lien Collateral Agent and The Bank of NY Mellon Trust Company, N.A., as collateral agent under the 1.5 Lien Notes, as amended, restated, supplemented or otherwise modified from time to time, or (iii) any replacements thereof that contain terms not materially less favorable to the Lenders than the intercreditor agreement referred to in clause (i) or (ii).

“Second-Priority Lien” shall mean any Lien that is subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, the Second Lien Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that a Second-Priority Lien may be senior to, pari passu with, or junior to, any other Second-Priority Lien).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except to the extent that such Cash Management Agreement is designated in writing by Intermediate Holdings to the Administrative Agent not to be included as a Secured Cash Management Agreement; provided, that if a Cash Management Agreement constitutes a Secured

Cash Management Agreement hereunder, such Secured Cash Management Agreement shall not thereafter be designated by Intermediate Holdings to no longer constitute a Secured Cash Management Agreement unless the relevant Cash Management Bank acknowledges such designation.

“Secured Hedge Agreement” shall mean any Swap Agreement that is entered into by and between any Loan Party and any Hedge Bank, except to the extent that such Swap Agreement is designated in writing by Intermediate Holdings to the Administrative Agent not to be included as a Secured Hedge Agreement; provided, that if a Swap Agreement constitutes a Secured Hedge Agreement hereunder, such Secured Hedge Agreement shall not thereafter be designated by Intermediate Holdings to no longer constitute a Secured Hedge Agreement unless the relevant Hedge Bank acknowledges such designation.

“Secured Parties” shall mean (a) the Lenders, the Administrative Agent and the Collateral Agent, (b) each Issuing Bank, (c) each counterparty to any Ancillary Agreement, the obligations under which constitute Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreements, the Guarantee Agreement and each of the security agreements, intercreditor agreements (including, but not limited to the ABL Intercreditor Agreement and the Second Lien Intercreditor Agreements), hypothecs and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Intermediate Holdings most recently ended as of such date, all determined for Intermediate Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Subordinated Notes” shall mean Intermediate Holdings’s 11.5% Senior Subordinated Notes due 2016, issued pursuant to the Senior Subordinated Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of December 4, 2006 under which the Senior Subordinated Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Settlement” shall have the meaning assigned to such term in Section 2.04(c).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c).

“Special Majority Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Exposure and (b) Available Unused Commitments, that taken together, represent more than 80.0% of the sum of (A) the Aggregate Revolving Facility Exposure and (B) the aggregate Available Unused Commitments of all Lenders at such time. The Revolving Facility Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Special Majority Lenders at any time.

“Special Purpose Receivables Subsidiary” shall mean a Subsidiary of Intermediate Holdings established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Intermediate Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Intermediate Holdings or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Law.

“Specific Refinancing Transaction” shall have the meaning assigned to such term in Section 6.01(r)(ii).

“Spot Rate” shall mean, on any day, with respect to any currency in relation to U.S. Dollars, the rate at which such currency may be exchanged into U.S. Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Springing Lien Notes” shall mean Intermediate Holdings’s 9.0% Second-Priority USD Springing Lien Notes due 2021 and Intermediate Holdings’s 9 1/2 Second-Priority EUR Springing Lien Notes due 2021, issued pursuant to the Springing Lien Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the Springing Lien Notes and the related registration rights agreement with substantially identical terms as the Springing Lien Notes.

“Springing Lien Notes Indenture” shall mean the Indenture dated as of November 5, 2010 under which the Springing Lien Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any central bank, monetary authority, the Board or other Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, expressed in the case of each such requirement as a decimal. Such reserves shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset, fee or similar requirement.

“Sterling” shall mean the lawful currency of the United Kingdom.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a direct or indirect subsidiary of Intermediate Holdings (including the Borrowers) from time to time. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.07, 5.10 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Subsidiary listed on Schedule 1.01(e) on the Closing Date and (b) each additional Subsidiary that is required to satisfy the Collateral and Guarantee Requirement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary.”

“Super Majority Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Exposure and (b) Available Unused Commitments, that taken together, represent more than 66 2/3% of the sum of (A) the Aggregate Revolving Facility Exposure and (B) the aggregate Available Unused Commitments of all Lenders at such time. The Revolving Facility Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Intermediate Holdings or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans to any Borrower pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of Swingline Loans to the Borrowers. The aggregate U.S. Dollar Equivalent amount of the Swingline Commitment on the Closing Date is $50.0 million.

“Swingline Exposure” shall mean, at any time, the aggregate U.S. Dollar Equivalent principal amount of all outstanding Swingline Borrowings by the Borrowers at such time. The Swingline Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage with respect to the Tranche A Revolving Facility Commitments and (y) the aggregate Swingline Exposure of all Lenders at such time.

“Swingline Lender” shall mean JPMCB and its Affiliates, in their capacity as a lender of Swingline Loans to the Borrowers hereunder.

“Swingline Loans” shall mean the Loans made pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding) or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Termination Date” shall mean the date on which (a) the Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full and (c) all Letters of Credit (other than those that have been Cash Collateralized in accordance with Section 2.05(j) or (k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Intermediate Holdings and its Subsidiaries then most recently ended for which financial statements are available (taken as one accounting period).

“Total Senior Secured Net Debt” shall mean, as of any date, (a) the aggregate principal amount of Consolidated Debt outstanding at such date that consists of, without duplication, Indebtedness secured by a first-priority Lien on any portion of the Collateral (other than letters of credit to the extent undrawn and not supporting Indebtedness of the type included in Consolidated Debt) minus (b) Unrestricted Cash and Permitted Investments of Intermediate Holdings and the Subsidiaries on such date.

“Tranche A Lender” shall mean, at any time, each financial institution listed on Schedule 2.01 having a Tranche A Revolving Facility Commitment or a Tranche A Revolving Facility Loan (or Revolving L/C Exposure) as well as any person that becomes a “Tranche A Lender” hereunder pursuant to Section 9.04 or Section 2.20. For the avoidance of doubt, the term “Tranche A Lender” shall include the “Swingline Lender”.

“Tranche A Revolving Facility Commitment” shall mean, at any time, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Tranche A Lender’s Tranche A Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Tranche B Lender under Section 9.04 and (c) increased as provided under Section 2.20. The initial amount of each Tranche A Lender’s Tranche A Revolving Facility Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Tranche A Lender shall have assumed its Tranche A Revolving Facility Commitment (or Incremental Commitment), as applicable. The initial aggregate amount of the Tranche A Lenders’ Tranche A Revolving Facility Commitments (prior to any Incremental Commitments) as of the Closing Date is $225.0 million.

“Tranche A Revolving Facility Exposure” shall mean, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate principal amount of the Tranche A Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time minus, for the purpose of Section 2.08(b), the amount of Revolving L/C Exposure that has been Cash Collateralized in accordance with Section 2.05(j) or (k) at such time. The Tranche A Revolving Facility Exposure of any Tranche A Lender at any time shall be the product of (i) such Lender’s Revolving Facility Percentage with respect to the Tranche A Revolving Facility Commitments and (ii) the aggregate Tranche A Revolving Facility Exposure of all Tranche A Lenders, collectively, at such time.

“Tranche A Revolving Facility Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Tranche B Lender” shall mean, at any time, each financial institution listed on Schedule 2.01 having a Tranche B Revolving Facility Commitment or a Tranche B Revolving Facility Loan as well as any person that becomes a “Tranche B Lender” hereunder pursuant to Section 9.04 or Section 2.20.

“Tranche B Revolving Facility Commitment” shall mean, at any time, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Tranche B Lender’s Tranche B Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Tranche B Lender under Section 9.04 and (c) increased as provided under Section 2.20. The initial amount of each Tranche B Lender’s Tranche B Revolving Facility Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche B Lender shall have assumed its Tranche B Revolving Facility Commitment (or Incremental Commitment), as applicable. The initial aggregate amount of the Tranche B Lenders’ Tranche B Revolving Facility Commitments (prior to any Incremental Commitments) as of the Closing Date is $45.0 million.

“Tranche B Revolving Facility Exposure” shall mean, at any time, the sum of the U.S. Dollar Equivalent of the aggregate principal amount of the Tranche B Revolving Facility Loans outstanding at such time. The Tranche B Revolving Facility Exposure of any Tranche B Lender at any time shall be the product of (i) such Lender’s Revolving Facility Percentage with respect to the Tranche B Revolving Facility Commitments and (ii) the aggregate Tranche B Revolving Facility Exposure of all Tranche B Lenders, collectively, at such time.

“Tranche B Revolving Facility Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Transactions” shall mean, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrowers the making of the Borrowings hereunder on the Closing Date, (b) the execution and delivery of the Cash Flow Loan Documents and the making of the borrowings thereunder on the Closing Date, (c) the securing of the First Lien Notes on the Closing Date and the transactions consummated in connection therewith and (d) the payment of related fees and expenses in connection therewith.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the ABR, the Canadian Prime Rate and the CDOR Rate.

“UBS” shall mean UBS Loan Finance LLC.

“UBS Preferred Stock” shall mean the preferred stock issued December 4, 2006 by Holdings to UBS Securities LLC.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of Intermediate Holdings or any Subsidiary that would not appear as “restricted” on a consolidated balance sheet of Intermediate Holdings or any Subsidiary.

“Unrestricted Subsidiary” shall mean (a) any subsidiary of Intermediate Holdings identified on Schedule 1.01(f) and (b) any additional subsidiary that is designated by Intermediate Holdings as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that Intermediate Holdings shall only be permitted to so designate a new Unrestricted Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Intermediate Holdings or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by Intermediate Holdings or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (iii) without duplication of clause (ii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04, and (iv) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Notes and all Permitted Refinancing Indebtedness in respect thereof and, to the extent any Disqualified Stock has terms and conditions consistent with the Notes, all such Disqualified Stock. Any Unrestricted Subsidiary may be designated to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (A) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary, (B) no Default or Event of Default has occurred and is continuing or would result therefrom, (C) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (D) Intermediate Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Intermediate Holdings, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) through (C), inclusive.

“Updated Appraisal” shall mean any updated appraisal of Collateral comprising of any Borrowing Base that has been provided under and become effective pursuant to Section 5.07 after the Closing Date.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“U.S. Borrowing Base” shall mean, with respect to the Domestic Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a U.S. Dollar Equivalent amount) equal to:

(a) the sum of:

(i) in the case of Eligible Receivables, the product of (A) 90.0% multiplied by (B) the difference of (x) the amount in U.S. Dollars of all Eligible Receivables of such Domestic Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such Domestic Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 90.0% of Net Orderly Liquidation Value of such Eligible Inventory of such Domestic Loan Parties constituting each class of Eligible Inventory at such time;

minus

(b) any applicable Reserve then in effect to the extent applicable to such Domestic Loan Parties or such Eligible Receivables or Eligible Inventory.

The specified percentages set forth in this definition will not be reduced without the consent of Intermediate Holdings and the U.S. Borrower.

“U.S. Collateral Agreement” shall mean the Collateral Agreement, dated as of the date hereof, among the Domestic Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“U.S. Dollars” and “$” shall mean lawful money of the United States of America.

“U.S. Dollar Equivalent” shall mean, at any date of determination, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot

Rate in effect on such date for the purchase of U.S. Dollars with such currency. The U.S. Dollar Equivalent at any time of the amount of any Letter of Credit, L/C Disbursement or Loan denominated in a Foreign Currency shall be the amount most recently determined as provided in Section 1.04.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the U.S. Borrower.

“U.S. Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its offices in New York City; each change in the U.S. Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“U.S. Revolving Facility Exposure” shall mean, at any time, that portion of the Aggregate Revolving Facility Exposure comprising (a) aggregate Revolving Facility Loans borrowed by the U.S. Borrower, (b) Swingline Exposure to the U.S. Borrower and (c) Revolving L/C Exposure to the U.S. Borrower.

“U.S. Sublimit” shall have the meaning assigned to such term in Section 2.01(a).

“VAT” shall mean any tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive (including the United Kingdom’s Value Added Tax Act 1994), together with any legislation supplemental thereto, and any other tax of a similar nature and all penalties, costs and interest related thereto.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.20(b).

Section 1.02 Terms Generally. (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require and (viii) except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided further, that if any Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c) In this Agreement, where it relates to a German Borrower, a reference to (i) a necessary action to authorize, where applicable, includes without limitation, obtaining an unconditional positive advice from the competent works council(s), (ii) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche) and any other right in rem created for the purpose of granting security, (iii) a winding-up or dissolution includes a German entity being dissolved (aufgelöst) and administration includes a German entity being declared bankrupt (insolvent), (iv) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung) and (v) an administrator includes an “Insolvenzverwalter”.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of Holdings, Intermediate Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. (a) For purposes of determining compliance as of any date with Sections 6.01, 6.02, 6.03, 6.04 and 6.05, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Spot Rate in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Foreign Currency Letter of Credit or Borrowing denominated in a Foreign Currency in accordance with the terms set forth herein, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by Intermediate Holdings or any Borrower in any document delivered to the Administrative Agent. The Administrative Agent may determine, redetermine or predetermine the U.S. Dollar Equivalent of any amount on any date either in its own reasonable discretion or upon the request of any Lender or Issuing Bank, Intermediate Holdings or any Borrower.

(c) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Foreign Currency Letter of Credit as of (a) a date on or about the date on which the applicable Issuing Bank receives a request from the applicable Borrower for the issuance of such Letter of Credit, (b) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (c) March 31 and September 30 in each year and (d) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Spot Rate in effect on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.04(b). The Administrative Agent shall in addition determine the U.S. Dollar Equivalent of any Letter of Credit denominated in any Foreign Currency as of the CAM Exchange Date as set forth in Section 10.02.

(d) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Borrowing denominated in a Foreign Currency as of (a) a date on or about the date on which the Administrative Agent receives a Borrowing Request in respect of such Borrowing using the Spot Rate in effect on the date of determination, (b) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (c) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, using the Spot Rate in effect (x) in the case of clauses (a) and (b) above, on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and (y) in the case of clause (c) above, on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.04(d). The Administrative Agent shall in addition determine the U.S. Dollar Equivalent of any Borrowing denominated in any Foreign Currency as of the CAM Exchange Date as set forth in Section 10.01.

(e) The Administrative Agent shall notify the Borrowers, the Lenders and the applicable Issuing Bank of each calculation of the U.S. Dollar Equivalent of each Letter of Credit and Borrowing.

(f) The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.04(b) to the nearest higher or lower amount in whole U.S. Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole U.S. Dollars or in whole cents, as may be necessary or appropriate.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Revolving Facility Loans. (A) Each Tranche A Lender severally agrees to make a loan or loans from time to time during the Availability Period (each, a “Tranche A Revolving Facility Loan”) and (B) each Tranche B Lender severally agrees to make a loan or loans from time to time during the Availability Period (each, a “Tranche B Revolving Facility Loan”), (1) in each case (i) in U.S. Dollars from its U.S. Lending Office to the U.S. Borrower, (ii) in U.S. Dollars and Foreign Currencies (other than Canadian Dollars) from its Foreign Lending Office to a German Borrower and (iii) in U.S. Dollars and Foreign Currencies from its Foreign Lending Office to the Canadian Borrower and (2) in each case, after giving effect thereto and to the application of proceeds thereof, in an aggregate principal amount that will not result in (I) such Lender’s Tranche A Revolving Facility Loans exceeding the Tranche A Revolving Facility Commitment of such Lender, (II) such Lender’s Tranche A Revolving Facility Exposure exceeding the Tranche A Revolving Facility Commitment of such Lender, (III) such Lender’s Tranche B Revolving Facility Exposure exceeding the Tranche B Revolving Facility Commitment of such Lender, (IV) the Aggregate Revolving Facility Exposure exceeding the lesser of (x) the Aggregate Revolving Facility Commitments and (y) the Global Borrowing Base, (V) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Borrowing Base (the “U.S. Sublimit”), (VI) the German Revolving Facility Exposure with respect to Germany Silicone Borrower exceeding the Germany Silicone Availability, (VII) the German Revolving Facility Exposure with respect to Germany Quartz Borrower exceeding the Global Borrowing Base (clauses (VI) and (VII) together, the “German Sublimit”) or (VIII) the Canadian Revolving Facility Exposure exceeding the Global Borrowing Base less the sum of the Germany Silicone Borrowing Base and Germany Quartz Borrowing Base (the “Canadian Sublimit”). Notwithstanding the foregoing, Tranche A Revolving Facility Loans shall not be made, unless, after giving effect to the Tranche B Revolving Facility Loans being made on such date, the Tranche B Revolving Facility Exposure is at least equal to the Tranche B Revolving Facility Commitment. Each Revolving Facility Loan made hereunder shall be deemed a Tranche B Revolving Facility Loan until the limitation in the immediately preceding sentence is satisfied and, thereafter, each Revolving Facility Loan in excess thereof will be deemed a Tranche A Revolving Facility Loan.

(b) Overadvances. Insofar as Intermediate Holdings or the Borrowers may request and the Administrative Agent or Required Tranche A Lenders may be willing in their sole and absolute discretion to make (v) any Revolving Facility Loans to any Borrower at a time when the Aggregate Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Global Borrowing Base, (w) any Revolving Facility Loans to the U.S. Borrower at a time when the U.S. Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the U.S. Sublimit, (x) any Revolving Facility Loans to the Germany Silicone Borrower at a time when the German Revolving Facility Exposure with respect to Germany Silicone Borrower exceeds, or would exceed with the making of any such Revolving Facility Loan, the Germany Silicone Availability, (y) any Revolving Facility Loans to the Germany Quartz Borrower at a time when the German Revolving Facility Exposure with respect to Germany Quartz Borrower exceeds, or would exceed with the making of any such Revolving Facility Loan, the Global Borrowing Base, or (z) any Revolving Facility Loans to the Canadian Borrower at a time when the Canadian Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Canadian Sublimit (any such Loan or Loans made under clauses (v), (w), (x), (y) or (z) being herein referred to individually as an “Overadvance”), the Administrative Agent or Required Tranche A Lenders shall make, or require the Lenders to make, such Overadvances available to the applicable Borrower. All Overadvances shall be secured by the Collateral in accordance with the terms hereof and of the Security Documents and shall bear interest as provided in this Agreement for the Revolving Facility Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by the Tranche A Lenders ratably in accordance with their Revolving Facility Percentages. The foregoing notwithstanding, in no event (i) unless otherwise consented to by the Required Tranche A Lenders, shall Overadvances, together with the Protective Advances then outstanding, in the aggregate exceed 5.0% of the then applicable Global Borrowing Base, (ii) shall any Overadvances be outstanding for more than 45 consecutive days, (iii) unless otherwise consented to by the Required Tranche A Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent or the Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding or (iv) unless otherwise consented to by each affected Lender, shall the Administrative Agent make any Revolving Facility Loans on behalf of the applicable Tranche A Lenders under this Section 2.01(b) to the extent such Revolving Facility Loans would cause such Lender’s share of the Revolving Facility Exposure to exceed such Lender’s aggregate Revolving Facility Commitment. The Required Tranche A Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). If Overadvances are made in accordance with this Section 2.01(b), then (A) the Global Borrowing Base, U.S. Sublimit, Germany Silicone Availability, German Sublimit and/or Canadian Sublimit, as applicable, shall thereafter be deemed ratably increased by the amount of such permitted Overadvances, but only for so long as the Administrative Agent allows such Overadvances to be outstanding and (B) all Lenders shall be bound to make, or permit to remain outstanding, such Overadvances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement.

(c) Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrowers to satisfy the conditions to borrowing set forth in Section 4.01(b) after the Closing Date, the Administrative Agent, in its sole discretion, may make Tranche A Revolving Facility Loans to any Borrower on behalf of the Lenders, so long as the aggregate amount of such Tranche A Revolving Facility Loans shall not, together with the aggregate amount of all Overadvances then outstanding, exceed 5.0% of the then applicable Global Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Tranche A Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to this Agreement (such Tranche A Revolving Facility Loans, hereinafter, “Protective Advances”); provided, that (x) in no event shall the Aggregate Revolving Facility Exposure exceed the Aggregate Revolving Facility Commitments, (y) the Required Tranche A Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided; that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (z) unless otherwise consented to by each affected Lender, the Administrative Agent may not make Tranche A Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Tranche A Revolving Facility Loans would cause a Lender’s share of the Tranche A Revolving Facility Exposure to exceed such Lender’s Tranche A Revolving Facility Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Tranche A Lenders ratably in accordance with their Revolving Facility Percentages. If Protective Advances are made in accordance with this Section 2.01(c), then (A) each Borrowing Base shall thereafter be deemed ratably increased by the amount of such permitted Protective Advances, but only for so long as the Administrative Agent allows such Protective Advances to be outstanding and (B) all Tranche A Lenders shall be bound to make, or permit to remain outstanding, such Protective Advances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement.

(d) Incremental Commitments. Each Lender having an Incremental Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Facility Loans to any Borrower, in a U.S. Dollar Equivalent aggregate principal amount not to exceed its Incremental Commitment.

(e) Prepayment; Reborrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans in the same currency and of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing by the U.S. Borrower (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the U.S. Borrower may request in accordance herewith, (ii) each Borrowing by a German Borrower (other than a Swingline Borrowing) shall be comprised entirely of Eurocurrency Loans and (iii) each Borrowing by the Canadian Borrower (other than a Swingline Borrowing) shall be comprised entirely of CDOR Rate Loans, Canadian Prime Rate Loans or Eurocurrency Loans as the Canadian Borrower may request in accordance herewith. Each Swingline Borrowing made by the U.S. Borrower or in U.S. Dollars shall be an ABR Borrowing. Each Swingline Borrowing made by a German Borrower in euros shall bear interest at a rate determined by reference to the Euro Swingline Rate. Each Swingline Borrowing made by the Canadian Borrower in Canadian Dollars shall be a Canadian Prime Rate Loan or in euros shall bear interest at a rate determined by reference to the Euro Swingline Rate. Each Lender at its option may make any ABR Loan, Eurocurrency Loan, CDOR Rate Loan or Canadian Prime Loan by causing any U.S. Lending Office, Foreign Lending Office or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of 10 Eurocurrency Borrowings or a total of 10 CDOR Rate Borrowings outstanding to any Borrower under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings. (a) To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (other than with respect to a request made by a German Borrower, which shall be made in writing by hand delivery or electronic means), (i) in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, not later than 1:00 p.m., Local Time (and, in the case of a Eurocurrency Borrowing by a German Borrower 11:00 a.m., Local Time) three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 1:00 p.m., Local Time on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given no later than 10:00 a.m. Local Time on the date of the proposed Borrowing. Any such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower:

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the Class of such Borrowing;

(iii) the currency and aggregate amount of the requested Borrowing, which amount shall not result in (A) the Aggregate Revolving Facility Exposure exceeding the lesser of (x) the Aggregate Revolving Facility Commitments and (y) the Global Borrowing Base, (B) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Sublimit, (C) the aggregate German Revolving Facility Exposure with respect to Germany Silicone Borrower exceeding the Germany Silicone Availability, (D) the aggregate German Revolving Facility Exposure with respect to Germany Quartz Borrower exceeding the Global Borrowing Base or (E) the aggregate Canadian Revolving Facility Exposure exceeding the Canadian Sublimit;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing by the U.S. Borrower, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Borrowing by the Canadian Borrower, whether such Borrowing is to be a CDOR Rate Borrowing, a Canadian Prime Rate Borrowing or a Eurocurrency Borrowing;

(vii) in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(viii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

(ix) if no election as to the Type of Borrowing by the U.S. Borrower is specified, then the requested Borrowing shall be an ABR Borrowing. If no election as to the Type of Borrowing by the Canadian Borrower is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or CDOR Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in the applicable currency in immediately available funds, by wire transfer to such bank account as may be agreed upon by the applicable Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from such Borrower. If at any time any Loan is funded in excess of the amount requested by the applicable Borrower, such Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (a) such Borrower’s discovery of the error and (b) notice thereof to such Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the U.S. Borrower and Swingline Loans in U.S. Dollars or euro to a German Borrower and Swingline Loans in U.S. Dollars, Canadian Dollars or euro to the Canadian Borrower from time to time during the Availability Period, in the U.S. Dollar Equivalent of an aggregate principal amount at any time outstanding that will not result in (i) the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans to the Borrowers exceeding the Swingline Commitment, (ii) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Sublimit and (iii)the Aggregate Revolving Facility Exposure exceeding the lesser of (A) the Aggregate Revolving Facility Commitments and (B) the Global Borrowing Base; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the applicable Borrower shall (other than with respect to a request made by a German Borrower which shall be made in writing by hand delivery or electronic means) notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 12:00 p.m., Local Time, on the day of a proposed Swingline Borrowing (other than with respect to a request for a Swingline Borrowing in Canadian Dollars, not later than 5:00 p.m. London Time, one day prior to the day of a proposed Swingline Borrowing). Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) of the Swingline Borrowing, (ii) the name of the Borrower and the amount of the requested Swingline Borrowing and (iii) in the case of a Swingline Borrowing to be made by a German Borrower or, in the case of Euro Swingline Loans only, the Canadian Borrower, the end date of the Interest Period to be applicable thereto as set forth in clause (b) of the definition of “Interest Period.” The Swingline Lender shall consult with the Administrative Agent as to whether the making of such Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each of its Swingline Loans in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time (or, in the case of Swingline Loans in euros, 4:00 p.m., Local Time), to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender shall require Tranche A Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it (“Settlement”) on a weekly basis by written notice to the Administrative Agent not later than 10:00 a.m., Local Time, on the date of such requested Settlement with regards to Swingline Loans which are ABR Loans or Canadian Prime Rate Loans or three Business Days prior to the Settlement Date with regards to Euro Swingline Loans. Such notice shall specify the aggregate amount and currency of such Swingline Loans in which such Tranche A Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Tranche A Lender, specifying in such notice such Tranche A Lender’s Revolving Facility Percentage (irrespective of the maturity of the Tranche A Revolving Facility Loan) of such Swingline Loan or Loans. Each Tranche A Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender such Tranche A Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Tranche A Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Tranche A Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche A Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Tranche A Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche A Lenders. Each Tranche A Lender at its option may cause any U.S. Lending Office, Foreign Lending Office or Affiliate of such Lender to make such payment. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan made to such Borrower acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche A Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein each of the Borrowers may request the issuance of Letters of Credit denominated in Foreign Currencies or U.S. Dollars, in each case for its own account (or for the account of a Subsidiary, so long as such Borrower and such Subsidiary are co-applicants) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period prior to the date that is five (5) Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent ((A) three (3) Business Days in advance of the requested date of issuance or the requested date of amendment or extension, as the case may be, or (B) such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, attaching the agreed form of Letter of Credit and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which may be a Foreign Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit, (ii) Aggregate Revolving Facility Exposure will not exceed the lesser of (A) the Aggregate Revolving Facility Commitments and (B) the Global Borrowing Base, (iii) the aggregate U.S. Revolving Facility Exposure will not exceed the U.S. Sublimit, (iv) the German Revolving Facility Exposure of Germany Silicone Borrower will not exceed the Germany Silicone Availability, (v) the German Revolving Facility Exposure of Germany Quartz Borrower will not exceed the Global Borrowing Base, (vi) the aggregate Canadian Revolving Facility Exposure will not exceed the Canadian Sublimit and (vii) all conditions precedent in Section 4.01 have been satisfied (or waived by the Required Tranche A Lenders).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that any Letter of Credit with one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in such twelve-

month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided further, that if the applicable Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above; provided, that if any such Letter of Credit is outstanding or the expiration date is extended to a date after the date that is five (5) Business Days prior to the Maturity Date, the applicable Borrower shall Cash Collateralize each such Letter of Credit in an amount equal to the Minimum L/C Collateral Amount on or prior to the date that is five (5) Business Days prior to the Maturity Date or, if later, such date of issuance.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of the applicable Issuing Bank or the Tranche A Lenders, such Issuing Bank hereby grants to each Tranche A Lender, and each such Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to the product of (i) such Tranche A Lender’s Revolving Facility Percentage (irrespective of the maturity of the applicable Tranche A Revolving Facility Loan) and (ii) the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in U.S. Dollars, for the account of the applicable Issuing Bank, an amount equal to the product of (A) such Tranche A Lender’s Revolving Facility Percentage and (B)(x) each L/C Disbursement made by such Issuing Bank in U.S. Dollars and (y) the U.S. Dollar Equivalent, using the applicable Spot Rate in effect on the date such payment is required, of each L/C Disbursement made by such Issuing Bank in a Foreign Currency and, in each case, not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to any Borrower for any reason (or if such reimbursement was refunded in a Foreign Currency, the U.S. Dollar Equivalent thereof using the applicable Spot Rate in effect on the date of such refund). Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche A Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. (i) If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in the currency of such L/C Disbursement not later than 2:00 p.m., Local Time, on the next Business Day after such Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement (x) in the case of L/C Disbursements in respect of Letters of Credit issued for the account of the U.S. Borrower, at the rate applicable to ABR Loans (y) in the case of L/C Disbursements in respect of Letters of Credit issued for the account of a German Borrower, at the rate applicable to Euro Swingline Loans and (z) in the case of L/C Disbursements in respect of Letters of Credit issued for the account of the Canadian Borrower, at the rate applicable to Canadian Prime Rate Loans; provided, that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing, a Canadian Prime Rate Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing Canadian Prime Rate Borrowing or Swingline Borrowing.

(ii) If any Borrower fails to reimburse any L/C Disbursement when due, then (A) if such payment relates to a Foreign Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable L/C Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the applicable Spot Rate on the date when such payment was due, of such L/C Disbursement and (B) in the case of each L/C Disbursement, the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Tranche A Lender of such L/C Disbursement, the payment then due from such Borrower in respect thereof and, in the case of a Tranche A Lender, such Tranche A Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Tranche A Lender shall pay to the Administrative Agent in U.S. Dollars its Revolving Facility Percentage of the payment then due from such Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Tranche A Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Tranche A Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Tranche A Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Tranche A Lenders and such Issuing Bank as their interests may appear. Any payment made by a Tranche A Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan, a Canadian Prime Rate Loan, or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement. If a German Borrower’s or the Canadian Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the applicable Issuing Bank or any Tranche A Lender to any stamp duty, ad valorem charge or similar Tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, then a German Borrower or the Canadian Borrower, as applicable, shall, at its option, either (x) pay the amount of any such Tax requested by the Administrative Agent, the relevant Issuing Bank or Tranche A Lender or (y) reimburse each L/C Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent, calculated using the applicable Spot Rate on the date such L/C Disbursement is made, of such L/C Disbursement.

(f) Obligations Absolute. The obligations of the Borrowers to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Tranche A Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (found by a final and nonappealable decision of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of any such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Tranche A Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Borrower reimburses such L/C Disbursement, (i) in the case of L/C Disbursements made in U.S. Dollars, and at all times following the conversion to U.S. Dollars of a L/C Disbursement made in a Foreign Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans, (ii) in the case of L/C Disbursements made in Canadian Dollars, and at all times prior to their conversion to U.S. Dollars pursuant to paragraph (e) above, at the rate applicable to Canadian Prime Rate Loans and (iii) in the case of L/C Disbursements made in Foreign Currencies, at all times prior to their conversion to U.S. Dollars pursuant to paragraph (e) above, at the rate applicable to Euro Swingline Loans; provided that, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Tranche A Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Intermediate Holdings, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Tranche A Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when a Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Sections 2.05(c), 2.11(b), 2.11(c), 2.21(a) or 7.01, such Borrower shall promptly deposit (but no later than on the same Business Day in the case of an Event of Default described in Section 7.01(h) or (i) or on the third Business Day following the date on which Intermediate Holdings receives notice from the Administrative Agent in the case of any other Event of Default, demanding the deposit of Cash Collateral pursuant to this paragraph) in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Tranche A Lenders, an amount in cash in U.S. Dollars or the applicable Foreign Currency equal to the Revolving L/C Exposure as of such date (or, in the case of Sections 2.05(c), 2.11(b), 2.11(c) or 2.21(a)(v), the portion thereof required by such sections) plus any accrued or unpaid interest thereon. For the purposes of this paragraph, the Foreign Currency Letters of Credit shall be calculated using the Spot Rate on the date notice demanding Cash Collateralization is delivered to Intermediate Holdings (or the date of the Event of Default under Section 7.01(h) or (i), if applicable). Each deposit of Cash Collateral (i) made pursuant to this paragraph, (ii) made by the Administrative Agent during the continuation of an Event of

Default or (iii) made by the Administrative Agent pursuant to Sections 2.11(d), 2.18(b) or 2.21(c) in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the applicable Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Tranche A Lenders with Revolving L/C Exposure representing greater than 50.0% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(b) or 2.11(c) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(b) and 2.11(c) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrowers pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which any Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, Intermediate Holdings may by notice to the Administrative Agent designate any Tranche A Lender (in addition to JPMCB) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from any Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted under this Agreement, (C) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement, (D) on any Business Day on which a Borrower fails to reimburse a L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, the applicable Borrower and the amount and currency of such L/C Disbursement and (E) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(n) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of L/C Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited Cash Collateral pursuant to paragraph (j) or (k) above, if such Cash Collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Tranche A Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section 2.05 in respect of unreimbursed L/C Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Tranche A Lender’s participation in any Foreign Currency Letter of Credit under which an L/C Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the applicable Spot Rates on such date (or in the case of any L/C Disbursement made after such date, on the date such L/C Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Tranche A Lender in respect of the obligations described in this paragraph (n) shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower as specified in the applicable Borrowing Request; provided, further, that ABR Revolving Loans, Canadian Prime Rate Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (x) in the case of a Borrowing by the U.S. Borrower, the greater of (a) the Federal Funds Effective Rate and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (y) in the case of a Borrowing by a German Borrower, the interest rate applicable to Euro Swingline Loans at such time or (z) in the case of Borrowing by the Canadian Borrower, the greater of (i) the Administrative Agent’s cost of funds and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a payment to be made by a Borrower, (x) in the case of a Borrowing by the U.S. Borrower, the interest rate applicable to ABR Loans at such time (y) in the case of a Borrowing by a German Borrower, the interest rate applicable to Euro Swingline Loans at such time and (z) in the case of a Borrowing by the Canadian Borrower, the interest rate applicable to Canadian Prime Rate Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower pays such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (subject to the restrictions set forth in this Agreement) and, in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower (other than any German Borrower) may elect (subject to the restrictions set forth in this Agreement) to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, a Borrower shall notify the Administrative Agent of such election by telephone (other than with respect to a notification made by a German Borrower which shall be made in writing by hand delivery or electronic means) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Any such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii), (iv) and/or (v) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of Borrowings by the U.S. Borrower, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Borrowing in Canadian Dollars by the Canadian Borrower, whether the resulting Borrowing is a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (i) in the case of a Borrowing by the U.S. Borrower, converted to an ABR Borrowing, (ii) in the case of a CDOR Rate Borrowing, converted to a Canadian Prime Rate Borrowing and (iii) in the case of a Borrowing by a German Borrower or a Eurocurrency Borrowing by the Canadian Borrower, continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (w) no outstanding Borrowing by the U.S. Borrower may be converted to or continued as a Eurocurrency Borrowing, (x) unless repaid, each such Eurocurrency Borrowing shall be (1) in the case of a Borrowing by the U.S. Borrower, converted to an ABR Borrowing (2) in the case of a Borrowing by a German Borrower or the Canadian Borrower, continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration, (y) (1) no outstanding Canadian Prime Rate Borrowing may be converted to a CDOR Rate Borrowing and (2) no outstanding CDOR Rate Borrowing may be continued as a CDOR Rate Borrowing and (z) unless repaid, each such CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments of each Class shall terminate on the Maturity Date for such Class.Intermediate Holdings may at any time terminate, or from time to time reduce, the Commitments; provided, that (i) each reduction of any Class of the Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of any such Class of the Commitments) and (ii) Intermediate Holdings shall not terminate or reduce the Commitments if, after giving effect to such termination or reduction and any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), (A) the Aggregate Revolving Facility Exposure would exceed the lesser of (x) the Aggregate Revolving Facility Commitments and (y) the Global Borrowing Base, (B) the aggregate U.S. Revolving Facility Exposure would exceed the U.S. Sublimit, (C) the German Revolving Facility Exposure of Germany Silicone Borrower would exceed the Germany Silicone Availability, (D) the German Revolving Facility Exposure of Germany Quartz Borrower would exceed the Global Borrowing Base or (E) the aggregate Canadian Revolving Facility Exposure would exceed the Canadian Sublimit.

(c) Intermediate Holdings shall notify the Administrative Agent of any election to terminate or reduce any Class of the Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Intermediate Holdings pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination of any Commitments delivered by Intermediate Holdings may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by Intermediate Holdings (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Class of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments of such Class, except to the extent otherwise permitted by Section 2.20(b)(iii).

(d) Notwithstanding the foregoing, no Borrower shall terminate or reduce any Tranche B Revolving Facility Commitments so long as any Tranche A Revolving Facility Commitments remain outstanding.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Facility Loan, Protective Advance and Overadvance of such Lender to such Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to such Borrower on (x) in the case of a Euro Swingline Loan, the last day of the Interest Period applicable to such Swingline Loan and (y) otherwise, the earlier of (A) the Maturity Date and (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made by any Borrower, the U.S. Borrower shall repay all Swingline Loans made to the U.S. Borrower then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency thereof, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each applicable Borrower to each applicable Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans to such Borrower in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Promissory Note”). In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to such Borrower. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

Section 2.10 Notice of Prepayment of Revolving Facility Loans. Prior to any prepayment of any Revolving Facility Loans pursuant to Section 2.11, the applicable Borrower shall (other than with respect to a notification made by a German Borrower which shall be made in writing by hand delivery or electronic means) select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection (a) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Local Time on the scheduled date of such prepayment and (b) in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing , not later than 1:00 p.m., Local Time at least three (3) Business Days before the scheduled date of such prepayment; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to the last sentence of this Section 2.10, in the case of prepayments under Section 2.11(a), the Borrowers may in their sole discretion select the Borrowing or Borrowings to be prepaid. Subject to Section 2.18(b), each repayment of a Borrowing shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each applicable Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Exposure of the applicable Lenders at the time of such repayment), except to the extent otherwise permitted by Section 2.20(b)(iii). Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means and other than with respect to a notification made by a German Borrower which shall be made in writing by hand delivery or electronic means) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid. Notwithstanding the foregoing, no Borrower may select to repay a Borrowing of a Tranche B Revolving Facility Loan if any Tranche A Revolving Facility Loan remains outstanding at such time.

Section 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10.

(b) Subject to Sections 2.01(b) and (c) and Section 2.18(b), in the event that (i) the aggregate Tranche A Revolving Facility Exposure exceeds the aggregate Tranche A Revolving Facility Commitments, (ii) the aggregate Tranche B Revolving Facility Exposure exceeds the aggregate Tranche B Revolving Facility Commitments, (iii) Aggregate Revolving Facility Exposure exceeds the lesser of (x) the Aggregate Revolving Facility Commitments and (y) the Global Borrowing Base, (iv) the aggregate U.S. Revolving Facility Exposure exceeds the U.S. Sublimit, (v) the German Revolving Facility Exposure with respect to Germany Silicone Borrower exceeds the Germany Silicone Availability, (vi) the German Revolving Facility Exposure with respect to Germany Quartz Borrower exceeds the Global Borrowing Base or (vii) the aggregate Canadian Revolving Facility Exposure exceeds the Canadian Sublimit, then the applicable Borrower(s) shall promptly repay outstanding Revolving Facility Loans and/or Cash Collateralize Revolving L/C Exposure in accordance with Section 2.05(j) in an aggregate amount equal to such excess.

(c) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the applicable Borrower shall deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(d) Following the occurrence and during the continuance of an Availability Trigger Event, subject to Section 2.21, on each Business Day, the Administrative Agent shall apply, or cause to be applied, all funds credited to the Controlled Accounts on such Business Day, first to prepay Protective Advances and Overadvances that may be outstanding; second to prepay Swingline Loans that may be outstanding; third to any prepayment of Tranche A Revolving Facility Loans; fourth, if any Event of Default is outstanding at such time, to Cash Collateralize outstanding Revolving L/C Exposure; fifth, to any prepayment of Tranche B Revolving Facility Loans; and sixth to pay any other Loan Document Obligation owing by any Borrower then due and payable. Any such application of funds shall be made (i) from Controlled Accounts of the Domestic Loan Parties first in respect of Loan Document Obligations of the Domestic Loan Parties and second in respect of Loan Document Obligations of the Foreign Loan Parties and (ii) from Controlled Accounts of the Foreign Loan Parties shall be made solely in respect of Loan Document Obligations of the Foreign Loan Parties.

(e) Subject to Sections 2.01(b) and (c) and Section 2.18(b), in the event that any net cash proceeds are received by Intermediate Holdings or any Subsidiary pursuant to Section 6.05(l) or 6.05(o), the Borrowers shall promptly apply such net cash proceeds to repay outstanding Revolving Facility Loans, if any (without reducing any Revolving Facility Commitments).

Section 2.12 Fees. (a) Each Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which all the Commitments shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be payable in U.S. Dollars and computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) Each Borrower from time to time agrees to pay (i) to each Tranche A Lender (other than any Defaulting Lender), through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December of each year and three (3) Business Days after the date on which all Commitments shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Tranche A Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) three (3) Business Days after the last day of March, June, September and December of each year and three (3) Business Days after the date on which all the Commitments shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to the U.S. Dollar Equivalent of 1/8 of 1.0% per annum of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis in U.S. Dollars and shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) Intermediate Holdings agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Administrative Agent Fee Letter, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan to the U.S. Borrower) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Canadian Prime Rate Borrowing (including each Swingline Loan to the Canadian Borrower) shall bear interest at the Canadian Prime Rate plus the Applicable Margin.

(c) The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate plus the Applicable Margin.

(d) (i) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) the Euro Swingline Loans shall bear interest at the Euro Swingline Rate plus the Applicable Margin.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other amount (x) payable by the U.S. Borrower, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this

Section, (y) payable by a German Borrower, 2.0% plus the rate applicable to Eurocurrency Loans as provided in paragraph (d) of this Section or (z) payable by the Canadian Borrower, 2.0% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (b) of this Section 2.13; provided, that this paragraph (e) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(f) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Loans in respect of any Class, upon termination of the Commitments in respect of such Class; provided, that (x) interest accrued pursuant to paragraph (e) of this Section 2.13 shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, a Canadian Prime Rate Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the U.S. Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate, LIBO Rate, EURO LIBO Rate or Euro Swingline Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

Section 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (x) in the case of a Borrowing by the U.S. Borrower, an ABR Borrowing or (y) in the case of a Borrowing by a German Borrower, a Eurocurrency Borrowing with an Interest Period of one month’s duration, or (z) in the case of a Borrowing by the Canadian Borrower, a Canadian Prime Rate Loan and (B) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as (x) in the case of a Borrowing by the U.S. Borrower, an ABR Borrowing (y) in the case of a Borrowing by a German Borrower, a Eurocurrency Borrowing with an Interest Period of one month’s duration or (z) in the case of a Borrowing by the Canadian Borrower, a Canadian Prime Rate Borrowing.

(b) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Canadian Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Canadian Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (y) if any Borrowing Request requests a CDOR Rate Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes, Excluded Taxes and Other Taxes) on its loans, loan principal, letter of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributed thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered. If any Lender, the Administrative Agent, the Issuing Bank, and the Swingline Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time, after submission by such Lender or Issuing Bank to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in

Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. (a) In the event of (i) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of Section 2.20), (iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) In the event of (i) the payment of any principal of any CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of Section 2.20), (iii) the failure to borrow, convert, continue or prepay any CDOR Rate Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Canadian Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Canadian Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Canadian Dollar deposits of a comparable amount and period from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Canadian Borrower and shall be conclusive absent manifest error. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith judgment of an applicable withholding agent) requires the deduction or withholding of any Taxes from such payments by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Loan Parties shall pay on a timely basis any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, or required to be withheld or deducted from a payment to such person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Loan Party (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Loan Party to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (f)(i) with respect to any withholding Tax imposed by any jurisdiction other than the United States of America, Canada or the Federal Republic of Germany if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)

(i) The Administrative Agent shall deliver to the Borrowers (in such number of copies as shall be requested by a Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement and from time to time thereafter (A) promptly upon the obsolescence, expiration or invalidity of any form previously delivered to the Administrative Agent and (B) upon the reasonable request of a Borrower, a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by applicable law reasonably requested by a Borrower), which, in the event a Borrower is resident for tax purposes in the United States of America, certifies that payments by such Borrower to the Administrative Agent (solely in its capacity as payee of such payments and not as the beneficial owner of such payments) are exempt from withholding under the Code.

(ii) If the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the Borrowers a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.17(f)(i) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrowers and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.

(iii) In the event a Borrower is resident for tax purposes in the United States of America,

(A) each Foreign Lender shall deliver to such Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto) and (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required; and

(B) each Lender that is not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender, certifying that payments to such Lender are exempt from withholding under the Code.

(iv) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States of America federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Lender shall promptly notify a Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this clause, a Foreign Lender (for the avoidance of doubt, acting solely in its capacity as a Lender) shall not be required to deliver any form pursuant to this clause that such Foreign Lender is not legally able to deliver.

(h) If any party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which such indemnifying party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out of pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such indemnified party, agrees to repay as soon as reasonably practicable the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the indemnifying party or any other person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents of (i) principal and interest in respect of any Loan shall be made in the currency in which such Loan is denominated and (ii) any other amount shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds or proceeds of Collateral shall be applied, subject to the Security Documents, the ABL Intercreditor Agreement and any other applicable intercreditor agreement: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or any Issuing Bank from such Borrower; second, ratably, to pay interest due and payable in respect of, Protective Advances and Overadvances; third, ratably, to pay the outstanding principal of Protective Advances and Overadvances; fourth, ratably, to pay the outstanding principal of any Swingline Loans; fifth, ratably, to pay any fees or expense reimbursements then due to the Tranche A Lenders from such Borrower; sixth, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements and Tranche A Revolving Facility Loans; seventh, ratably, to pay the outstanding principal of Tranche A Revolving Facility Loans (other than Protective Advances and Overadvances) then due from such Borrower hereunder; eighth, ratably, to Cash Collateralize Revolving L/C Exposure in accordance with the procedures set forth in Section 2.05(j); ninth, ratably, to pay any fees or expense reimbursements then due to the Tranche B Lenders from such Borrower; tenth, ratably, to pay interest due and payable in respect of any Tranche B Revolving Facility Loans; eleventh, ratably, to pay the outstanding principal of Tranche B Revolving Facility Loans then due from such Borrower hereunder; twelfth, ratably, to the payment of any amounts due and owing in respect of applicable Secured Cash Management Agreements and Secured Hedge Agreements; and thirteenth ratably, to pay all other applicable Obligations due to the Agents, Issuing Banks or any Lender by such Borrower. Notwithstanding anything to the contrary contained herein, (i) subject to the definition of the term “Reserves” and Section 6.02(dd), (A) a portion of the amounts payable under any Designated Secured Cash Management Agreements and Designated Secured Hedge Agreements (which shall equal the product of (x) the total amounts payable under such Designated Secured Cash Management Agreements and Designated Secured Hedge Agreements in clauses (A) and (B) hereof and (y) the ratio of the seventh item to the sum of the seventh and the eleventh items (not taking into account any amounts in clause (x) hereof)) shall be repaid ratably with the seventh item in this waterfall and (B) the remaining amounts payable under such Designated Secured Cash

Management Agreements and Designated Secured Hedge Agreements shall be repaid ratably with the eleventh item in this waterfall, (ii) proceeds of Collateral of Foreign Loan Parties shall be applied only to the repayment of Obligations of the Foreign Loan Parties and (iii) no proceeds of Collateral of Domestic Loan Parties shall be applied to the Obligations of the Foreign Loan Parties until the Obligations of the Domestic Loan Parties shall have been paid in full or Cash Collaterized in accordance with the terms of this Agreement. For the avoidance of doubt, no amount received from any Guarantor, or from the proceeds of Collateral pledged by such Guarantor, shall be applied to any Excluded Swap Obligation of such Guarantor.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other applicable Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any Assignee or Participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of (A)(i) in the case of Loans to the U.S. Borrower, the Federal Funds Effective Rate, (ii) in the case of any other Loans, the Administrative Agent’s cost of funds, (iii) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (iv) in the case of any other amounts denominated in a currency other than U.S. Dollars, the Administrative Agent’s cost of funds and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 2.21, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Commitment or Revolving Facility Loan, the Swingline Lenders and the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the applicable Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 2.19 within three (3) Business Days after such Borrower’s request, compliance with Section 2.19 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default exists, the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and Commitments hereunder to one or more Assignees reasonably acceptable to the Administrative Agent, the Swingline Lenders and the Issuing Banks; provided, that: (a) all Loan Document Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and all other amounts payable to it hereunder) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three (3) Business Days after Intermediate Holdings’ request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 Incremental Commitments. (a) Any Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount not to exceed the Incremental Amount at the time of such request from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their own discretion; provided, that each Incremental Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $2.5 million and a minimum amount of $10.0 million or equal to the remaining Incremental Amount or such lesser amount acceptable to the Administrative Agent), (ii) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Commitments are to be (A) commitments to make additional Revolving Facility Loans on the same terms as such Revolving Facility Loans in effect on the Closing Date (the “Initial Revolving Facility Loans”) or (B) commitments to make revolving loans with pricing terms, final maturity date and/or upfront or similar fees or other terms different from the Initial Revolving Facility Loans (such commitments, the “Other Revolving Facility Commitments”, and such revolving loans, the “Other Revolving Facility Loans”).

(b) The applicable Borrowers and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Commitments; provided, that:

(i) the Other Revolving Facility Loans shall rank pari passu or junior in right of payment and of security with the Initial Revolving Facility Loans and, except as to pricing, final maturity date and/or upfront or similar fees, shall have (x) the same terms as the Initial Revolving Facility Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(ii) the final maturity date of any Other Revolving Facility Loans shall be no earlier than the Maturity Date then in effect for the Initial Revolving Facility Loans,

(iii) the Other Revolving Facility Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in comparison to the Initial Revolving Facility Loans in any voluntary or mandatory prepayment or commitment reduction hereunder (except, in each case, at maturity),

(iv) the All-in Yield shall be the same as that applicable to the Initial Revolving Facility Loans, except that the All-in Yield in respect of any such Other Revolving Facility Loan may exceed the All-in Yield in respect of any Initial Revolving Facility Loans (including Tranche A Revolving Facility Loans and Tranche B Revolving Facility Loans) by no more than 0.50% or, in each case, if such Other Revolving Facility Loans do so exceed such All-in Yield (such difference, the “Yield Differential”) then the Applicable Margin applicable to all Initial Revolving Facility Loans shall be increased such that after giving effect to such increase, the Yield Differential shall not exceed 0.50%. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.20 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto, and

(v) any additional Revolving Facility Loans shall be ratably divided into Tranche A Revolving Facility Loans and Tranche B Revolving Facility Loans.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clauses (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Intermediate Holdings, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation to the extent required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably request to assure that the additional Revolving Facility Loans and/or the Other Revolving

Facility Loans in respect of the Incremental Commitments are secured by the Collateral ratably with (or, to the extent contemplated by the Incremental Assumption Agreement, junior to) the then existing Revolving Facility Loans and (iii) after giving effect to such Incremental Commitment, Intermediate Holdings and its Subsidiaries shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all additional Revolving Facility Loans in respect of Incremental Commitments (other than Other Revolving Facility Loans), when originally made, are included in each Borrowing of outstanding Tranche A Revolving Facility Loans and Tranche B Revolving Facility Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans or CDOR Rate Loans, as applicable to ABR Rate Loans or Canadian Prime Rate Loans, as applicable, as reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.20), pursuant to one or more offers made from time to time by a Borrower to all Lenders of any Class of Commitments, on a pro rata basis (based on the aggregate outstanding Commitments under such Class) and on the same terms (“Pro Rata Extension Offers”), such Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Commitments of such Class and to otherwise modify the terms of such Lender’s Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Commitments of such Class). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Class of Revolving Facility Commitments, that all of the Revolving Facility Commitments of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension of such Class are the same. Any such extension (an “Extension”) agreed to between such Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Commitment for such Lender (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”).

(f) The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Revolving Facility Commitments; provided, that (i) except as to pricing, fees and final maturity (which shall be determined by such Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (A) the same terms as an existing Class of Revolving Facility Commitments or (B) have such other terms as shall be reasonably satisfactory to the Administrative Agent and (ii) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments or commitment reductions hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitment.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Incremental Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) the aggregate amount of Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Commitment at any time or from time to time (other than (x) notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Facility Commitment implemented thereby and (y) the satisfaction of the conditions set forth in clauses (b) and (c) of Section 4.01 and the receipt by the Administrative Agent of a certificate to that effect dated as of the effective date of the Extension and executed by a Responsible Officer of Intermediate Holdings), (v) no consent of any Lender or Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments (or a portion thereof), (vi) all Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents and (vii) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments beyond the applicable maturity date of the applicable Commitments that were extended by such Extended Revolving Facility Commitments unless it shall have consented thereto.

(i) Each Extension shall be consummated pursuant to procedures set forth in the corresponding Pro Rata Extension Offer; provided, that the applicable Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.21 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Available Unused Commitment of such Defaulting Lender;

(b) Any Revolving Facility Commitment or any Revolving Facility Loan of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Tranche A Lenders, Special Majority Lenders or Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender under Section 9.04(a)(i) or subclauses (i), through (ix) of the first proviso to Section 9.08(b);

(c) If any Swingline Exposure or Revolving L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and Revolving L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages of Tranche A Revolving Facility Commitments but only to the extent the sum of all non-Defaulting Lenders’ Tranche A Revolving Facility Exposure plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Tranche A Revolving Facility Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;

(iii) if any Borrower Cash Collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to subclause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is Cash Collateralized;

(iv) if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to subclause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentages with respect to Tranche A Revolving Facility Commitments; and

(v) if all or any portion of such Defaulting Lender’s Revolving L/C Exposure is neither reallocated nor Cash Collateralized pursuant to subclause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.12 with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to such Issuing Bank until and to the extent that such Revolving L/C Exposure is reallocated and/or Cash Collateralized; and

(d) So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Revolving L/C Exposure will be 100% covered by the Tranche A Revolving Facility Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Facility Percentage.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Revolving L/C Exposure of such Defaulting Lender in accordance with Section 2.05(j); fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the future Revolving L/C Exposure of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans or CDOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or CDOR Rate Loans or to convert ABR Borrowings to Eurocurrency Borrowings or Canadian Prime Rate Borrowings to CDOR Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings or CDOR Rate Borrowings of such Lender to ABR Borrowings or Canadian Prime Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings or CDOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event as provided in Section 4.01, each of Intermediate Holdings and each of the Borrowers represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO), Intermediate Holdings and the Material Subsidiaries (a) is (i) a partnership, limited liability company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder. On the Closing Date, the Germany Quartz Borrower is a direct or indirect subsidiary of the Germany Silicone Borrower.

Section 3.02 Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Parties and (b) will not (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Loan Party, (y) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (z) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

Section 3.05 Financial Statements. The audited consolidated balance sheet and related statements of operations and cash flows of Intermediate Holdings for the three fiscal years ended December 31, 2012, which consolidated balance sheets and related statements of operations and cash flows have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants (which opinion is not qualified as to scope of audit or as to the status of Intermediate Holdings or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Intermediate Holdings on a consolidated basis in accordance with GAAP.

Section 3.06 No Material Adverse Effect. Since December 31, 2012, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of Intermediate Holdings and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 3.07(b), each of Intermediate Holdings and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Intermediate Holdings and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Intermediate Holdings and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to any of the foregoing necessary for the present conduct of its business, without any conflict (of which Intermediate Holdings or any Subsidiary has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of Intermediate Holdings and each Material Subsidiary, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of Intermediate Holdings or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of Intermediate Holdings or the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted by Section 6.03 or 6.05.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings and, as to each such subsidiary, the percentage of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or, to the knowledge of Intermediate Holdings or any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Intermediate Holdings or any Borrower, threatened in writing against or affecting Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings (prior to a Qualified IPO), Intermediate Holdings, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings (prior to a Qualified IPO), Intermediate Holdings or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings (prior to a Qualified IPO), Intermediate Holdings or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and no Subsidiary incorporated in the England and Wales carries on any business which requires it to be authorized by the United Kingdom Financial Services Authority (or any successor entity performing similar functions).

Section 3.12 Use of Proceeds. Each of the Borrowers will use the proceeds of the Revolving Facility Loans and the Swingline Loans and request issuance of Letters of Credit (a) on the Closing Date, to refinance certain amounts outstanding under the Existing Credit Facility Agreement, (b) to provide for working capital and (c) for general corporate purposes.

Section 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdings (prior to a Qualified IPO), Intermediate Holdings and the Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Each of Holdings (prior to a Qualified IPO), Intermediate Holdings and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Intermediate Holdings or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, Intermediate Holdings and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Governmental Authority.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or a general industry nature) (the “Information”) concerning Holdings, Intermediate Holdings, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of Intermediate Holdings, any of the Subsidiaries or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby (i) have been prepared in good faith based upon assumptions believed by Intermediate Holdings or such Subsidiary to be reasonable at the time made (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date, and (ii) if delivered prior to the Closing Date, as of the Closing Date, have not been modified in any material respect by Intermediate Holdings or such Subsidiary.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Intermediate Holdings, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $35.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Intermediate Holdings or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Intermediate Holdings or any Subsidiary to tax; and (vi) none of Intermediate Holdings or the Subsidiaries and the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of Intermediate Holdings and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of Intermediate Holdings or any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan, that would reasonably be expected to result in liability to Intermediate Holdings, any of the Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Plan of Intermediate Holdings, any Subsidiary or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to Intermediate Holdings, any Subsidiary or any of the ERISA Affiliates in excess of $35.0 million, nor has any Plan of Intermediate Holdings, any Subsidiary or any of the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) that has or would reasonably be expected to result in a Material Adverse Effect.

(e) On the Closing Date, no Canadian Loan Party maintains any Canadian Benefit Plan or Canadian Pension Plan other than those set forth on Schedule 3.15. There is no solvency or other deficiency or any unfunded liability with respect to any Canadian Pension Plan currently or previously maintained by a Canadian Loan Party that has or would reasonably be expected to result in a Material Adverse Effect.

(f) On the Closing Date, no Loan Party nor any of their Subsidiaries is or has at any time been (i) an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer.

Section 3.16 Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, order, complaint or penalty has been received by Intermediate Holdings or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Intermediate Holdings’ or any Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Intermediate Holdings or any of its Subsidiaries, (b) each Borrower and each of the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (c) to Intermediate Holdings’ or any Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by any Borrower or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Intermediate Holdings or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower or any of the Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Intermediate Holdings or any of its Subsidiaries under any Environmental Laws and (d) there are no agreements in which Intermediate Holdings or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17 Security Documents. (a) The U.S. Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. In the case of the certificated Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such certificated Pledged Collateral (to the extent such Pledged Collateral constitutes “securities” under Article 8 of the UCC) are delivered to the Applicable Agent pursuant to the terms of the ABL Intercreditor Agreement, and in the case of the other Collateral described in the U.S. Collateral Agreement, when all necessary financing statements and other filings are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including in all material U.S. Intellectual Property Rights) and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except Permitted Liens).

(b) Each Foreign Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law. In the case of the Collateral described in a Foreign Collateral Agreement, when filings are made or notices given to third parties, as applicable, in the appropriate offices in each relevant jurisdiction, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by such filings or notices, in each case prior and superior in right to any other person (subject to Permitted Liens), subject to (i) registration of undisclosed pledges and, where applicable, pledges of tangible assets with governmental tax authorities, (ii) execution and recordation of notarial mortgages in the relevant land registries, (iii) notification of debtors of certain receivables and (iv) any other exceptions explicitly set forth in the relevant Foreign Collateral Agreement (it being understood the terms of the relevant Foreign Collateral Agreement may explicitly provide that some or all of such actions need not be undertaken).

(c) Notwithstanding anything herein (including in this Section 3.17) or in any Loan Document to the contrary, except as set forth in any Foreign Collateral Agreement, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto under foreign law.

Section 3.18 Location of Real Property and Leased Premises. (a) The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, all material Real Property owned by any of the Loan Parties as of the Closing Date and the addresses thereof (except as set forth therein). As of the Closing Date, each of the Loan Parties owns in fee all the Real Property set forth as being owned by such person on such schedules to the Perfection Certificate.

(b) The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, as of the Closing Date, all material Real Property leased by any of the Loan Parties as of the Closing Date and the addresses thereof and the leases pursuant to which the Real Property is leased (except as set forth therein). As of the Closing Date, each of the Loan Parties has in all material respects valid leases in all the Real Property set forth as being leased by such person in fee on such schedules to the Perfection Certificate.

Section 3.19 Solvency. (a) On the Closing Date, immediately after giving effect to the Transactions, (i) the fair value of the assets of Intermediate Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of Intermediate Holdings and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Intermediate Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Intermediate Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Intermediate Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) Intermediate Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, none of Intermediate Holdings or any Borrower intends to, and none of Intermediate Holdings or any Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

Section 3.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings (prior to a Qualified IPO), Intermediate Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries or for which any claim may be made against Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings (prior to a Qualified IPO), Intermediate Holdings or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Qualified IPO), Intermediate Holdings or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, Intermediate Holdings and the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Intermediate Holdings and the Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of Intermediate Holdings and each Borrower, none of Intermediate Holdings or the Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such person, is interfering with, infringing upon, misappropriating or otherwise violating any intellectual property rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Intermediate Holdings and each Borrower, threatened.

Section 3.24 Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Holdings PIK Note, the Senior Subordinated Notes Indenture and under the documentation governing any other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or such other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness.

Section 3.25 Centre of Main Interest. For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, as amended, each Loan Party incorporated or organized under the laws of a country that is a member of the European Union has its centre of main interests (as that term is used in Article 3(1) therein) situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.

Section 3.26 Financial Assistance. The application of each Borrowing shall comply in all respects with Sections 678 to 679 of the United Kingdom’s Companies Act 2006, including in relation to the execution of the Guarantee Agreement and the Foreign Collateral Agreements and payments of amounts due under this Agreement.

Section 3.27 Anti-Terrorism Laws. (a) No Loan Party or, to its knowledge, any of its Affiliates is in violation of any applicable law relating to sanctions, terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the U.S. A. Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707).

(b) No Loan Party or, to its knowledge, any of its Affiliates is any of the following:

(i) a Prohibited Person or a Person owned or controlled by, or acting for or on behalf of, any Person that is a Prohibited Person; or

(ii) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

Section 3.28 Foreign Corrupt Practices Act. No Loan Party or, to its knowledge, any of its Affiliates, officers, directors, employees, or agents, acting on behalf of a Loan Party, has paid, offered, promised to pay, or authorized the payment of, directly or indirectly, any money or anything of value to any Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Government Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case in violation of any applicable law.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01 All Credit Events. The obligations of (x) the Lenders (including the Swingline Lenders) to make Loans and (y) any Issuing Bank to issue Letters of Credit or renew, extend, amend or increase the stated amounts of, Letters of Credit hereunder (other than pursuant to any renewal, extension or amendment of a Letter of Credit without any increase in the stated amount of such Letter of Credit and extension of the expiration of such Letter of Credit) (each of clauses (x) and (y), a “Credit Event”) are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03(b)) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) After giving effect to such Borrowing or such issuance of a Letter of Credit, (i) the Aggregate Revolving Facility Exposure shall not exceed the lesser of (x) the Aggregate Revolving Facility Commitments and (y) the Global Borrowing Base, (ii) the

aggregate U.S. Revolving Facility Exposure shall not exceed the U.S. Sublimit, (iii) the aggregate German Revolving Facility Exposure of Germany Silicone Borrower shall not exceed the Germany Silicone Availability, (iv) the aggregate German Revolving Facility Exposure of Germany Quartz Borrower shall not exceed the Global Borrowing Base and (v) the aggregate Canadian Revolving Facility Exposure shall not exceed the Canadian Sublimit.

(e) Each Borrowing and each other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by Intermediate Holdings and each Borrower on the date of such Credit Event, as to the matters specified in clauses (b), (c) and (d) of this Section 4.01.

Section 4.02 First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, Intermediate Holdings, each Borrower, the Issuing Banks and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties and (ii) each local counsel listed on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering customary matters relating to the Loan Documents.

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a director or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official) (where such certification is available in such Loan Party’s jurisdiction of organization) of the jurisdiction of its organization, (2) in case of a German Loan Party, certified (beglaubigt) by the commercial register (Handelsregister) or a German notary, accompanied by an up-to-date (not older than 15 days) electronic excerpt of the commercial register (elektronischer Handelsregisterauszug) or (3) otherwise certified by the Secretary or Assistant Secretary or (in the case of an English Loan Party) a director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause (c)(i),

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or memorandum and articles, partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such Loan Party is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) if required in order to duly authorize the Transactions with respect to any Foreign Loan Party, a copy of a resolution signed by all the holders of the issued shares in such Foreign Loan Party, approving the terms of, and the transactions contemplated by, the Loan Documents to which such Foreign Loan Party is a party,

(vi) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vii) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of Intermediate Holdings, together with all attachments contemplated thereby, and the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions reasonably required by the Administrative Agent and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit B and signed by a Financial Officer of Intermediate Holdings confirming the solvency of Intermediate Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f) The Agents shall have received (on behalf of the Lenders) all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson, Thacher & Bartlett LLP and other counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(g) Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02), the Collateral and Guarantee Requirement shall be satisfied as of the Closing Date.

(h) The Administrative Agent shall have received a Borrowing Base Certificate.

(i) The Administrative Agent shall have received all documentation and other information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent prior to the Closing Date and required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act, to be obtained by the Administrative Agent or any Lender.

(j) Substantially concurrently with the Closing Date, all revolving facility loans, letters of credit and swingline loans under the Existing Credit Facility Agreement shall have been repaid in full, together with all fees and other amounts owing thereon (other than the Existing Letters of Credit, which shall be deemed to be Letters of Credit issued under and subject to this Agreement), and the Existing Credit Facility Agreement shall be amended and restated to constitute the Cash Flow Credit Agreement hereunder on the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved, accepted and be satisfied with each document or other matter required hereunder or under any other Loan Document to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of any initial Borrowing on the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Intermediate Holdings and the Borrowers covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such person will, and will cause each of the Material Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary that is not a Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that and except as otherwise permitted under Section 6.05, Intermediate Holdings may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Intermediate Holdings or a Wholly Owned Subsidiary of Intermediate Holdings in such liquidation or dissolution, except that, unless otherwise permitted by Section 6.05, Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

(c) Do or cause to be done all things necessary to keep the Germany Quartz Borrower as a direct or indirect subsidiary of the Germany Silicone Borrower or, to the extent the Germany Quartz Borrower shall cease to be a direct or indirect subsidiary of the Germany Silicone Borrower, the German Sublimit with regard to the Germany Quartz Borrower shall be modified such that the maximum German Revolving Facility Exposure with respect to the Germany Quartz Borrower shall not exceed the Global Borrowing Base less the German Silicone Borrowing Base.

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as required by applicable law, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Banks and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Intermediate Holdings and the Borrowers, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings (prior to a Qualified IPO), Intermediate Holdings or any Subsidiary or the protection of their properties.

Section 5.03 Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Intermediate Holdings or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) On or prior to the date that is the earliest to occur of (a) 95 days after the end of each fiscal year, (b) the date a report for such fiscal year on Form 10-K is required to be delivered to the SEC and (c) the date on which the financial statements described below in this paragraph (a) are filed with the SEC, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Intermediate Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Intermediate Holdings or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Intermediate Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Intermediate Holdings of annual reports on Form 10-K of Intermediate Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) On or prior to the date that is, in the case of each of the first three fiscal quarters of each fiscal year, the earliest of (a) 50 days after the end of such quarter, (b) the date a report for such fiscal quarter is required to be filed with the SEC on Form 10-Q and (c) the date on which the financial statements described below in this paragraph (b) are filed with the SEC, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Intermediate Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Intermediate Holdings on behalf of Intermediate Holdings as fairly presenting, in all material respects, the financial position and results of operations of Intermediate Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Intermediate Holdings of quarterly reports on Form 10-Q of Intermediate Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) Concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of Intermediate Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating calculation of the Financial Performance Covenant (irrespective of the occurrence of the Availability Trigger Event) and the calculation of Excess Availability, each as of the end of such quarter, (iii) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary, and (iv) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default with respect to the Financial Performance Covenant (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Intermediate Holdings or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the public website of Intermediate Holdings or publicly available through the EDGAR System;

(e) Within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of Intermediate Holdings and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Intermediate Holdings to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) Upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f);

(g) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Intermediate Holdings or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) In the event that in respect of any Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit Intermediate Holdings or any Parent Entity to report at such Parent Entity’s level on a consolidated basis such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for Intermediate Holdings and its Subsidiaries (together with a reconciliation showing the adjustments necessary to calculate the Financial Performance Covenant and compliance therewith) will satisfy the requirements of such paragraphs;

(i) On or before the twentieth (20th) day following the end of each month, a Borrowing Base Certificate from Intermediate Holdings as of the last day of such immediately preceding month. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Trigger Event, Intermediate Holdings shall, if requested by the Administrative Agent, execute and deliver to the Administrative Agent Borrowing Base Certificates weekly. Intermediate Holdings may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04(i).

(j) Promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Intermediate Holdings, any Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request and, with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plans;

(k) Promptly upon Intermediate Holdings or any Borrower becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, Intermediate Holdings and the applicable Borrower shall deliver to Administrative Agent a summary of such facts and circumstances and any action Intermediate Holdings or the applicable Borrower or other Subsidiary intends to take regarding such facts or conditions; and

(l) (i) Promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that Intermediate Holdings, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Intermediate Holding, any Subsidiary or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan; provided that if Intermediate Holdings, any Subsidiary or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, Intermediate Holdings, any Subsidiary or any ERISA Affiliate shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Intermediate Holdings or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Intermediate Holdings or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Intermediate Holdings or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections. (a) Maintain all financial records in accordance with GAAP and, upon five (5) Business Days’ notice (or, if an Event of Default or Availability Trigger Event has occurred and is continuing, one (1) Business Day’s notice), permit any persons designated by the Administrative Agent to visit, audit and inspect the financial records and the properties of Intermediate Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Intermediate Holdings or the applicable Subsidiary, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to Intermediate Holdings or the Borrowers to discuss the affairs, finances and condition of Intermediate Holdings or any of its Subsidiaries with the officers thereof and independent accountants therefor (in each case set forth in this Section 5.07, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default. The Administrative Agent may (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and Intermediate Holdings) conduct up to one Collateral Audit during any twelve month period; provided, that if an Audit Trigger Event has occurred within such twelve month period or if an Event of Default has occurred and is continuing, the Administrative Agent (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and Intermediate Holdings) may conduct up to two Collateral Audits during such twelve month period (not to exceed one Collateral Audit per any three month period); provided, further, that if a German Review Trigger Event has occurred and is continuing, the Administrative Agent shall be entitled to commence German Payable Audits in the exercise of its Reasonable Credit Judgment. Intermediate Holdings agrees to reimburse the Administrative Agent for its actual out-of-pocket costs reasonably incurred in connection with the Collateral Audits and German Payable Audits referred to in the preceding sentence.

(b) Intermediate Holdings shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of Intermediate Holdings and the Borrowers, in any twelve month period, one appraisal or update thereof of any or all of the Collateral included in any Borrowing Base from one or more Acceptable Appraisers (as selected by Intermediate Holdings), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Administrative Agent; provided that if an Audit Trigger Event has occurred within such twelve month period or if an Event of

Default has occurred and is continuing, the Administrative Agent shall be entitled to receive up to two such appraisals in any twelve month period (not to exceed one appraisal per any three month period) and all such appraisals or updates shall, at the election of the Administrative Agent, be physical on-site appraisals or updates. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than twice per year) to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by Intermediate Holdings), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the Net Orderly Liquidation Value In-Place and the calculation of any Borrowing Base hereunder. In connection with any appraisal requested by the Administrative Agent pursuant to this Section 5.07, the Loan Parties shall be given twenty (20) days following such request by the Administrative Agent to choose and engage the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value and the Net Orderly Liquidation Value In-Place or any Borrowing Base hereunder as a result of such appraisal shall become effective twenty (20) days following the finalization of such appraisal.

Section 5.08 Use of Proceeds. In the case of each of the Borrowers, use the proceeds of the Revolving Facility Loans and the Swingline Loans and request issuance of Letters of Credit (a) on the Closing Date, to refinance certain amounts outstanding under the Existing Credit Facility Agreement, (b) to provide for working capital and (c) for general corporate purposes.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (f) below.

(b) If any asset (other than Real Property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Administrative Agent pursuant to Section 5.10(f) or the Security Documents) (i) notify the Administrative Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and, to the extent required under the applicable Security Documents, perfect such Liens, including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c) Promptly notify the Administrative Agent of the acquisition of any Real Property of any Loan Parties acquired after the Closing Date and having a fair market value (as determined by Intermediate Holdings in good faith) at the time of acquisition in excess of $10.0 million and, within sixty (60) days of such acquisition, grant and cause each of such Loan Parties to grant to the Administrative Agent a Mortgage on such Real Property pursuant to documentation substantially in the form of the Mortgages delivered to the Administrative Agent pursuant to Section 5.10(g) or in such other form as is reasonably satisfactory to the Applicable Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages.

(d) If any additional Subsidiary is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within ten (10) Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after the date such Subsidiary is formed or acquired or such longer period as required by applicable law or as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party (and in connection therewith shall deliver to the Administrative Agent such evidence as the Administrative Agent may reasonably request), in each case subject to paragraph (f) below.

(e) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any Security Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any Real Property held by any of the Subsidiaries as a lessee under a lease,

(ii) any vehicle,

(iii) certain cash, deposit accounts and securities accounts to be mutually agreed between Intermediate Holdings and the Administrative Agent,

(iv) any Equity Interests owned on or acquired after the Closing Date (other than Equity Interests in any Borrower or, in the case of any person which is another Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (x) with respect to contractual obligations, such Equity Interests constitute less than 100.0% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests are not Intermediate Holdings or any Subsidiary, (y) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (z) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary,

(v) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets owned on the Closing Date or acquired with Indebtedness of the type permitted pursuant to Section 6.01(i)),

(vi) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) after the Closing Date if the Administrative Agent, after consultation with Intermediate Holdings, shall reasonably determine that the costs or other consequences of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the Administrative Agent, after consultation with Intermediate Holdings, shall reasonably determine that the costs or other consequences of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, in each case taking into account the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, including (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer; provided, that, upon the reasonable request of the Administrative Agent, Intermediate Holdings shall and shall cause any applicable Subsidiary to, use commercially reasonably efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above,

(vii) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents,

(viii) other than with respect to Section 5.12(b)(v), perfection of any security interest in Accounts or other Collateral to the extent such perfection would require notice to customers of Intermediate Holdings and the Subsidiaries prior to the time that a Default has occurred and is continuing; or

(ix) all assets that would constitute Notes Priority Collateral at any time that are not pledged to secure First-Priority Lien Obligations (as defined in the ABL Intercreditor Agreement) at such time (other than Equipment of the Foreign Loan Parties located in an Eligible Machinery and Equipment Jurisdiction), or

(g) Complete on or prior to the day that is 90 days after the Closing Date (or such longer time as the Administrative Agent shall permit in its reasonable discretion), all actions necessary in order to perfect the security interests of the Secured Parties set forth on Schedule 5.10, including paragraphs 1 and 2 of Schedule 5.10 with respect to the Mortgaged Properties.

Notwithstanding anything to the contrary in this Agreement, the U.S. Collateral Agreement, or any other Loan Document, (x) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with Intermediate Holdings, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents and (y) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and Intermediate Holdings.

Section 5.11 Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.12 Cash Management Systems; Application of Proceeds of Accounts.

(a) (i) Each Loan Party (A) shall enter into a customary account control agreement or equivalent arrangement, in a form reasonably satisfactory to the Administrative Agent and the relevant account bank (each, an “Account Control Agreement”) with the Collateral Agent and any bank or other financial institution with respect to accounts specified in Sections 5.12(c) and (d)(i), as applicable and (B) may, at its option, enter into an Account Control Agreement with the Collateral Agent and any bank or other financial institution with which such Loan Party maintains any other account (each such account of a Loan Party subject to an Account Control Agreement in subclauses (A) and (B), a “Controlled Account”), in each case, covering such account.

(ii) Notwithstanding paragraph (i) above, each Loan Party may maintain separate payroll, disbursement and other fiduciary accounts (“Excluded Accounts”) so long as (A) such Loan Party shall use commercially reasonable efforts to ensure that such Excluded Accounts receive no deposits from Account Debtors in respect of an Account, (B) such Loan Party shall promptly upon becoming aware of any deposit in such accounts from Account Debtors in respect of an Account cause such deposits to be transferred to a Controlled Account and (C) such Loan Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the payroll, disbursement or other fiduciary obligations to be made from such accounts from time to time. Notwithstanding the preceding sentence, the Loan Parties shall not be required to comply with the foregoing with respect to accounts specified in Schedule 5.12(a) until 60 days after the Closing Date (or such longer time permitted by the Administrative Agent).

(iii) In the case of accounts set forth on Schedule 5.12(a), on or prior to the date that is 60 days after the Closing Date (or such later date as the Administrative Agent may agree), each applicable Loan Party shall open new bank accounts in order to segregate payroll and other payable activities from Collection Accounts and shall procure that all amounts standing to the credit of each such Loan Party’s Collection Accounts on Schedule 5.12(a) (other than in respect of payroll and other payable activities) shall promptly upon opening of such new bank account be transferred to such new bank accounts or another Controlled Account.

(iv) Each Loan Party shall, promptly upon the applicable Collection Account becoming subject to an Account Control Agreement, (A) instruct each Account Debtor to make payment, or to continue to make payment, to a Controlled Account or an Additional Collection Account and (B) deposit in a Controlled Account or an Additional Collection Account (or, to the extent permitted pursuant to paragraph (ii) above, an Excluded Account) promptly all proceeds of such Accounts received by such Loan Party.

(v) If the Account Debtor in respect of any Account of a Loan Party makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall use commercially reasonable efforts to direct the Account Debtor to make any such payments to a Controlled Account or an Additional Collection Account and if, notwithstanding such direction, such payment is not so made by such Account Debtor, such Loan Party shall deposit such amount in a Controlled Account or Additional Collection Account as soon as reasonably practicable, and in any event within two (2) Business Days of the receipt thereof.

(vi) If any funds are received by the applicable Loan Party from any Account Debtor in respect of any Account by check or by any other means other than via wire transfer into a Controlled Account or an Additional Collection Account, such Loan Party shall cause such funds to be deposited into a Controlled Account or an Additional Collection Account as soon as reasonably practicable, and in any event within two (2) Business Days of the receipt thereof.

(vii) In the event that (A) any applicable Loan Party or any account bank shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Controlled Account for any reason or (B) the Collateral Agent shall demand such termination as a result of the failure of such account bank to comply with the terms of the applicable Account Control Agreement, each applicable Loan Party shall promptly notify all of its Account Debtors to make all future payments to another Controlled Account or, in the case of a Domestic Loan Party or a Canadian Loan Party, an Additional Collection Account, as applicable.

(viii) Any Loan Party may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution; provided, that (i) in the case of any Domestic Loan Party or Canadian Loan Party (x) such Loan Parties, collectively, shall at all times maintain at least one Primary Concentration Account and (y) any new Primary Concentration Account shall be subject to compliance with Section 5.12 with respect thereto and (ii) in the case of any German Loan Party, such Loan Party has received prior written consent of the Administrative Agent (not to be unreasonably withheld) with respect to any such change.

(b) (i) Each Account Control Agreement shall require, after the occurrence and during the continuance of an Availability Trigger Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date has occurred) of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Controlled Account net of such minimum balance, if any, required by the bank at which such Controlled Account is maintained to an account maintained by the Collateral Agent (the “Dominion Account”). The Dominion Account shall at all times be under the sole dominion and control of the Collateral Agent.

(ii) Subject to the ABL Intercreditor Agreement and any other applicable intercreditor agreement, all collected amounts received in the Dominion Account during the continuance of an Availability Trigger Event shall be distributed and applied on a daily basis in the order specified in Section 2.11(d) by the Administrative

Agent; provided, that, for the avoidance of doubt, any repayment or prepayment of the Revolving Facility Loans pursuant to this Section 5.12 shall not reduce the Revolving Facility Commitments then in effect.

(iii) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (A) on or after the Termination Date, (B) when the Availability Trigger Event is no longer continuing or (C) when no Loans are outstanding and all Letters of Credit have been Cash Collateralized, shall be remitted to the applicable Loan Parties as Intermediate Holdings may direct.

(iv) At any time at the request of the Administrative Agent in its sole discretion following the occurrence of (1) an Event of Default with respect to any Loan Party or (2) a Default with respect to the Germany Silicone Borrower or the Germany Quartz Borrower, each applicable Loan Party shall (A) either (x) immediately cause all of their existing Collection Accounts to be transferred to the name of the Collateral Agent or (y) to the extent such existing Collection Accounts cannot be transferred to the Collateral Agent, promptly open new Collection Accounts with (and, at the discretion of the Collateral Agent, in the name of) the Collateral Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (B) if new Collection Accounts have been established pursuant to this Section 5.12 (each a “New Collection Account”) ensure that the proceeds of all Accounts owing to each such Loan Party will immediately be redirected to the New Collection Accounts. Until all collections relating to Accounts have been redirected to the New Collection Accounts, each such Loan Party shall cause all amounts on deposit in any existing Collection Account to be transferred to a New Collection Account at the end of each Business Day; provided that if any such Loan Party does not instruct such redirection or transfer, each of them hereby authorizes the Collateral Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such existing Collection Account, as applicable.

(v) At any time at the request of the Administrative Agent in its sole discretion following the occurrence of (x) an Event of Default with respect to any Loan Party or (y) a Default with respect to the Germany Silicone Borrower or the Germany Quartz Borrower with respect to which the Administrative Agent expects may result in an Event of Default, each applicable Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Collateral Agent over the Accounts, it shall promptly give notice to such Account Debtors and if any such Loan Party does not serve such notice, each such Loan Party hereby authorizes the Collateral Agent to serve such notice on their behalf.

(c) Each of the Germany Quartz Borrower and the Germany Silicone Borrower shall enter into an Account Control Agreement with respect to each Collection Account of such Borrower indicated as such on Schedule 5.12(c) (other than an Excluded Account or otherwise agreed in writing by the Administrative Agent).

(d) (i) Each Domestic Loan Party and Canadian Loan Party shall enter into Account Control Agreements with respect to Primary Concentration Accounts of such Loan Party.

(ii) Any funds deposited into an Additional Collection Account that is not itself a Controlled Account shall be transferred to a Controlled Account within two (2) Business Days (or, if an Availability Trigger Event has occurred and is continuing, one (1) Business Day) such that the aggregate remaining balance of all Additional Collection Accounts after giving effect to such transfer shall not exceed $5,000,000 (or, if an Availability Trigger Event has occurred and is continuing, $2,000,000).

(iii) Notwithstanding anything in this paragraph (d) to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this paragraph (d) to the extent that Intermediate Holdings uses commercially reasonable efforts to establish the arrangements required in this paragraph (d) within 60 days following the Closing Date (or such later date as the Administrative Agent may agree).

Section 5.13 Foreign Pension Plans. All Foreign Pension Plans established or maintained by any Loan Party or its Subsidiaries shall comply with all provisions of the relevant law and none of Intermediate Holdings or any Subsidiary thereof shall have any unfunded liability in respect of any Foreign Pension Plan except in each case as could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

Each of Intermediate Holdings and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such person will not, and will not permit any of the Material Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (provided, that any such Indebtedness that is (i) intercompany Indebtedness and (ii) any other Indebtedness in an aggregate amount not to exceed $50.0 million shall be excluded from Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person who is not an Affiliate of Intermediate Holdings or any Subsidiary);

(b) Indebtedness created hereunder (including pursuant to Section 2.20) and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of Intermediate Holdings and any Subsidiary pursuant to Swap Agreements;

(d) Indebtedness of Intermediate Holdings or any Subsidiary owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Intermediate Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of Intermediate Holdings or any Subsidiary to Intermediate Holdings or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings and the Subsidiaries to finance working capital needs of the Subsidiaries, (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to Intermediate Holdings or any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall, if legally permissible, be subordinated to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of Intermediate Holdings or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of notification to Intermediate Holdings or the applicable Subsidiary of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with Intermediate Holdings or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, amalgamation or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.75 to 1.00;

(i) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by Intermediate Holdings or any Subsidiary prior to or within 270 days after any acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) otherwise permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, (A) in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof (together with the aggregate amount of any other Indebtedness outstanding pursuant to this clause (A) and any Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under this clause (A) that is incurred under clause (ii) hereof at any time that the requirements of clause (B) hereof are not satisfied at the time of such incurrence) would not in the aggregate exceed $75.0 million or (B) in any amount, so long as at the time of and after giving effect to the incurrence of such Indebtedness under this clause (B) and the use of proceeds thereof on a Pro Forma Basis, the Payment Conditions are satisfied and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by Intermediate Holdings or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of Intermediate Holdings or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed $150.0 million;

(l) (i) Indebtedness in respect of the Cash Flow Credit Agreement in a principal amount not in excess of $75.0 million, (ii) Indebtedness in respect of the First Lien Notes, the 1.5 Lien Notes, the Springing Lien Notes and the Senior Subordinated Notes and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by Intermediate Holdings or any of the Subsidiary Loan Parties of the Indebtedness described in paragraph (l) of this Section 6.01, so long as any Guarantee of the Senior Subordinated Notes is subordinated to the Loan Document Obligations and Guarantees of the Loan Document Obligations substantially on terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes, (ii) by Intermediate Holdings, any Borrower or any Subsidiary Loan Party of any Indebtedness of any Borrower or any Loan Party permitted to be incurred under this Agreement (provided that any Borrower or Loan Party that provides a guarantee of any Notes or the Cash Flow Credit Agreement shall also provide a guarantee of the Obligations), (iii) by Intermediate Holdings, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Intermediate Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(t)), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and (v) by any Subsidiary of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(w) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(t)); provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Document Obligations and the Guarantees of the Loan Document Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is subordinated to the Loan Document Obligations pursuant to the Senior Subordinated Notes Indenture;

(n) Indebtedness arising from agreements of Intermediate Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p) Indebtedness of Intermediate Holdings or any Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness incurred by Intermediate Holdings, any Borrower or any Subsidiary Loan Party; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.75 to 1.00; (ii) other Indebtedness incurred by Intermediate Holdings, any Borrower or any Subsidiary Loan Party that is incurred to Refinance the Senior Subordinated Notes; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.50 to 1.00 and (C) the principal amount of such Indebtedness does not exceed the principal amount of the Senior Subordinated Notes so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses) (the incurrence of such Indebtedness pursuant to this clause (r)(ii) and the use of proceeds thereof, the “Specific Refinancing Transaction”); provided further that, with respect to the incurrence of any Indebtedness under this clause (r)(i) or (r)(ii), the proceeds of which are used to Refinance the Senior Subordinated Notes, (1) the maturity of such Indebtedness shall not be earlier than 90 days after the latest Maturity Date then in effect and (2) after giving effect to such incurrence on a Pro Forma Basis, the Payment Conditions are satisfied and (iii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Loan Parties or Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (s), at any one time, shall not exceed $125.0 million;

(t) unsecured Indebtedness in respect of obligations of Intermediate Holdings or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of Intermediate Holdings or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings;

(w) Indebtedness of Intermediate Holdings or any Subsidiary incurred (i) under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) and (ii) under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders and (in each case) established for the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Overdraft Line may be secured as, but only to the extent permitted by Section 6.02(b) and the Security Documents;

(x) Indebtedness consisting of promissory notes issued by Intermediate Holdings or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Intermediate Holdings or any Parent Entity permitted by Section 6.06;

(y) Indebtedness consisting of obligations of Intermediate Holdings or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) (i) other Indebtedness so long as (x) after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof on a Pro Forma Basis the Payment Conditions are satisfied and (y) such Indebtedness is either unsecured or secured by Second-Priority Liens on the Collateral; provided that, with respect to the incurrence of any Indebtedness under this clause (z)(i) that is incurred to Refinance the Senior Subordinated Notes, the maturity of such Indebtedness shall not be earlier than 90 days after the latest Maturity Date then in effect and (ii) Permitted Refinancing Indebtedness in respect thereof;

(aa) Indebtedness in respect of any Letter of Credit Facility (including any letters of credit issued thereunder), in an aggregate principal amount outstanding at any time not to exceed $30.0 million; and

(bb) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (aa) above.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (bb) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (bb), Intermediate Holdings shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Intermediate Holdings or any Subsidiary existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations) and shall not subsequently apply to any other property or assets of Intermediate Holdings or any Subsidiary other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien on the Closing Date, and (b) proceeds and products thereof;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $25.0 million in the aggregate (plus (a) any accrued and unpaid interest in respect of Indebtedness incurred by Intermediate Holdings or any Subsidiary under the Overdraft Line and (b) any accrued and unpaid fees and expenses owing by Intermediate Holdings or any Subsidiary under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all the Loan Documents;

(c) any Lien on any property or asset of Intermediate Holdings or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any property or assets of Intermediate Holdings or any of the Subsidiaries other than property securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date (and refinancings thereof) and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Intermediate Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Intermediate Holdings or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Intermediate Holdings or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness and any accessions thereto or proceeds thereof);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by Intermediate Holdings or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Intermediate Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Intermediate Holdings or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Intermediate Holdings or any Subsidiary in the ordinary course of business;

(o) Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit or trade-related bank guarantees permitted under Section 6.01(f), (k) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of Intermediate Holdings and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by Intermediate Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of Intermediate Holdings or any Subsidiary; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien on a Pro Forma Basis, the Senior Secured Leverage Ratio shall not be greater than 3.75 to 1.00, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement and (iv) if such Liens are on the ABL Priority Collateral, such Liens on the ABL Priority Collateral shall constitute Notes-Priority Liens or Second-Priority Liens;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary UCC financing statements, PPSA financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(aa) Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Intermediate Holdings or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Intermediate Holdings or such Subsidiary, as applicable, in respect of such letter of credit or bank guarantee to the extent permitted under Section 6.01 (other than Section 6.01(k));

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of Intermediate Holdings, any Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(dd) Liens securing obligations under any Secured Hedge Agreements or Secured Cash Management Agreements; provided, that if such Lien shall be first-priority liens on the ABL Priority Collateral, then (i) any payments made with respect to such Secured Hedge

Agreements or Secured Cash Management Agreement shall be junior in the payment waterfall to any payments with respect to any Loans under any Loan Document or (ii) such Lien shall not secure Obligations of any Designated Secured Hedge Agreements or Designated Secured Cash Managements which exceed in the aggregate $30.0 million at any one time;

(ee) other Liens (other than first-priority liens on the ABL Priority Collateral) with respect to property or assets of Intermediate Holdings or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $15.0 million;

(ff) (i) Second-Priority Liens on Collateral (including Liens securing Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes) and (ii) Notes-Priority Liens on Collateral (including Liens securing Cash Flow Obligations, First Lien Notes and Indebtedness incurred under the Specific Refinancing Transaction) and, in each case, the Permitted Refinancing Indebtedness in respect thereof (provided that, in the case of Permitted Refinancing Indebtedness in respect of (x) Cash Flow Obligations, any First Lien Notes or Indebtedness incurred under the Specific Refinancing Transactions, such Liens shall constitute Notes-Priority Liens or Second-Priority Liens and (y) 1.5 Lien Notes, the Springing Lien Notes or Permitted Refinancing Indebtedness of the Senior Subordinated Notes (but not including, for the avoidance of doubt, a Specific Refinancing Transaction), such Liens shall constitute Second-Priority Liens);

(gg) Liens on assets (other than first-priority liens on ABL Priority Collateral) in respect of any Letter of Credit Facility permitted under Section 6.01(aa);

(hh) Liens (other than first-priority liens on ABL Priority Collateral) on not more than $20.0 million of deposits securing Swap Agreements; and

(ii) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after-acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (hh) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (hh), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) property owned by Intermediate Holdings, any Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any property owned by Intermediate Holdings, any Borrower or any Subsidiary Loan Party, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, (A) the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b)(i)(A), would not exceed the greater of $75.0 million and 2.5% of Consolidated Total Assets as of the end of the most recent fiscal quarter prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 or (B) the Payment Conditions are satisfied on a Pro Forma Basis.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by Intermediate Holdings or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from Intermediate Holdings or any Subsidiary to Intermediate Holdings or any Subsidiary; and (iii) Guarantees by Intermediate Holdings or any Subsidiary of Indebtedness otherwise permitted hereunder of Intermediate Holdings or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) the aggregate outstanding amount of Guarantees of Indebtedness after the Closing Date by Loan Parties of Subsidiaries that are not Loan Parties pursuant to clause (iii) (other than Guarantees by Loan Parties of the obligations under Secured Hedge Agreements of Subsidiaries that are not Subsidiary Loan Parties), shall not exceed $5.0 million (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings or any of the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Intermediate Holdings or any Subsidiary (i) in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to Intermediate Holdings or such Subsidiary in cash as common equity;

(f) Accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) (calculated without regard to write-downs or write-offs) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (dd);

(j) other Investments by Intermediate Holdings or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $15.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary at the date of the making of such Investment and such person becomes a Subsidiary after such date, such Investment shall, at the election of

Intermediate Holdings, thereafter be deemed to have been made pursuant to clause (b) above to the extent then permitted under such clause (b) and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m)(v);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Intermediate Holdings or any Subsidiary as a result of a foreclosure by Intermediate Holdings or such Subsidiary, as applicable, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary that is acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with Intermediate Holdings or a Subsidiary after the Closing Date, in each case, (i) to the extent the acquisition of such Subsidiary or such merger, amalgamation or consolidation, as applicable, is permitted under this Section 6.04 and, in the case of any merger, amalgamation or consolidation, permitted under Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) acquisitions by any Loan Party of obligations of one or more officers or other employees of Intermediate Holdings, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Intermediate Holdings or any Parent Entity, so long as no cash is actually advanced by Intermediate Holdings, any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by Intermediate Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Intermediate Holdings or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Intermediate Holdings or any Parent Entity;

(r) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(s) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(t) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(u) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Intermediate Holdings or any Subsidiary;

(v) Investments by Intermediate Holdings or any of the Subsidiaries, including loans to any Parent Entity, if Intermediate Holdings or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(w) Investments arising as a result of Permitted Receivables Financings;

(x) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(y) purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(z) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings or any Parent Entity; and

(aa) other Investments, provided, that after giving effect to such Investment on a Pro Forma Basis, the Payment Conditions are satisfied.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of Intermediate Holdings, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Section 6.05 Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of Inventory in the ordinary course of business by Intermediate Holdings or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Intermediate Holdings or any Subsidiary, (iii) the sale of surplus, damaged, obsolete or worn out equipment or other property in the ordinary course of business by Intermediate Holdings or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary into or with Intermediate Holdings or any Borrower in a transaction in which Intermediate Holdings or such Borrower is the survivor (provided that no Borrower may merge, amalgamate or consolidate into Intermediate Holdings or with another Borrower), (ii) the merger, amalgamation or consolidation of any Domestic Subsidiary into or with any Domestic Loan Party in a transaction in which the surviving or resulting entity is a Domestic Loan Party or the merger, amalgamation or consolidation of any Foreign Subsidiary into or with any Foreign Loan Party in a transaction in which the surviving or resulting entity is a Foreign Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if Intermediate Holdings or any Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of Intermediate Holdings or such Subsidiary and is not materially disadvantageous to the Lenders or (v) any Subsidiary of a Borrower may merge, amalgamate or consolidate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary of a Borrower, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions (i) to Intermediate Holdings or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Sections 6.04 and 6.07 or shall be made at a time when the Payment Conditions are satisfied or (ii) by any Subsidiary that is not a Subsidiary Loan Party;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the account party thereon and not as part of an accounts receivable financing transaction;

(g) sales, transfers, leases or other dispositions of assets (other than ABL Priority Collateral);

(h) Permitted Business Acquisitions (including any merger, amalgamation or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger, amalgamation or consolidation (i) involving any Borrower, such Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of Inventory of any of the Subsidiaries determined by the management of such Subsidiary to be no longer useful or necessary in the operation of the business of such Subsidiary or any of the Subsidiaries;

(k) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(l) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90.0% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $5.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of Intermediate Holdings with respect to such fair market value, (iii) in the event of a swap with a fair market value in excess of $10.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Intermediate Holdings or the applicable Borrower and (iv) any net cash proceeds received by Intermediate Holdings or a Subsidiary in such exchange shall be applied in accordance with Section 2.11(e); provided, that (x) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (l) shall not exceed in any fiscal year of Intermediate Holdings, $30.0 million and (y) no Default or Event of Default exists or would result therefrom;

(m) the Transactions;

(n) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings or factoring programs;

(o) sales, transfers, leases or other dispositions; provided, that (i) the aggregate gross proceeds thereof shall not exceed, in any fiscal year of Intermediate Holdings, $35.0 million, (ii) no Default or Event of Default exists or would result therefrom and (iii) any net cash proceeds received by Intermediate Holdings or a Subsidiary in any such sale, transfer, lease or disposition shall be applied in accordance with Section 2.11(e); provided, further, that amounts not fully utilized in any fiscal year may be carried forward and utilized in subsequent fiscal years; and

(p) other sales, transfers, leases or dispositions; provided, that (i) no Default or Event of Default exists or would result therefrom and (ii) after giving effect to any such sale, transfer, lease or other disposition on a Pro Forma Basis, the Payment Conditions are satisfied;

provided, further, that if such sale, transfer, lease or other disposition decreases the Global Borrowing Base by 10.0% or more (after giving effect thereto), Intermediate Holdings shall deliver a pro forma Borrowing Base Certificate on or prior to the date thereof.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses and other dispositions (x) to Loan Parties or (y) permitted by Section 6.05(f), (j), (k) or (m)) unless such disposition is for fair market value (as determined by Intermediate Holdings in good faith); (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (c)(ii), (d), (g), (o) or (p) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $7.5 million or to other transactions involving assets with a fair market value of not more than $10.0 million in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (iii), (a) the amount of any liabilities (as shown on Intermediate Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) of Intermediate Holdings or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by Intermediate Holdings or such Subsidiary from such transferee that are converted by Intermediate Holdings or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by Intermediate Holdings or such Subsidiary in such Asset Sale ((1) having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c)(1) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) or (2) after giving effect to such receipt on a Pro Forma Basis the Payment Conditions are satisfied) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction permitted by this Section 6.05 to any person other than Intermediate Holdings or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by any Loan Party in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of Intermediate Holdings or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of Intermediate Holdings) (any of the foregoing, a “Restricted Payment”); provided, however, that:

(a) any Subsidiary may make Restricted Payments to each direct owner of Equity Interests of such Subsidiary; provided that, in the case of a Subsidiary that is a non-Wholly Owned Subsidiary, (i) such dividends, repurchases or other distributions are made to all owners of such Subsidiary’s Equity Interests on a pro rata basis (or more favorable basis from the perspective of Intermediate Holdings and its Subsidiaries) based on their relative ownership interests and (ii) any repurchase of its Equity Interests from a person that is not Intermediate Holdings or a Subsidiary is permitted under Section 6.04;

(b) prior to a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), Intermediate Holdings or any Subsidiary may make Restricted Payments in respect of (x) (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its direct or indirect (or any Parent Entity’s indirect) ownership of Intermediate Holdings or any Subsidiary, (iv) payments permitted by Section 6.07(b) and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to Intermediate Holdings and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in Intermediate Holdings or a Parent Entity) and (y) Intermediate Holdings may make Restricted Payments to any Parent Entity that files a consolidated U.S. federal tax return for any year that includes Intermediate Holdings and the Subsidiaries as part of the consolidated tax group, in each case in an amount not to exceed the amount that Intermediate Holdings and the Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Intermediate Holdings and the Subsidiaries paid such taxes directly as a stand-alone group or, if less, the portion of the tax liabilities of such Parent Entity allocable to Intermediate Holdings and the Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests of Intermediate Holdings or another Parent Entity);

(c) prior to a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), Intermediate Holdings or any Subsidiary may make Restricted Payments to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Intermediate Holdings, any Subsidiary or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $5.0 million (plus the amount of net proceeds contributed as equity to Intermediate Holdings or any Subsidiary that were (x) received by any Parent Entity (to the extent contributed to Intermediate Holdings) during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, Intermediate Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) proceeds of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to Intermediate Holdings or any Subsidiary from members of management of any Parent Entity, Intermediate Holdings or its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Intermediate Holdings or any Subsidiary may make Restricted Payments to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) Intermediate Holdings or any Subsidiary may make Restricted Payments to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (b) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to Intermediate Holdings or a Subsidiary or (2) the merger (to the extent permitted in Section 6.05) of the person formed or acquired into Intermediate Holdings or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(g) Intermediate Holdings may make Restricted Payments to its equity holders in an amount necessary to (i) fund payments to the Fund and the Fund Affiliates of the type and in the amounts otherwise permitted pursuant to Sections 6.07(b)(ix) and (xiv); and (ii) prior to the consummation of a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), pay dividends in respect of the UBS Preferred Stock (at the rate and on the terms in effect on the Closing Date) due within 60 days of such Restricted Payment;

(h) Restricted Payments so long as, after giving effect to such Restricted Payment on a Pro Forma Basis, the Payment Conditions are satisfied; and

(i) Restricted Payments in an aggregate amount, together with any payments or distributions made under

Section 6.09(b)(i)(e)(1), not to exceed $10.0 million; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10.0% or more of any class of capital stock of Intermediate Holdings in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Intermediate Holdings, such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b)The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Intermediate Holdings or of any Subsidiary,

(ii) loans or advances to employees or consultants of Intermediate Holdings (or any direct or indirect parent of Intermediate Holdings), or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among Intermediate Holdings and any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity (prior to the consummation of a Qualified IPO of Intermediate Holdings and irrespective of any Qualified IPO of any Parent Entity), Intermediate Holdings and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Intermediate Holdings and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in Intermediate Holdings or another Parent Entity and assets incidental to the ownership of Intermediate Holdings and the Subsidiaries)),

(v) subject to clause (xiv), if applicable, transactions pursuant to or expressly contemplated by the agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto or substantially similar transactions or arrangements to the extent such amendment or substantially similar transactions or arrangements or is not adverse to the Lenders in any material respect,

(vi) (a) any employment agreements entered into by Intermediate Holdings or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity,

(viii) any purchase of the Equity Interest of Intermediate Holdings or any contribution to the equity capital of Intermediate Holdings,

(ix) payments by Intermediate Holdings or any of the Subsidiaries to the Fund or any Fund Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Intermediate Holdings or such Subsidiary in good faith,

(x) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(xi) any transaction by Intermediate Holdings or any of the Subsidiaries in respect of which Intermediate Holdings or such Subsidiary delivers to the Administrative Agent a letter addressed to the Board of Directors of Intermediate Holdings or such Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (a) in the good faith determination of Intermediate Holdings or such Subsidiary qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that (x) such transaction is on terms that are no less favorable to Intermediate Holdings or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (y) is fair, from a financial point of view, to Intermediate Holdings or such Subsidiary,

(xii) subject to clause (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions or as set forth on Schedule 6.07 and including fees payable to the Fund and Fund Affiliates,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliates (a) in an aggregate amount (by Intermediate Holdings and all Subsidiaries) in any fiscal year not to exceed the sum of (1) the greater of $6.0 million and 1.50% of EBITDA for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (a)(1) above originally), plus (b) 1.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (c) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (a)(1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates (the “Fund Termination Fee”); provided, that if any such payment pursuant to clause (c) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale or transfer of Equity Interests of Intermediate Holdings or any Subsidiary to any Parent Entity in connection with capital contributions by such Parent Entity to Intermediate Holdings or any Subsidiary,

(xvi) without duplication of any amounts otherwise paid with respect to taxes, payments by any Parent Entity, Intermediate Holdings and the Subsidiaries pursuant to tax sharing agreements among such Parent Entity, Intermediate Holdings and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xvii) transactions among Intermediate Holdings and the Subsidiaries and not involving any other Affiliate,

(xviii) transactions pursuant to the Cash Flow Credit Agreement and any Permitted Receivables Financing,

(xix) payments or loans (or cancellations of loans) to employees or consultants that are (a) approved by a majority of the Board of Directors of Intermediate Holdings or a Borrower in good faith, (b) made in compliance with applicable law and (c) otherwise permitted under this Agreement, or

(xx) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b), 6.04(l), 6.05(b) (except for Section 6.05(b)(v)) or 6.06.

Section 6.08 Business of Intermediate Holdings and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

Section 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Intermediate Holdings or any of the Subsidiaries.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any

Indebtedness of Intermediate Holdings or any Subsidiary Loan Party that is expressly subordinate to the Loan Document Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (a) Refinancings permitted by Section 6.01(k), (l) or (r), (b) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (c) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to Intermediate Holdings or any Subsidiary by Intermediate Holdings or any Parent Entity from the issuance, sale or exchange by Intermediate Holdings (or any direct or indirect parent of Intermediate Holdings) of Equity Interests made within eighteen months prior thereto, (d) the conversion of any Junior Financing to Equity Interests of Intermediate Holdings or any of its direct or indirect parents; and (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings prior to their scheduled maturity (1) made, in an aggregate amount, together with any Restricted Payments made under Section 6.06(i), not to exceed $10.0 million or (2) if, after giving effect to such payment and distributions on a Pro Forma Basis, the Payment Conditions are satisfied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing (or any Permitted Refinancing Indebtedness in respect thereof) or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (b) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Intermediate Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by any Loan Party or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Cash Flow Credit Agreement, the Notes, any Letter of Credit Facility or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k), (r) or (z) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Cash Flow Credit Agreement and/or any of the Notes;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Intermediate Holdings or the Subsidiaries, so long as Intermediate Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Intermediate Holdings or any of its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c) (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Subsidiary, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Fixed Charge Coverage Ratio. If at the close of business on any day an Availability Trigger Event shall exist, permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 until such time as no Availability Trigger Event shall exist. For purposes of this testing, (a) the Fixed Charge Coverage Ratio will be computed based upon the information available as of the last day of the most recent fiscal quarter ending prior to such day for which financial statements are available, and (b) whether an Availability Trigger Event exists will be continually tested as of the close of business each day so that the Fixed Charge Coverage Ratio may apply (or not apply) multiple times within any particular fiscal quarter. Additionally, for purposes of this Section 6.10, when calculating Excess Availability under the definition of Availability Trigger Event, Excess Availability for a non-Business Day shall be Excess Availability as of the immediately preceding Business Day.

Section 6.11 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same in, or the subordination provisions contained in, (a) the Senior Subordinated Notes Indenture, (b) any other indenture governing Indebtedness permitted to be incurred hereunder that is senior subordinated Indebtedness or (c) the Senior Subordinated Notes, in each case other than the Loan Document Obligations, the Cash Flow Obligations and the obligations in respect of the Notes (other than the Senior Subordinated Notes) and other senior debt permitted to be incurred under Section 6.01 and any Permitted Refinancing thereof.

Section 6.12 Fiscal Year; Accounting. In the case of Intermediate Holdings or any Subsidiary, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

ARTICLE VIA

HOLDINGS NEGATIVE COVENANT

Section 6.01A Holdings’ Negative Covenants. Holdings covenants and agrees with each Lender that, until the Holdings Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type permitted by Section 6.02(d), (e), (k) or (o)) on any of the Equity Interests issued by Intermediate Holdings to Holdings other than Liens created under the Loan Documents and Liens securing the Cash Flow Obligations, any First Lien Notes or other Indebtedness secured by first-priority liens on the Collateral permitted by Section 6.02 and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that, so long as no Default exists or would result therefrom, Holdings may merge with any other person.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Intermediate Holdings or any other Loan Party herein or in any other Loan Document, the Borrowing Base Certificate, the Perfection Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Intermediate Holdings or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement, the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Intermediate Holdings or any of the Subsidiaries of any covenant, condition or agreement contained in Section 2.05(e), 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Intermediate Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or, in the case of Section 5.12(a)(vi), (b) and (d)(ii) only, five (5) Business Days) after notice thereof from the Administrative Agent to Intermediate Holdings and the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness, (or, to the extent the aggregate principal amount of Indebtedness thereunder exceeds $10.0 million, Indebtedness under the Cash Flow Credit Agreement), becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (including, to the extent the aggregate principal amount of Indebtedness thereunder constitutes Material Indebtedness, Indebtedness under the Cash Flow Credit Agreement) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Intermediate Holdings or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (or, to the extent the aggregate principal amount of Indebtedness thereunder exceeds $10.0 million, Indebtedness under the Cash Flow Credit Agreement), at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (i) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of Intermediate Holdings or any of the Subsidiaries, or of a substantial part of the property or assets of Intermediate Holdings or any Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, liquidator, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings or any of the Subsidiaries or for a substantial part of the property or assets of Intermediate Holdings or any of the Subsidiaries, (iii) the winding-up or liquidation of Intermediate Holdings or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such case proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered:

(i) Intermediate Holdings or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings or any of the Subsidiaries or for a substantial part of the property or assets of Intermediate Holdings or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Intermediate Holdings or any Subsidiary to pay one or more final judgments aggregating in excess of $35.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed within a period of 60 consecutive days from the date of judgment, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Intermediate Holdings or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a U.S. district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) Intermediate Holdings or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any Loan Party has been notified that such Loan Party has incurred a debt or other liability under Sections 75 or 75A of the United Kingdom’s Pension Act 1995; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by Intermediate Holdings or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements, PPSA financing change statements or similar filings in other jurisdictions or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, Intermediate Holdings, the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Intermediate Holdings or any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m) (i) the Loan Document Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and the Holdings PIK Note or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Intermediate Holdings, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Intermediate Holdings and the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j) and (iv) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to any Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary (other than a Loan Party whose assets are included in the calculation of any Borrowing Base) that would be an Immaterial Subsidiary under clause (a) of the definition thereof.

Section 7.03 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Intermediate Holdings fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the date an Availability Trigger Event occurs during any applicable quarter that causes Intermediate Holdings to fail to comply with the requirements of the Financial Performance Covenant, Intermediate Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Intermediate Holdings (collectively, the “Cure Right”), and upon the receipt by Intermediate Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Intermediate Holdings of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment, Intermediate Holdings shall then be in compliance with the requirements of the Financial Performance Covenant, Intermediate Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

ARTICLE VIII

THE AGENTS

Section 8.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby irrevocably designate and appoint the Administrative Agent as the agent of such Lender and Issuing Bank under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents and the intercreditor agreements, and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf, in any form, notarial or otherwise. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Except as expressly otherwise provided in this Agreement, each of the Administrative Agent and the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 7.01, and any action so taken or not taken shall be deemed consented to by the Lenders and Issuing Banks.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) and Section 9.05 as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact (to which it shall be entitled to grant power of attorney for these purposes) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from any Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct (as found by a final and nonappealable decision of a court of competent jurisdiction).

Section 8.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (x) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (y) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Intermediate Holdings, any Borrower or any of its respective Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Intermediate Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Intermediate Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and Issuing Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07 Indemnification. Each Lender agrees to indemnify the Administrative Agent and each Issuing Bank in its capacity as such (to the extent not reimbursed by Intermediate Holdings or the Borrowers and without limiting the obligation of Intermediate Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its Aggregate Revolving Facility Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Tranche A Revolving Facility Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and Intermediate Holdings. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by Intermediate Holdings (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10 Documentation Agent and Arrangers. None of the Documentation Agents and the Joint Lead Arrangers shall have any relationship of trust or agency with any Loan Party or any duties, responsibilities or obligations hereunder in its respective capacity as such.

Section 8.11 Certain Italian Matters. Each Secured Party hereby appoints the Administrative Agent, being JPMCB, to act as its mandatario con rappresentanza pursuant to articles 1703, 1704 and followings of the Italian Civil Code, also in the circumstances provided under articles 1394 and 1395 of the Italian Civil Code (a) for the purpose of executing in the name and on behalf of the Lender any Collateral Agreement which is expressed to be governed by Italian law as well as of acquiring, holding and enforcing any and all Liens on Collateral created thereunder; (b) with the power to negotiate, approve, comply with and perform the terms and conditions of such Collateral Agreement in their name and on their behalf, execute any other agreement or instrument, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Lenders. Each Secured Party undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Administrative Agent acting in its appointed capacity. Each Assignee of a Lender or any other Secured Party shall be deemed to have confirmed and ratified the aforesaid constitution of the Administrative Agent as its mandatario con rappresentanza as under Italian law for the purposes indicated above.

Section 8.12 Certain German Matters. (a) The limitation as set forth in Section 2.07(b) of the Guarantee Agreement shall be applicable to the obligations and rights under this Agreement or any other Loan Document of any Foreign Loan Party incorporated in Germany as a GmbH or GmbH & Co. KG mutatis mutandis.

(b) In relation to the German Collateral Document the following additional provisions shall apply:

(i) The Collateral Agent shall (A) hold and administer any Collateral granted pursuant to a German Collateral Document which is security assigned or otherwise transferred (Sicherungseigentum/Sicherungsabtretung) under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties and (B) administer any Collateral granted pursuant to a German Collateral Document which is pledged (Verpfändung) or otherwise transferred to the Collateral Agent creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(ii) Each of the Secured Parties hereby authorizes the Collateral Agent (whether or not by or through employees or agents) (A) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Document together with such powers and discretions as are reasonably incidental thereto (B) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Document; and (C) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Document and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security.

(iii) Each of the Secured Parties hereby releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorization granted under this Agreement and to perform its duties and obligations as Collateral Agent hereunder and under the German Collateral Document.

(iv) Each of the Secured Parties hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of the Secured Parties as future pledgee or otherwise).

Section 8.13 Certain English Matters. (a) In this Agreement and any Security Document governed by English law, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to any Security Document governed by English law or the security thereby created. Any obligations of the Administrative Agent (or any other person acting in such capacity) in this Agreement and any Security Document governed by English law shall be obligations of the Administrative Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to any Security Document governed by English law or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, the Administrative Agent (or any other person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VIII; (ii) all the powers of an absolute owner of the security constituted by any Security Document governed by English law and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any Security Document governed by English law and/or any of the Loan Documents.

(b) Each Secured Party (on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby appoints the Collateral Agent to act as its trustee under and in relation to any Security Document governed by English law and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any Security Document governed by English law and each Secured Party hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Collateral Agent as security trustee of the Secured Parties by the terms of any Security Document governed by English law together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c) Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent or the Collateral Agent shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent or Collateral Agent in its capacity as security trustee of the Secured Parties.

(d) The Secured Parties agree that at any time that the person acting as security trustee of the Secured Parties in respect of any Security Document governed by English law shall be a person other than the Administrative Agent, such other person shall have the rights, remedies, benefits and powers granted to the Administrative Agent and (as the case may be) Collateral Agent in its capacity as security trustee of the Secured Parties under this Agreement and (as the case may be) any Security Document governed by English law.

(e) Nothing shall require the Administrative Agent and/or the Collateral Agent in the capacity as security trustee of the Secured Parties under this Agreement and any Security Document governed by English law to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States of America or England and Wales which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.

Section 8.14 Certain French Matters. Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby appoints the Collateral Agent to create, register and manage the Security Documents governed by French law pursuant to article 2328-1 of the French civil code.

Section 8.15 Security Documents and Collateral Agent Under Security Documents and Guarantees. The Lenders and the Issuing Banks authorize the Administrative Agent to release any Collateral or Guarantors in accordance with Section 9.18.

The Lenders irrevocably agree that (a) the Collateral Agent may, without any further consent of any Lender, enter into or amend the ABL Intercreditor Agreement, any Second Lien Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (b) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Intermediate Holdings as to whether any such other Liens are permitted and (c) the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement referred to in the foregoing clause (a), entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders (including in their capacities as potential Cash Management Banks and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02 to be senior to the Liens of the Collateral Agent on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and Collateral Agent shall do so upon request of Intermediate Holdings; provided, that prior to any such request, Intermediate Holdings shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of Intermediate Holdings certifying that such Lien is permitted under this Agreement or that such property is Excluded Property, as applicable.

Section 8.16 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, Assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, Intermediate Holdings, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 8.17 Parallel Debt. (a) Subject to the limitations set forth in Section 2.07 of the Guarantee Agreement, each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by such Loan Party (taking into account the limitations set forth in Section 2.07 of the Guarantee Agreement) to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document.

(b) The Collateral Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Party. Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under this Section 8.17 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party under this Agreement or any other Loan Document (“Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the Corresponding Debt of a Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Debt; and

(iv) for the avoidance of doubt, the Parallel Debt of a Loan Party will become due and payable at the same time when its Corresponding Debt becomes due and payable.

(c) For the purpose of this Section 8.17, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Lien granted under any German Collateral Document with respect to the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each of the Loan Party acknowledges that:

(i) nothing in this Agreement shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document except in its capacity as a Lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(e) The Parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f) The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, novation or otherwise.

(g) All monies received or recovered by the Collateral Agent pursuant to this Agreement and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with the applicable Security Document.

Section 8.18 Certain Canadian Matters. For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Administrative Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e.

“fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Administrative Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of the Attorney and the Custodian.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Issuing Bank as of the Closing Date or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the applicable Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the applicable Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the applicable Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, Intermediate Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, Intermediate Holdings, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 or Article X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Tranche A Revolving Facility Commitments, Tranche A Revolving Facility Loans, Tranche B Revolving Facility Commitments, Tranche B Revolving Facility Loans and/or any other Commitments and Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Intermediate Holdings; provided, that no consent of Intermediate Holdings shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; provided, further, that Intermediate Holdings shall be deemed to have consented to any such assignment unless Intermediate Holdings shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund); and

(C) the Swingline Lender and each Issuing Bank (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless Intermediate Holdings and the Administrative Agent otherwise consent; provided, that no such consent of Intermediate Holdings shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more related Approved Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) a Lender may assign to any Assignee a single Class of Commitments without assigning any other Classes of Commitments.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement or sell any participation to any Borrower or any of its Affiliates or Subsidiaries, any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Intermediate Holdings, the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section and any applicable tax forms, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a Promissory Note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) (i) Any Lender may, without the consent of Intermediate Holdings, any Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Tranche A Revolving Facility Commitments, Tranche A Revolving Facility Loans, Tranche B Revolving Facility Commitments, Tranche B Revolving Facility Loans and/or any other Commitments and Loans at the time owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Intermediate Holdings, the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or subclauses (i), through (ix) of the first proviso to Section 9.08(b) and (ii) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.19(b) or (c) with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Sections 2.17(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.17 as if it were an Assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Administrative Agent or any Loan Party, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in clause (d) above.

(f) If the Borrowers wish to replace the Loans or Commitments of any Class with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders of such Class, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders of such Class, to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.04(b)(ii)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders of such Class, in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to this Agreement. By receiving such purchase price, the Lenders of such Class, shall automatically be deemed to have assigned the Loans or Commitments of such Class, pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(g) Notwithstanding the foregoing, no assignment may be made and, to the extent the list of such Ineligible Institution has been made available to all Lenders, no participation sold to an Ineligible Institution without the prior written consent of Intermediate Holdings.

(h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the applicable Borrower and the Administrative Agent, the applicable Revolving Facility Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Lender or any Issuing Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full the Revolving Facility Percentage of all Loans; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Expenses; Indemnity. (a) Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the

Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments, administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence, initial and ongoing appraisals and Collateral examinations to the extent incurred in accordance with the terms of this Agreement, mortgage recordings, title registrations, UCC filings and other filings in connection with the creation and perfection of the Liens of the Collateral Agent (and the priority thereof) as contemplated hereby or other Loan Documents and the reasonable fees, disbursements and charges of no more than one counsel in each jurisdiction where Collateral is located) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendment, waiver or modification is approved by the applicable Lenders), including the reasonable fees, charges and disbursements of Simpson, Thacher & Bartlett LLP, counsel for the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, and the reasonable fees, charges and disbursements of one local counsel per applicable jurisdiction; and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, the Issuing Banks, the Swingline Lender or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs Intermediate Holdings of such conflict and thereafter retains its own counsel with Intermediate Holdings’ prior written consent (not to be unreasonably withheld), of another firm for such affected person).

(b) Each Borrower agrees to indemnify the Administrative Agent, the Agents, the Documentation Agents, the Joint Lead Arrangers, each Issuing Bank, the Swingline Lender, each Lender, each of their respective Affiliates, successors and assigns and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable documented counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where such Indemnitee affected by such conflict informs Intermediate Holdings of such conflict and thereafter retains its own counsel with Intermediate Holdings’ prior written consent (not to be unreasonably withheld), of another firm of such for such affected Indemnitee), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or Intermediate Holdings, any Borrower (including its equity holders, affiliates, creditors, or any other person) or any other Loan Party or any Subsidiary; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, (x) “Indemnitee” shall not include any agents or advisors and (y) each of the Administrative Agent, any Documentation Agent, any Joint Lead Arranger, any Issuing Bank, the Swingline Lender or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) any claim related in any way to Environmental Laws and Holdings, Intermediate Holdings, any Borrower or any of the Subsidiaries, or (b) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by Holdings, Intermediate Holdings, any Borrower or any of the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Intermediate Holdings, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the facilities hereunder or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(d) To the fullest extent permitted by applicable law, Holdings, Intermediate Holdings and the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of Holdings (prior to a Qualified IPO), Intermediate Holdings or any Subsidiary against any of and all the Obligations of Holdings (prior to a Qualified IPO), Intermediate Holdings or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Issuing Bank or such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured; provided, that no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no Lender, Issuing Bank or its respective Affiliate shall exercise set-off rights with respect to the Canadian Borrower’s or any German Borrower’s assets and apply such proceeds to the Obligations of the U.S. Borrower hereunder.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO SUCH LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Intermediate

Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Intermediate Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.20 or Section 8.15, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), Intermediate Holdings, the Borrowers and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Maturity Date (for the avoidance of doubt, it being understood that any such extension of any Letter of Credit beyond the applicable Maturity Date would affect all Tranche A Lenders), except as provided in Section 2.05(c), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment or modifications to the definitions of the terms “Borrowing Base,” “Excess Availability”, any component definition thereof and the related definitions and the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees, L/C Participation Fees or any other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender;

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 2.11(d) or 2.18(b) of this Agreement, Section 4.02 of the U.S. Collateral Agreement or any comparable provision of any other Security Document in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08 or the definition of “Required Lenders”, “Required Tranche A Lenders”, “Special Majority Lenders”, “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, (A) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, the Special Majority Lenders and the Super Majority Lenders and (B) with the consent of the Required Tranche A Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Tranche A Lenders, each on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all the Collateral or release any of Intermediate Holdings, any Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement unless, in each case, sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii) amend or modify the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by any Borrower would be increased, without the prior written consent of the Super Majority Lenders (provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders, but to the extent the amount to be borrowed or credit to be made would increase as a result of any such change or elimination, the Administrative Agent shall not exercise its discretion to change or eliminate any Reserves that existed on the Closing Date without the consent of the Super Majority Lenders),;

(viii) increase the percentage advance rates set forth in the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by any Borrower would be increased without the prior written consent of the Special Majority Lenders; or

(ix) modify or amend any provisions with respect to Overadvances, Protected Advances, Swingline Loans or Letters of Credit without the prior written consent of the Required Tranche A Lenders;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

(c) Without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Secured Party under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO), Intermediate Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof (provided that such credit facilities shall not rank senior in right of payment or of security with the existing facilities hereunder unless otherwise agreed by each Lender directly adversely affected thereby) and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Tranche A Lenders, Special Majority Lenders and Super Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings (prior to a Qualified IPO), Intermediate Holdings, the Borrowers and the Administrative Agent to the extent necessary (A) to cure any ambiguity, omission, defect or inconsistency or (B) to integrate any Incremental Commitments in a manner consistent with Section 2.20, including, with respect to Other Revolving Facility Loans as may be necessary to establish such Other Revolving Facility Loans as a separate Class from the existing Loans or Commitments. The Administrative Agent, Holdings (prior to a Qualified IPO), Intermediate Holdings and the Borrowers shall modify the Loan Documents to include the commitments to make such Other Revolving Facility Loans in the definition of Required Lenders. Required Tranche A Lenders, Special Majority Lenders and Super Majority Lenders on substantially the same basis as the Loans are included on the Closing Date.

(f) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), Intermediate Holdings may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three (3) Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at Intermediate Holdings’ election, (i) state that Intermediate Holdings has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (ii) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its Reasonable Credit Judgment, such requirements have been satisfied (in which case it shall deliver to Intermediate Holdings a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Secured Parties hereby authorize the Administrative Agent to make such determinations.

Section 9.09 Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, subject to clause (b) below in respect of any Loan to a Canadian Loan Party, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in Section 2.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Administrative Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto or any other Loan Documents, or any of the Obligations, shall be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each Loan Party, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts (other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto); (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Loan Parties at its address provided in accordance with Section 9.01 (and Intermediate Holdings hereby agrees to serve as a process agent on behalf of all Loan Parties); (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Loan Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every aspect and (e) agrees that Agents and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment.

Section 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, Intermediate Holdings, any Borrower and any Subsidiary furnished to it by or on behalf of Holdings, Intermediate Holdings, any Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, Intermediate Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender, Issuing Bank or Agent (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 9.04(d) or any other prospective Assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (vii) to any rating agency, CUSIP bureau, or credit insurer when required by it and (viii) to any other party to this Agreement or any other Loan Document (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16).

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16)FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.17 Platform; Borrower Materials. Intermediate Holdings hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Holdings, Intermediate Holdings or any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, Intermediate Holdings, the Borrowers or their respective securities) (each, a “Public Lender”). Intermediate Holdings hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may not be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Borrower Materials “PRIVATE,” Intermediate Holdings shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, Intermediate Holdings, such Borrower or their respective securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18 Release of Liens and Guarantees. (a) The Agents, Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full, as set forth in Section 9.18(d) below; (ii) upon the sale or other disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by the Responsible Officer of Intermediate Holdings upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Collateral Agreement and clause (b) below, (vi) as provided in Section 8.15, (vii) as contemplated by any intercreditor agreement, (viii) to the extent any asset or property constitutes Excluded Property and (ix) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, (i) the Agents, Lenders and the Issuing Banks hereby irrevocably agree that the Subsidiary Loan Parties shall be released from the Guarantees and the Security Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Loan Party ceasing to constitute a Subsidiary Loan Party or otherwise a Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Responsible Officer of Intermediate Holdings upon its reasonable request without further inquiry) and (ii) immediately prior to the consummation of a Qualified IPO of Holdings and/or upon the release of Holdings’ Guarantee of the Cash Flow Credit Agreement (the date of the earlier of such event, the “Holdings Date”), the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released.

(c) The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Intermediate Holdings or any Borrower and such Loan Party’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Termination Date, upon request of Intermediate Holdings or any Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification Obligations or expense reimburse claims not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Obligations of Intermediate Holdings and its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other person who may be entitled thereto under applicable law).

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 Power of Attorney. Each Lender (including the Swingline Lender) and each Issuing Bank, including pursuant to Article 1394, 1395, 1703 and 1704 of the Italian Civil Code, hereby (i) authorizes the Administrative Agent as its agent and attorney to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank, all and any Loan Documents (excluding this Agreement, but including any Security Document and related documentation), (ii) authorizes the Administrative Agent to appoint any further agents or attorneys to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent. The Lenders and the Issuing Banks hereby relieve the Administrative Agent from the self-dealing restrictions imposed by Section 181 of the German Civil Code and the Administrative Agent may also relieve agents, delegates and attorneys appointed pursuant to the powers granted under this Section 9.22 from the self-dealing restrictions imposed by Section 181 of the German Civil Code.

Section 9.22 Canadian Anti-Money Laundering Legislation.

(a) Intermediate Holdings acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding Holdings, Intermediate Holdings, the Borrowers, their respective Related Parties, any Parent Entity, the Transactions and any other transactions contemplated hereby. Intermediate Holdings shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

Section 9.23 Acknowledgments. Each of Holdings, Intermediate Holdings and the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether any Lender has advised or is advising any Loan Party on other matters, and the relationship between the Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other person, (g) no Lender has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

ARTICLE X

COLLECTION ALLOCATION MECHANISM

Section 10.01 Implementation of CAM. (a) On the CAM Exchange Date, (i) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans in an amount equal to such Lender’s Revolving Facility Percentage of each such Swingline Loan outstanding on such date, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, each Lender shall automatically and without further act (and without regard to the provisions of Section 9.04 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 10.02), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, determined using the applicable Spot Rates calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder. It is understood and agreed that the CAM Exchange, in itself, will not affect the aggregate amount of the Obligations owing by each of (1) the Domestic Loan Parties and (2) the Foreign Loan Parties, on the CAM Exchange Date. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

Section 10.02 Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the applicable Borrower or with the proceeds of a Borrowing, each Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in U.S. Dollars equal to such Lender’s Revolving Facility Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. For the purposes of this paragraph, the U.S. Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in a Foreign Currency shall be the amount in U.S. Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Foreign Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Foreign Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the Revolving L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Loan Party to pay interest to such Lender or any other obligation of any Loan Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, to the extent such drawing constitutes a L/C Disbursement, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Class under Section 2.05(d) (but not of the applicable Borrower under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to ABL Credit Agreement]

MOMENTIVE PERFORMANCE MATERIALS USA INC., as U.S. Borrower

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

[Signature Page to ABL Credit Agreement]

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, as Canadian Borrower

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	President and Chief Executive Officer

[Signature Page to ABL Credit Agreement]

MOMENTIVE PERFORMANCE MATERIALS GMBH, as Germany Silicone Borrower

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Geschäftsführer/General Manager

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH, as Germany Quartz Borrower

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Geschäftsführer/General Manager

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

[Signature Page to ABL Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Michael Grimes
	Name:	Michael Grimes
	Title:	Director

[Signature Page to ABL Credit Agreement]

Bank of Montreal, as a Lender

By:	/s/ Craig Thistlethwaite
	Name:	Craig Thistlethwaite
	Title:	Director

Bank of Montreal, as a Lender

By:	/s/ Sean Gallaway
	Name:	Sean Gallaway
	Title:	Vice President

Bank of Montreal, as a Lender

By:	/s/ Tony Ebdon		/s/ Lisa Rodriguez

	Name:	Tony Ebdon	Lisa Rodriguez
	Title:	Managing Director	Managing Director

[Signature Page to ABL Credit Agreement]

Citicorp North America, Inc., as a Lender

By:	/s/ Jennifer Bagley
	Name:	Jennifer Bagley
	Title:	Vice President

[Signature Page to ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Authorized Signatory

By:	/s/ Alex Verdone
	Name:	Alex Verdone
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Director

[Signature Page to ABL Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Lisa Hanson
	Name:.	Lisa Hanson
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

[Signature Page to ABL Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC., a Delaware corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH, a company organized under the laws of Germany (the “Germany Silicone Borrower”), MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH, a company organized under the laws of Germany (the “Germany Quartz Borrower”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower” and the Canadian Borrower, together with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other parties named therein. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor (as defined below) hereby irrevocably sells and assigns, without recourse, to the Assignee (as defined below), and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(iv) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

2. By executing and delivering this Assignment and Acceptance, the Assignor and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) the Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (ii) except as set forth in clause (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of Holdings, Intermediate Holdings, the Borrowers or any Subsidiary or Affiliate or any other person obligated in respect of any Loan Document or any other instrument or document furnished pursuant thereto or the performance or observance by Holdings, Intermediate Holdings, the Borrowers or any Subsidiary or Affiliate or any other person of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (iii) the Assignee represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender; (iv) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05 of the Credit Agreement (or delivered pursuant to Section 5.04 of the Credit Agreement), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and has made such analysis and decision independently and without reliance on any Agent, the Assignor or any other Lender; (v) the Assignee will independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) the Assignee appoints and authorizes the Administrative Agent and the Collateral Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto; (vii) the Assignee ratifies and confirms all declarations and acts given and made by each Agent on its behalf; and (viii) the Assignee hereby agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

3. Pursuant to Section 9.04(b)(ii)(B) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500, (ii) any forms referred to in Section 2.17 of the Credit Agreement, duly completed and executed by such Assignee and (iii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire.

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4. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

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Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Class	Principal Amount of Commitments/Loans Assigned[1]	Percentage Assigned of Commitment/Loans (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments/Loans of all Lenders thereunder)

Tranche A Revolving Facility Commitments/Loans	$		%

Tranche B Revolving Facility Commitments/Loans	$		%

Incremental Tranche A Revolving Facility Commitments/Loans[2]	$		%

Incremental Tranche B Revolving Facility Commitments/Loans[3]	$		%

If the Assignee is not already a Lender under the Credit Agreement, the Assignee shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[Remainder of page intentionally left blank; signature pages follow.]

[1]	Amount of Commitments and Loans assigned is governed by Section 9.04 of the Credit Agreement.
[2]	Differentiate Classes as necessary.
[3]	Differentiate Classes as necessary.

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The terms set forth above are hereby agreed to: , as Assignor		Accepted*/ [JPMORGAN CHASE BANK, N.A., as Administrative Agent

by:		By:
	Name:		Name:
	Title:		Title:

, as Assignee		JPMORGAN CHASE BANK, N.A., as Swingline Lender

by:		By:
	Name:		Name:
	Title:		Title:

[ISSUING BANK]

By:
Name:
Title:][4]

[MOMENTIVE PERFORMANCE MATERIALS INC.

By:
Name:
Title: ][5]

*/	To be completed to the extent consents are required under Section 9.04(b)(i) of the Credit Agreement.

[4]	Consent of the Administrative Agent, the Swingline Lender and each Issuing Bank shall not be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
[5]	Consent of Intermediate Holdings shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person.

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EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

MOMENTIVE PERFORMANCE MATERIALS INC.

April 24, 2013

This Solvency Certificate is being delivered pursuant to Section 4.02(e) of the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC., a Delaware corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH, a company organized under the laws of Germany (the “Germany Silicone Borrower”), MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH, a company organized under the laws of Germany (the “Germany Quartz Borrower”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower” and the Canadian Borrower, together with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other parties named therein. Terms defined in the Credit Agreement are used herein with the same meanings.

I, William H. Carter, hereby certify that I am the Chief Financial Officer of Intermediate Holdings and that I am knowledgeable of the financial and accounting matters of Intermediate Holdings and the Subsidiaries, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of Intermediate Holdings. I further certify, in my capacity as Chief Financial Officer of Intermediate Holdings, and not individually, as follows:

1. Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan and other extension of credit to be made on the Closing Date, the fair value of the assets of Intermediate Holdings and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Intermediate Holdings and the Subsidiaries on a consolidated basis.

2. Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan and other extension of credit to be made on the Closing Date, the present fair saleable value of the property of Intermediate Holdings and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Intermediate Holdings and the Subsidiaries on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan and other extension of credit to occur on the Closing Date, Intermediate Holdings and the Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan and other extension of credit to occur on the Closing Date, Intermediate Holdings and the Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

5. On the Closing Date, none of Intermediate Holdings or any Borrower intends to, or believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

[Remainder of page intentionally left blank; signature page follows.]

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I represent the foregoing information is provided to the best of my knowledge and belief and execute this Solvency Certificate as of the date first written above.

By:
William H. Carter
Chief Financial Officer of Momentive Performance Materials Inc.

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EXHIBIT C-1

FORM OF BORROWING REQUEST

Date:1             ,

To:	[JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2

Newark, DE 19713

Attention: Evan Zacharias and Demetrius Liston]2

[J.P. Morgan Europe Limited

25, Bank Street, Canary Wharf

London E14 5JP

Attention: Manager/Loans & Agency Services]3

[JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2

Newark, DE 19713

Attention: Evan Zacharias]4

Ladies and Gentlemen:

Reference is made to the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc. (“Intermediate Holdings”), Momentive Performance Materials USA Inc. (the “U.S. Borrower”), Momentive Performance Materials GmbH, (the “Germany Silicone Borrower”), Momentive Performance Materials Quartz GmbH, (the “Germany Quartz Borrower”), Momentive Performance Materials Nova Scotia ULC, (the “Canadian Borrower” and the Canadian Borrower, together, with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other financial institutions party thereto. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes a Borrowing Request, and the undersigned

[1]	Must be received by the Administrative Agent no later than (a) 1:00 p.m., Local Time, in the case of a Eurocurrency Borrowing or CDOR Rate Borrowing (and, in the case of a Eurocurrency Borrowing by a German Borrower, 11:00 a.m., Local Time), in each case three Business Days prior to the proposed Borrowing and (b) 1:00 p.m., Local Time, on the date of the proposed Borrowing, in the case of an ABR Borrowing or Canadian Prime Rate Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) of the Credit Agreement may be given no later than 10:00 a.m. Local Time on the date of the proposed Borrowing.
[2]	Use this address with respect to any Revolving Facility Loans to the U.S. Borrower
[3]	Use this address with respect to any Revolving Facility Loans to any German Borrower.
[4]	Use this address with respect to any Revolving Facility Loans to the Canadian Borrower.

Borrower (the “Requesting Borrower”) hereby requests a Borrowing under the Credit Agreement, and in that connection the Requesting Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The proposed Borrowing is being requested by [a][the] [U.S.][Canadian][Germany Silicone][Germany Quartz] Borrower.

2.	The proposed Borrowing will be a Borrowing of Loans.[5]

3.	The aggregate amount of the proposed Borrowing is: [$][CDN$][€][£][CHF] .

4.	The Business Day of the proposed Borrowing is: .

5.	[The proposed Borrowing is comprised of [[$] of ABR Loans] [[CDN$] of CDOR Rate Loans] [[CDN$] of Canadian Prime Rate Loans] [and] [[$][CDN$][€][£][CHF] of Eurocurrency Loans].][6]

6.	The duration of the Interest Period for the Eurocurrency Loans or CDOR Rate Loans, if any, included in the proposed Borrowing shall be months (i.e., such Interest Period shall end on , ).

7.	The location and number of the Requesting Borrower’s account to which the proceeds of the proposed Borrowing are to be disbursed is .

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above. The Requesting Borrower hereby represents and warrants that the conditions specified in paragraphs (b), (c) and (d) of Section 4.01 of the Credit Agreement are satisfied.

[Remainder of page intentionally left blank; signature page follows.]

[5]	Tranche A Revolving Facility Loans, Tranche B Revolving Facility Loans or Other Revolving Facility Loans.
[6]	Applicable to only the U.S. Borrower and the Canadian Borrower.

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Very truly yours,

REQUESTING BORROWER:

[ ]

By:
Name:
Title:

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EXHIBIT C-2

FORM OF SWINGLINE BORROWING REQUEST

Date:1             ,

To:	[JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2

Newark, DE 19713

Attention: Evan Zacharias and Demetrius Liston]2

[J.P. Morgan Europe Limited

25, Bank Street, Canary Wharf

London E14 5JP

Attention: Manager/Loans & Agency Services ]3

[JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2

Newark, DE 19713

Attention: Evan Zacharias]4

Ladies and Gentlemen:

Reference is made to the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., MOMENTIVE PERFORMANCE MATERIALS INC. (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC. corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH (the “Germany Silicone Borrower”), MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH (the “Germany Quartz Borrower”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC (the “Canadian Borrower” and the Canadian Borrower, together with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other financial institutions party thereto. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes a Swingline Borrowing Request, and the undersigned Borrower (the “Requesting Borrower”) hereby

[1]	Notification must be received by the Administrative Agent and the Swingline Lender by telephone (confirmed by a Swingline Borrowing Request by telecopy (other than with respect to a request by a German Borrower, which shall be made in writing by hand delivery or other electronic means)), not later than 12:00 p.m., Local Time, on the day of the proposed Swingline Borrowing (other than with respect to a request for a Swingline Borrowing in Canadian Dollars, not later than 5:00 p.m. London Time, one day prior to the day of a proposed Swingline Borrowing).
[2]	Use this address with respect to any Swingline Loans to the U.S. Borrower.
[3]	Use this address with respect to any Swingline Loans to any German Borrower.
[4]	Use this address with respect to any Swingline Loans to the Canadian Borrower.

requests a Borrowing under the Credit Agreement, and in that connection the Requesting Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The proposed Swingline Borrowing is being requested by [a][the] [U.S.][Canadian][Germany Silicone][Germany Quartz] Borrower.

2.	The Business Day of the proposed Swingline Borrowing is: .

3.	The aggregate amount of the proposed Swingline Borrowing is: [$][CDN$][€] .

4.	The location and number of the Requesting Borrower’s account to which the proceeds of the proposed Swingline Borrowing are to be disbursed is .

5.	The Interest Period for the proposed Swingline Borrowing made by [a][the] [German Borrower][in the case of Euro Swingline Loans only, Canadian Borrower], if any, shall end on , .[5]

This Swingline Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above. The Requesting Borrower hereby represents and warrants that the conditions specified in paragraphs (b), (c) and (d) of Section 4.01 of the Credit Agreement are satisfied.

[Remainder of page intentionally left blank; signature page follows.]

[5]	Which Interest Period shall be a period contemplated by clause (b) of the definition of “Interest Period” contained in the Credit Agreement.

2

Very truly yours,

REQUESTING BORROWER:

[ ]

By:
Name:
Title:

3

EXHIBIT D

FORM OF COLLATERAL ACCESS AGREEMENT

[See Attached]

EXHIBIT D

FORM OF

COLLATERAL ACCESS AGREEMENT

This Collateral Access Agreement (this “Access Agreement”) is entered into as of [            ] [        ], 201[    ] between [                    ] (the “Landlord”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Agent”) for the lenders (collectively referred to herein as the “Lenders”) from time to time party to the Credit Agreement described below.

Reference is made to that certain Asset-Based Revolving Credit Agreement, dated as of April [         ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Momentive Performance Materials Holdings Inc., a Delaware corporation, Momentive Performance Materials Inc., a Delaware corporation, Momentive Performance Materials USA Inc., a Delaware corporation, Momentive Performance Materials GmbH, a company organized under the laws of Germany, Momentive Performance Materials Quartz GmbH, a company organized under the laws of Germany, Momentive Performance Materials Nova Scotia ULC, a company organized under the laws of the Province of Nova Scotia, Canada, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Agent, and the other parties named therein.

Landlord is the owner of the real property commonly known as [Insert Street Address, City, [State], Country, [Zip Code]] (the “Premises”).

Landlord has entered into that certain lease agreement (together with any renewals, extensions, amendments, modifications, substitutions or replacements thereof, the “Lease”), a copy of which is attached hereto as Exhibit A, with [                    ] (the “Company”), with respect to the Premises.1

The Company and certain of its affiliates have entered into the Credit Agreement and certain other documents, agreements and instruments executed in connection therewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”) evidencing a financing arrangement with the Agent and the Lenders. The Company has also agreed to secure its obligations and liabilities under the Loan Documents (the “Obligations”) by granting a security interest, hypothec and lien to the Agent, for the benefit of the Agent and the Lenders, in certain assets of the Company, as more fully described in the Loan Documents (the “Collateral”).

In connection with the Loan Documents, the Lenders have required that the Company obtain this Access Agreement from the Landlord in connection with its lease of the Premises, and the Landlord hereby agrees and covenants with the Agent as follows:

1. The Landlord acknowledges that the Lease is in full force and effect and is not aware of any existing default under the Lease.

[1]	NTD: relationships between the Company and the Landlord in certain of the European Premises are governed instead by tolling agreements or storage agreements. The language in the Access Agreements for those sites should be amended accordingly to reflect the description/name of the underlying documentation throughout.

2. The Landlord acknowledges the validity of the Agent’s security interest on the Collateral and waives [and releases] any interest in the Collateral and agrees not to levy or distrain upon any Collateral or to claim or assert any lien, security interest, right or other claim against[, or retain control over,] any Collateral for any reason.2

3. The Landlord agrees to give notice to the Agent of the occurrence of any default by the Company under the Lease resulting in termination of the Lease (a “Default Notice”) and agrees to permit the Agent to cure any such default within 30 days of the Agent’s receipt of such Default Notice, but neither the Agent nor any Lender shall be under any obligation to cure any default by the Company under the Lease. No action by the Agent or any Lender pursuant to this Access Agreement shall be deemed to be an assumption by the Agent or the Lenders of any obligation under the Lease, and except as expressly provided in paragraphs 6, 7 and 8 below, the Agent shall not have any obligation to the Landlord.

4. The Landlord agrees that the Collateral is and shall remain personal property of the Company [at all times] regardless of [the provisions of the Lease and] the manner or mode of attachment of any item of Collateral to the Premises and shall not be deemed to be fixtures. [The Landlord confirms that [the Collateral owned by the Company is not commingled with, and is stored separately from, products of the Landlord or any other party][the only assets stored on the Premises are Collateral owned by the Company].]3

5. [The Landlord agrees that the Collateral may be inspected and evaluated by the Agent or its designee, without necessity of court order, at any time without payment of any fee.]4 [Prior to the termination of the Lease, the Agent or its agents, representatives or invitees or any interim receiver, receiver, receiver-manager or other similar official appointed in respect of the Collateral (any “Receiver”) may enter upon the Premises at any time without any charge or interference by the Landlord to inspect or remove any or all of the Collateral, including, without limitation, by public auction or private sale pursuant to the provisions of paragraph 7 below.]5

6. In the event of default by the Company in the payment or performance of the Obligations or if the Landlord takes possession of the Premises for any reason, including because of termination of the Lease (each a “Disposition Event”), the Landlord agrees that, at the Agent’s [or a Receiver’s] option, the Collateral may remain upon the Premises for a period not to exceed 90 days (the “Disposition Period”) after the earlier of (i) the Agent [or a Receiver] taking possession of the Premises or (ii) receipt by the Agent of a Default Notice; provided that the Agent pays rent (and utility costs, taxes and insurance premiums to the extent the Company is obligated to do so under the Lease and to the extent not included in the rent) on a per diem basis for the period of time the Agent remains on the Premises, based upon the amount of rent set forth in the Lease (such rent and utility costs, taxes and insurance premiums being collectively referred to herein as “Rents”). If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits the Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed. Any other extensions of the Disposition Period shall be with the written consent of the Landlord and at the same rate.

7. Subject to the Agent’s obligation to pay Rents to the Landlord pursuant to paragraph 6 of this Access Agreement and to repair the Premises pursuant to paragraph 8 of this

[2]	Bracketed language in paragraph 2 shall apply only to Premises located in Europe.
[3]	Bracketed language in paragraph 4 shall apply only to Premises located in Europe.
[4]	For Premises not located in Canada.
[5]	For Premises located in Canada.

Access Agreement, after the occurrence of a Disposition Event and during any Disposition Period, the Agent (a) or its designee[, agent, representative or any Receiver] may, without necessity of court order, enter upon the Premises, at reasonable times, to inspect or remove all or any Collateral from the Premises without interference by the Landlord, and the Agent or its designee[, agent, representative or any Receiver] may sell, transfer, or otherwise dispose of that Collateral free of all liens, security interests, claims, demands, rights and interests that the Landlord may have in that Collateral by law or agreement, including, without limitation, by public auction or private sale (and the Agent [or its designee, agent, representative or any Receiver] may advertise and conduct such auction or sale at the Premises, and shall use reasonable efforts to notify the Landlord of its intention to hold any such auction or sale and to hold such auction or sale in a manner which would not unduly disrupt the Landlord’s or any other tenants’ use of the Premises), in each case, without interference by the Landlord and (b) shall make the Premises available for inspection by the Landlord and prospective tenants and shall cooperate in the Landlord’s reasonable efforts to re-lease the Premises.

8. The Agent shall promptly repair, at the Agent’s expense and to the Landlord’s commercially reasonable satisfaction, or reimburse the Landlord for any physical damage to the Premises actually caused by the conduct of any auction or sale and any removal of the Collateral by or through the Agent (ordinary wear and tear excluded). Neither the Agent nor any Lender shall (a) be liable to the Landlord for any diminution in value of the Premises caused by the absence of any removed Collateral or (b) have any duty or obligation to remove or dispose of any Collateral or other property left on the Premises by the Company.

9. Without affecting the validity of this Access Agreement, any of the Obligations may be extended, amended or otherwise modified without the consent of the Landlord and without giving notice thereof to the Landlord. This Access Agreement shall inure to the benefit of the successor and assigns of the Agent and shall be binding upon the heirs, personal representatives, successors and assigns of the Landlord. The person signing this Access Agreement on behalf of the Landlord, if any, represents to the Agent that he/she has the authority to do so on behalf of the Landlord.

10. All notices hereunder shall be in writing and sent by certified mail (return receipt requested), overnight mail, facsimile or other electronic transmission, to the other party at the address set forth on the signature page hereto or at such other address as such other party shall otherwise designate in accordance with this paragraph.

11. This Access Agreement is governed by [the laws of the State of New York]6, without regard to the conflict of laws provisions. Each party hereto agrees that any legal action or proceeding with respect to any of its obligations under this Access Agreement may be brought by the other party in any [state or federal court located in New York, New York]. By its execution and delivery of this Access Agreement, each party hereto submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Each party hereto waives any claim that the [State of New York] is not a convenient forum or the proper venue for any such action or proceeding.

12. WAIVER OF SPECIAL DAMAGES. THE LANDLORD WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE LANDLORD MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

[6]	To be updated depending on the location of the Premises.

13. JURY WAIVER. THE LANDLORD AND THE AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THE LANDLORD AND THE AGENT IN ANY WAY RELATED TO THIS ACCESS AGREEMENT.

14. This Access Agreement shall continue in full force and effect until the indefeasible payment in full of all Obligations.

[Remainder of page intentionally left blank; signature pages follow.]

This Access Agreement is executed and delivered by the Landlord as of the date first written above.

LANDLORD:

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

Accepted and agreed to on
, 201[ ] by:

JPMORGAN CHASE BANK, N.A., as Agent for the Lenders

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

EXHIBIT A

COPY OF LEASE

[See Attached]

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

[See Attached]

MPM

Borrowing Base - Cover Page

For Period Ending [XX]

In US$

	US Silicone	US Quartz	Total US	Canada	Germany Silicone	Germany Quartz	Total Germany	Netherlands	UK (2)	Consolidated Total
A. Available Accounts Receivable
B. Available Inventory
C. Available Machinery and Equipment
D. Less: Total Borrowing Base Reserves	—	—	—	—	—	—	—	—	—	—

	—	—	—	—	—	—	—	—	—	—
E. Borrower Specific Borrowing Base, with German BB cap	—	—	—	—	—	—	—	—	—	—
(Limit Germany BB to greater of (a) 50% of total BB & (b) max. ABL commitments)
Adjustment for suppressed availability, as applicable
Max Revolving Commitments
Suppressed availability, allocated as applicable(1)
Borrower Specific Borrowing Base, after suppressed availability		—		—		—		—		—
Total Max BB available by Borrower:
US (Silicone + Quartz)			—	—	—	—		N/A	N/A
Canada			N/A	—	—	—		N/A	N/A
Germany Silicone			N/A	N/A	—	—		N/A	N/A
Germany Quartz			N/A	N/A	N/A	—		N/A	N/A
Netherlands			N/A	—	—	—		N/A	N/A
UK			N/A	—	—	—		N/A	N/A

			—	—	—	—		N/A	N/A
Revolving Exposure
Revolving Loans (Tranche B utilized first - $45mm limit)
Revolving Loans (Tranche A utilized after Tranche B - $225mm limit)
Letters of Credit (Tranche A only - $125mm L/C sublimit)
Swing line (Tranche A only - $50mm limit)	—	—	—	—	—	—	—	—	—	—

Total Revolving Exposure	—	—	—	—	—	—	—	—	—	—
Total Excess Availability					—

Footnote:

[1]	Reduce for suppressed availability in following order: UK, Netherlands, Germany Quartz, Germany Silicone, US Quartz, US Silicone
[2]	The UK is referenced as England and Wales in the Credit Agreement

Officer’s Certification:

Pursuant to the Credit Agreement dated as of April [XX], 2013, the undersigned Responsible Officer of Momentive Performance Materials Inc. certifies that the information provided in this Borrowing Base Certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, is true and correct based on the accounting records of Momentive Performance Materials Inc. and its subsidiaries

Momentive Performance Materials Inc.

Name	Date
Title

MPM

Borrowing Base - Eligible Receivables

For Period Ending [XX]

In US$

		US Silicone	US Quartz	Total US	Canada	Germany Silicone	Germany Quartz	Total Germany	Consolidated Total

Gross A/R		$—	$—	$—	$—	$—	$—	$—	$—

Ineligibles:	(1)
Non Perfected Security Interest				—				—	—
Intercompany	a			—				—	—
Past Due > 60 PDD	b			—				—	—
> 120 day terms	b			—				—	—
Credits Past Due	b			—				—	—
Cross Age	c			—				—	—
Non-conforming -covenants/reps/warrants	d			—				—	—
Contra	e			—				—	—
Discounts, rebates, returns, deposits, etc.	f			—				—	—
Bankruptcy	g			—				—	—
Ineligible Jurisdiction >$25MM	h			—				—	—
Bill-and-hold, consignment, etc.	i			—				—	—
Chargebacks, debit memos, etc.	j			—				—	—
No invoice	k			—				—	—
Commissions, service charges etc.	l			—				—	—
Government (US)	m			—				—	—
Goods/services not provided/ FOB destination (Revenue Recognition)	n			—				—	—
Chattel paper, etc.	o			—				—	—
Government (Foreign)	p			—				—	—
Concentration Cap @ 15% / 20%	q			—				—	—
Invalid, non-compliant to applicable laws	r			—				—	—
Subject to Foreign laws	s			—				—	—
Foreign Currency Exchange	t
Other ineligibles
Total Ineligibles		—	—	—	—	—	—	—	—

Eligible A/R		—	—	—	—	—	—	—	—

Dilution % > 5% per most recent FE		8.0%	0.0%	8.0%	4.8%	0.0%	1.8%	1.8%	14.6%
Dilution Reserve		—	—	—	—	—	—	—	—

Net Eligible A/R		—	—	—	—	—	—	—	—
Advance Rate		90%	90%	90%	90%	90%	90%	90%	90%

Available A/R, before Reserves		$—	$—	$—	$—	$—	$—	$—	$—

[1]	Eligible Credit Agreement Reference

2

MPM

Borrowing Base - Eligible Inventory

For Period Ending [XX]s

In US$

		US Silicone				US Quartz				Total US	Canada				Germany Silicone				Germany Quartz				Total Germany	Consolidated Total
		RM	WIP	FG	Total	RM	WIP	FG	Total		RM	WIP	FG	Total	RM	WIP	FG	Total	RM	WIP	FG	Total
Gross Inventory		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Add: In Transit		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Adjusted Gross Inventory		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Ineligibles:	(1)
Non Perfected Security Interest					—				—	—				—				—				—	—	—
Adjustment for RM recorded in WIP	a				—				—	—				—				—				—	—	—
Unsaleable/not useable/Out of Spec	b				—				—	—				—				—				—	—	—
Slow moving, obsolete, defective etc	c				—				—	—				—				—				—	—	—
Non ordinary course of business	d				—				—	—				—				—				—	—	—
Consigned	e				—				—	—				—				—				—	—	—
Purchase Price Variance	f				—				—	—				—				—				—	—	—
Lower of Cost or Market	g				—				—	—				—				—				—	—	—
Violation of Fair Labor Standards	h				—				—	—				—				—				—	—	—
Not insured	i				—				—	—				—				—				—	—	—
Customer has possession	j				—				—	—				—				—				—	—	—
Non-governmental standards	k				—				—	—				—				—				—	—	—
Non-conforming with credit agreement	l				—				—	—				—				—				—	—	—
Tolling locations / Outside Processors (2)	m				—				—	—				—				—				—	—	—
Ineligible Jurisdiction	n				—				—	—				—				—				—	—	—
Packaging, mandrels, tooling	o				—				—	—				—				—				—	—	—
Subject to IP rights of 3rd party	p				—				—	—				—				—				—	—	—
Commingled/Methanol Adjustment	q				—				—	—				—				—				—	—	—
Shrink/ Physical Inventory reserve	r				—				—	—				—				—				—	—	—
Inter-Company Profit	s				—				—	—				—				—				—	—	—
Reclass of A/R due to FOB shipping terms					—				—	—				—				—				—	—	—
Other ineligibles
Total Ineligibles		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory before Advance Rate		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Lesser of (a) and (b):
(a) Advance Rate		70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%	70.0%
NOLV% per most recent appraisal					76.1%				76.1%	76.1%				76.1%				76.1%				76.1%	76.1%	76.1%
(b) NOLV at 90%					68.5%				68.5%	68.5%				68.5%				68.5%				68.5%	68.5%	68.5%

Available Inventory, before Reserves					$—				$—	$—				$—				$—				$—	$—	$—

[1]	Eligible Credit Agreement Reference
[2]	Lower of tolling inventory balance or accruals and A/P for Tolling/Outside Processors

3

MPM

Borrowing Base - Reserves

For Period Ending [XX] In US$

	US Silicone	US Quartz	Total US	Canada	Germany Silicone	Germany Quartz	Total Germany	Netherlands	UK	Consolidated Total

Reserve for ROT/EROT

Reserve for German Trustee Admin Fee:							—			—
A/R Availability							—			—
Inventory Availability							—			—
M&E Availability							—			—
9% Trustee Admin Fee							—			—

German Trustee Admin Fee Reserve	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Priority Payables
Accrued sales and VAT taxes (CAN & GER only)										—
Accrued pension and retirement liabilities (CAN only)										—
Accrued vacation/layoffs										—
Insolvency admin fee (UK)										—
Other Priority Payables										—

Subtotal Priority Payables Reserve	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Up to $30mm for pari passu hedge/cash mgt agr.

Rent Reserve (2 months rent expense)(1)										—

Other Reserves

Total Borrowing Base Reserves	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

[1]	Rent reserve required unless landlord waiver received

4

MPM

Borrowing Base - Eligible Machinery and Equipment

For Period Ending [XX]

In US$

		Germany Silicone	Germany Quartz	Canada	Additional M&E Borrowing Base		Total Non- appraised M&E BB (3)	Total
					Netherlands	UK		Consolidated

—
Appraised M&E NOLVIP		—

Ineligibles (to extent not included in appraisal):	(1)
Non Perfected Security Interest		—
No valid, marketable title	a							—
Foreign	b							—
Tolling locations / Outside Processors	c							—
Obsolete, unmerchantable, etc	d							—
Damaged, defective	e							—
At 3rd party repair facilities	f							—
Non-conforming -covenants/reps/warrants	g							—
Non-governmental standards	h							—
Not insured	i
England/Wales-Debtor Relief Law	j
England/Wales- non-connected pension scheme	k							—
Other ineligibles		—						—

Total Ineligibles		—						—

Eligible Appraised M&E before Advance Rate		—

Advance rate- 80%
Available Appraised M&E		$—						—

Additional M&E BB:
NBV
Minimum NBV ($10mm in aggregate)(2)					—	—	—
Available Non-appraised M&E BB before $5mm cap			—	—	—	—	—
Available Non-appraised M&E BB subj to $5mm cap			—	—	—	—	—	—

Total Available M&E, before $50mm cap
Total Available M&E, subj to $50mm cap								$—

[1]	Eligible Credit Agreement Reference
[2]	Additional M&E has not been appraised as of the closing but is capped at $5mm & is subject to $10mm minimum aggregate NBV. This will be appraised at the next scheduled appraisal
[3]	Non-appraised M&E will be appraised at the next scheduled appraisal subsequent to closing

5

MPM

Borrowing Base - Reporting Requirements

The following information is to be submitted, pursuant to Section 5.04 (i) of the Credit Agreement as noted below.

	Monthly Reporting:	Weekly Reporting:
Borrowing Base Certificate in the form of Exhibit F	Required	Updated

Accounts Receivable Supporting Documents:
Accounts receivable detailed aging(s) in an electronic format suitable to Agent by division/entity.	Required	Updated
Accounts receivable roll forward as follows: A/R Beginning of Month + Gross Billings + Other Debit Adjustments - Cash Receipts - Discounts - Credit Memos Issued - Write-offs - Returns - Other Credit Adjustments = A/R End of Month	Required	Updated
Reconciliation of A/R aging(s) report to general ledger and financial statements	Required	Carryover from prior month-end
Supporting documentation (system generated extract report where applicable) for the A/R ineligibles, Rent Reserves, Reserves and ROT/EROT details (Exhibit G- Retention of Title) reported on the Borrowing Base Certificate by division/entity.	Required	Carryover from prior month-end

Inventory Supporting Documents:
Inventory by category (raw material, WIP and finished goods) by division/entity.	Required	Carryover from prior month-end
Total page of inventory general ledger reports and supporting documentation for all inventory categories reported on the Borrowing Base Certificate.	Required	Carryover from prior month-end
Reconciliation of perpetual inventory reports to general ledger and financial statements.	Required	Carryover from prior month-end
Schedule of monthly rent for all leased locations (to the extent applicable to the Borrowing Base Certificate).	Required	Carryover from prior month-end
Supporting documentation (system generated extract report where applicable) for the inventory ineligibles, Rent Reserves, Reserves and ROT/EROT details (Exhibit G- Retention of Title) reported on the Borrowing Base Certificate by division.	Required	Carryover from prior month-end

Other Supporting Documents:
Summary of accounts payable aging(s) by vendor.	Required	Carryover from prior month-end
Reconciliation of A/P aging to general ledger and financial statements.	Required	Carryover from prior month-end
From time to time, additional information per the request of the Agent, including but not limited to sales journals, cash receipt journals, debit/credit memo journals, etc.	Required	Carryover from prior month-end

6

EXHIBIT F

RETENTION OF TITLE RESERVE

[See Attached]

MPM

Exhibit F - Retention of Title

MPM ROT/EROT reserve calculation for period ending [XX]

In US$

	Total Balance	BB Reserve Amount

A/P Aging	$0	$0

General Trade Accrual	$0	$0

Self-pay Accrual	$0	$0

Total	$0	$0

MPM

Exhibit F- Retention of Title

MPM ROT/EROT reserve calculation for period ending [XX]

In US$

	Vendor Name	A/P or Accrued Liability Total (2)	ROT or EROT Claimed (2)	% of Suppliers Expected Claims (3)	Estimated Exposure % (3)	Total Reserve per BB
I.	General A/P Aging
A.	Materials Suppliers with current ROT/EROT claims (1)
		$0		100%	50%

	Total Materials Suppliers with current ROT/EROT claims	$0		100%	50%	$0

B.	Materials Suppliers with no current ROT/EROT claims
		$0	N/A	15%	50%	$0

C.	Non-Material Suppliers where ROT/EROT does NOT apply (4)
		$0

	Total Non-Material Suppliers where ROT/EROT does NOT apply	$0	N/A	N/A	N/A	N/A

	Total A/P Aging Balance					$0

Footnotes

(1)	Vendors listed were identified as per the initial Germany Payable Audit/ field examination. MPM to add vendors that begin claiming ROT/EROT between Germany Payable Audits/field examinations
(2)	If a vendor claims both ROT and EROT, only list the A/P or accrued liability total once to avoid double counting
(3)	Reserve percentages are subject to adjustment based on updated vendor analysis per Agent’s Permitted Discretion

2

MPM

Exhibit F- Retention of Title

MPM ROT/EROT reserve calculation for period ending [XX]

In US$

	Vendor Name	A/P or Accrued Liability Total (2)	ROT or EROT Claimed (2)	% of Suppliers Expected Claims (3)	Estimated Exposure % (3)	Total Reserve per BB
II.	Goods Receipt General Trade / Accrual (Acct # 311010430 & 311010435)
A.	Materials Suppliers with current ROT/EROT claims (1)
				100%	50%
	Total Materials Suppliers with current ROT/EROT claims	$0		$100	50%	$0

B.	Materials Suppliers with no specific ROT/EROT identified
				15%	50%	$0
	Total Materials Suppliers tested with no specific ROT/EROT identified	$0	N/A	15%	50%	$0

C.	Untested Materials Suppliers
				50%	50%
	Total Untested Materials Suppliers	$0		50%	50%	$0

D.	Non-Material Suppliers where ROT/EROT does NOT apply (4)

	Total Non-Material Suppliers where ROT/EROT does NOT apply	$0	N/A	N/A	N/A	N/A

	Total Goods Receipt General Trade / Accrual (Acct # 311010430 & 311010435)					$0

Footnotes

(1)

Vendors listed were identified as per the initial Germany Payable Audit/ field examination. MPM to add vendors that begin claiming ROT/EROT between Germany Payable Audits/field examinations MPM to begin to provide support in order to identify current ROT/EROT claims of Goods Receipt General Trade / Accrual vendors

(2)	If a vendor claims both ROT and EROT, only list the A/P or accrued liability total once to avoid double counting
(3)	Reserve percentages are subject to adjustment based on updated vendor analysis per Agent’s Permitted Discretion
(4)	I.e. tolling, services, packaging, logistics, indirects, etc.

3

MPM

Exhibit F- Retention of Title

MPM ROT/EROT reserve calculation for period ending [XX]

In US$

	Vendor Name	A/P or Accrued Liability Total (2)	ROT or EROT Claimed (2)	% of Suppliers Expected Claims (3)	Estimated Exposure % (3)	Total Reserve per BB
III.	Self-pay Accrual (Acct # 311010600)
A.	Materials Suppliers with current ROT/EROT claims (1)
				100%	50%
	Total Materials Suppliers with current ROT/EROT claims	$0		$100	50%	$0

B.	Materials Suppliers with no specific ROT/EROT identified
		$0		15%	50%

	Total Materials Suppliers tested with no specific ROT/EROT identified	$0	N/A	15%	50%	$0

C.	Untested Materials Suppliers
				50%	50%
	Total Untested Materials Suppliers	$0		50%	50%	$0

D.	Non-Material Suppliers where ROT/EROT does NOT apply (4)

			N/A	N/A	N/A	N/A
	Total Non-Material Suppliers where ROT/EROT does NOT apply	$0

	Total Self-pay Accrual (Acct # 311010600)					$0

Footnotes

(1)	Material suppliers subject to ROT/EROT based on review of top 80%. MPM to begin to provide support in order to identify current ROT/EROT claims of Self-pay vendors
(2)	If a vendor claims both ROT and EROT, only list the A/P or accrued liability total once to avoid double counting
(3)	Reserve percentages are subject to adjustment based on updated vendor analysis per Agent’s Permitted Discretion
(4)	I.e. tolling, services, packaging, logistics, indirects, etc.

4